Exhibit 10(a)

Execution Copy

CREDIT AGREEMENT

Dated as of October 15, 2010

Among

CONSTELLATION ENERGY GROUP, INC.,

as Borrower

THE LENDERS NAMED HEREIN

BANK OF AMERICA, N.A.,

as Administrative Agent, LC Bank and Swingline Lender

BANC OF AMERICA SECURITIES LLC

CITIGROUP GLOBAL MARKETS INC.

RBS SECURITIES INC.

BNP PARIBAS SECURITIES CORP.

and

THE BANK OF NOVA SCOTIA

Joint Lead Arrangers and Book Runners

CITIBANK, N.A. and THE ROYAL BANK OF SCOTLAND PLC Co-Syndication Agents	THE BANK OF NOVA SCOTIA and BNP PARIBAS Co-Documentation Agents

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SCHEDULES AND EXHIBITS

Schedule I	—	Schedule of Lenders

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Request for Issuance
Exhibit D	—	Form of Letter of Credit Application (Bank of America, N.A.)
Exhibit E	—	Form of Letter of Credit Application (The Royal Bank of Scotland plc)
Exhibit F	—	Form of Letter of Credit Application (Citibank, N.A.)
Exhibit G	—	Form of Letter of Credit Application (BNP Paribas)
Exhibit H	—	Form of Letter of Credit Application (The Bank of Nova Scotia)
Exhibit I	—	Form of Notice of Conversion
Exhibit J-1	—	Form of Opinion of In-House Counsel to the Borrower
Exhibit J-2	—	Form of Opinion of Special Counsel to the Borrower
Exhibit K	—	Form of Compliance Certificate
Exhibit L	—	Form of Liquidity Report Certificate

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This CREDIT AGREEMENT, dated as of October 15, 2010 (this “Agreement”), is entered into among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders parties (together with their successors and assigns, the “Lenders”), BANK OF AMERICA, N.A. (“Bank of America”), as letter of credit issuing bank, swingline lender and administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENT

WHEREAS, the Borrower requested that the Lenders, the Swingline Lender and the LC Banks agree, on the terms and conditions set forth herein, to provide the Borrower a $2,500,000,000 three-year revolving credit and letter of credit facility to be used for the issuance of letters of credit, backstopping commercial paper, working capital and other general corporate purposes. The Lenders, the Swingline Lender and the LC Banks have indicated their willingness to provide such a facility on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.01.  Defined Terms.

As used in this Agreement, terms not defined in the lead paragraph or preamble shall have the meanings specified below:

“Administrative Agent” shall have the meaning given such term in the preamble hereto.

“Advance” shall mean a Eurodollar Advance, Swingline Advance or Base Rate Advance.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.  For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting shares, by contract or otherwise.

“Agent Parties” shall have the meaning specified in Section 8.17.

“Applicable Lending Office” shall mean, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Advance.

“Applicable Margin” shall mean, with respect to Base Rate Advances and Eurodollar Advances, at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum set forth below next to such Applicable Rating Level:

Applicable Rating Level	Applicable Margin for Eurodollar Advances	Applicable Margin for Base Rate Advances
1	1.55%	0.55%
2	1.75%	0.75%
3	1.90%	0.90%
4	2.05%	1.05%
5	2.40%	1.40%
6	2.75%	1.75%

A change in the Applicable Margin resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in any Reference Rating that results in a change in the Applicable Rating Level.

“Applicable Rating Level” shall be determined in accordance with the then-applicable Reference Ratings as follows:

Reference Ratings	Applicable Rating Level
One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of A- or higher or Reference Rating by Moody’s of A3 or higher	1
One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BBB+ or Reference Rating by Moody’s of Baa1	2
One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BBB or Reference Rating by Moody’s of Baa2	3
One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BBB- or Reference Rating by Moody’s of Baa3	4
One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BB+ or Reference Rating by Moody’s of Ba1	5
All of the following ratings shall be in effect: Reference Rating by both of S&P and Fitch lower than BB+ (or unrated) and Reference Rating by Moody’s lower than Ba1 (or unrated)	6

In the event that none of Applicable Rating Levels 1, 2, 3, 4 or 5 shall be applicable, or no Reference Rating by any of S&P, Fitch and Moody’s shall be in effect, then the Applicable Rating Level shall be Applicable Rating Level 6; provided, however, if any of S&P, Fitch or Moody’s ceases to rate corporate debt obligations generally, then the Reference Ratings will be determined pursuant to the immediately following paragraph without reference to such rating agency.  The Applicable Rating Level shall be redetermined on the date of announcement of a change in any of these Reference Ratings.

Notwithstanding the above, (i) if at any time there is a split among Reference Ratings by S&P, Fitch and Moody’s such that all three Reference Ratings fall in different Applicable Rating Levels, the Applicable Rating Level shall be determined by the Reference Rating that is neither the highest nor the lowest of the three Reference Ratings, and (ii) if at any time there is a split among Reference Ratings by S&P, Fitch and Moody’s such that two of such Reference Ratings are in one Level (the “Majority Level”) and the third rating is in a different Applicable Rating Level, the Applicable Rating Level shall be at the Majority Level.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Banc of America Securities LLC, Citigroup Global Markets Inc., RBS Securities Inc., BNP Paribas Securities Corp. and The Bank of Nova Scotia.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee in the form of Exhibit A.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.04(b).

“Auto-Reinstatement Letter of Credit” shall have the meaning specified in Section 2.04(c).

“Bank of America” shall have the meaning given such term in the preamble hereto.

“Base Rate” shall mean for any date a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (iii) the Eurodollar Rate plus 1%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” shall mean an Advance that bears interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Advances.

“BGE” shall mean Baltimore Gas and Electric Company, a Subsidiary of Borrower.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Bond Letter of Credit” shall mean any Letter of Credit issued to support certain obligations to pay the principal of, interest on and/or purchase or redemption price of Bonds.

“Bonds” shall mean industrial revenue bonds, pollution control revenue bonds (or similar obligations, however designated) issued pursuant to an Indenture between the Trustee and the Issuer named therein for which an LC Bank has issued or intends to issue a Bond Letter of Credit.

“Borrower” shall mean Constellation Energy Group, Inc., a Maryland corporation.

“Borrower Materials” shall have the meaning specified in Section 5.03.

“Borrowing” shall mean a borrowing consisting of (i) simultaneous Advances of the same Type and having the same interest period made by each of the Lenders pursuant to Section 2.03 or (ii) a Swingline Advance.  All Advances (other than Swingline Advances) of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

“Borrowing Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit B.

“Business Day” shall mean any day (other than a day that is a Saturday, Sunday or legal holiday in the State of New York or the State of Maryland) on which banks are open for business in New York, New York and Baltimore, Maryland; provided, however, that, when used in connection with a Eurodollar Advance, the term “Business Day” shall also exclude any day that is not a London Banking Day.

“Capitalization” shall mean the sum of (i) the aggregate of the capital stock, including preferred and preference stock (but excluding treasury stock and capital stock subscribed and unissued), and other equity accounts (including retained earnings, paid-in capital and minority interest) of the Borrower and its Subsidiaries as the same appears on its balance sheet prepared in accordance with GAAP as of the date of determination, but including (without duplication and except as expressly provided otherwise herein) Equity-Preferred Securities of the Borrower and its Subsidiaries and excluding the effect on accumulated other comprehensive income (loss) resulting from (A) Financial Accounting Statement No. 133 (Accounting for Derivative Instruments and Hedging Activities) and (B) any pension and other post-retirement benefits liability adjustments recorded in accordance with GAAP, and (ii) the amount of all Specified Indebtedness of the Borrower and its Subsidiaries as of the same date.

“Cash Collateral Account” shall have the meaning specified in Section 6.02(b).

“Cash Equivalents” shall mean (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (iv) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturity of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition; and (vii) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.

“Change in Control” shall mean the occurrence of either of the following:  (i) any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) either (A) acquires shares of common stock of the Borrower in a transaction or series of transactions that results in such entity, person or group becoming, directly or indirectly, the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 30% of the outstanding common stock of the Borrower, or (B) acquires, by proxy or otherwise, the right to vote, for the election of directors, for any merger, combination or consolidation of the Borrower, or for any other matter or question, more than 30% of the then outstanding voting securities of the Borrower (except where such acquisition is made by a person or persons appointed by at least a majority of the board of directors of the Borrower to act as proxy for any purpose); or (ii) the election or appointment to the Borrower’s board of directors, within a twelve-month period, of persons constituting more than 50% of the Borrower’s board of directors who were not directors of the Borrower at the beginning of such twelve-month period, and whose election or appointment was not approved by a majority of those persons who were directors at the beginning of such period or whose appointment was approved by persons so approved, where such newly elected or appointed directors constitute more than 50% of the directors of the board of directors of the Borrower.

“CHI” shall mean Constellation Holdings, Inc., a Subsidiary of Borrower.

“Closing Date” shall have the meaning specified in Section 3.01.

“CNEG” shall mean CNEGH Holdings, LLC, a Subsidiary of Borrower.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender (i) to make Advances under this Agreement as set forth in Schedule I hereto, (ii) to refund or purchase participations in Swingline Advances pursuant to Section 2.03 and (iii) to purchase participations in Letters of Credit pursuant to Section 2.04, in each case, as such commitment may be permanently (A) terminated or reduced from time to time pursuant to Section 2.10(a), (b) or (c), or (B) modified from time to time pursuant to Section 8.04.

“Commitment Percentage” shall mean, as to any Lender as of any date of determination, the percentage describing such Lender’s pro rata share of the Commitments set forth in the Register from time to time.

“Commodities Group” shall mean Constellation Energy Commodities Group, Inc., a Subsidiary of Borrower.

“Constellation Nuclear” shall mean Constellation Energy Nuclear Group, LLC, a Maryland limited liability company.

“Convert”, “Conversion” and “Converted” each shall mean a conversion of  Borrowings of one Type into Borrowings of another Type, or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Borrowings pursuant to the terms of this Agreement.

“Credit Documents” shall mean this Agreement, any Note, any Borrowing Request, the Fee Letters and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (but for the avoidance of doubt, excluding any Related Documents).

“Custodian” shall mean, for any series of Bonds, any Person acting as bailee and agent for the Administrative Agent (on behalf of the applicable LC Bank with respect to such Bonds) under any Pledge Agreement or Indenture relating to such Bonds.

“Debtor Relief Law” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Defaulting Lender” shall mean, subject to Section 8.15(b), any Lender that, as determined by the Administrative Agent, (i) has failed to perform any of its funding obligations hereunder,  including in respect of its Advances or participations in respect of Letters of Credit or Swingline Advances, within three Business Days of the date required to be funded by it hereunder, unless in respect of such Advances, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent or an LC Bank, to confirm in a manner satisfactory to the Administrative Agent or such LC Bank, as applicable, that it will comply with its funding obligations, or (iv) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any

Debtor Relief Law, (B) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (C) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or the exercise of control over such Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Lender” shall have the meaning specified in Section 2.11(a).

“Domestic Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EDFI” shall mean Électricité de France International, SA or any of its affiliates.

“EDFI Put Options” shall mean the put options pursuant to which the Borrower or its Subsidiaries could sell to EDFI assets having an aggregate value of up to $2,000,000,000, in accordance with the terms described in the Master Put Option and Membership Interest Purchase Agreement, dated as of December 17, 2008, by and among the Borrower, EDF Development Inc., EDFI and Constellation Nuclear, as amended.

“Eligible Assignee” shall mean any of the following entities: (i) a financial institution organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; and (ii) a financial institution organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such financial institution is acting through a branch or agency located in the United States.

“Equity-Preferred Securities” of any Person shall mean (i) debt or preferred securities that are mandatorily convertible or mandatorily exchangeable into common shares of such Person or other securities of such Person that comply with clause (ii) of this definition and (ii) any other securities, however denominated, including but not limited to trust originated preferred securities, (A) issued by such Person or any Subsidiary of such Person, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption (other than solely for Equity-Preferred Securities or solely at the discretion of the issuer) prior to the date that is 91 days after the Termination Date, except as a result of a change of control, asset sale or other event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or such other event shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable and the termination of all Commitments, (C) that are perpetual or do not mature prior to the date that is 91 days after the Termination Date, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon until the date that is 91 days after the Termination Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any successor statute) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) which together with such Person is a single employer within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“ERISA Event” shall mean (i) (A) the occurrence of a Reportable Event or (B) the satisfaction of the requirements of paragraph (1) of Section 4043(b) of ERISA with respect to the Borrower or an ERISA Affiliate of the Borrower that is a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Title IV Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA of which the Borrower has actual knowledge will occur with respect to such Title IV Plan within the following thirty (30) days; (ii) the filing of an application for a minimum funding waiver with respect to a Title IV Plan; (iii) the provision by the administrator of any Title IV Plan of a notice of intent to terminate such Title IV Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iv) the cessation of operations at a facility of the Borrower or any ERISA Affiliate of the Borrower in the circumstances described in Section 4062(e) of ERISA; (v) the withdrawal by the Borrower or any ERISA Affiliate of the Borrower from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (vi) the withdrawal by the Borrower or any ERISA Affiliate of the Borrower from a Multiemployer Plan that results in a liability to the Borrower or any ERISA Affiliate of the Borrower of at least $25,000,000; (vii) the fulfillment of the conditions for the imposition of a lien under Section 303(k) or 4068 of ERISA or Section 430(k) of the Code with respect to any Title IV Plan; (viii) the adoption of an amendment to a Title IV Plan requiring the provision of security to such Title IV Plan pursuant to Section 307 of ERISA, the provision of security pursuant to Section 206(g)(5)(A) of ERISA or Section 436(f)(1) of the Code, or the violation of Section 206(g) of ERISA or Section 436 of the Code with respect to a Single Employer Plan, or Section 305 of ERISA or Section 432 of the Code with respect to a Multiemployer Plan; (ix) the institution by the PBGC of proceedings to terminate a Title IV Plan or the appointment of a trustee to administer a Title IV Plan pursuant to Section 4042 of ERISA, or any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan; or (x) the reorganization (as described in Section 4241 of ERISA), the insolvency (as described in Section 4245 of ERISA) or the termination of a Multiemployer Plan that results in a liability to the Borrower or any ERISA Affiliate of the Borrower of at least $25,000,000.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board, as in effect from time to time.

“Eurodollar Advance” shall mean an Advance that bears interest at the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Advances.

“Eurodollar Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” shall mean:

(i) for each Interest Period for each Eurodollar Advance made as part of the same Borrowing, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (A) the British Bankers Association’s London interbank offered rate for deposits in dollars (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two London Banking Days prior to the first day of such Interest Period for dollar deposits with a term equivalent to such Interest Period, or (B) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such interest period would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market at approximately 11:00 A.M. (London time) two London Banking Days prior to the first day of such Interest Period for a term equivalent to such Interest Period.

(ii)           for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to (A) BBA LIBOR, at approximately 11:00 A.M. (London time) determined two London Banking Days prior to such date for dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (B) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made or maintained and with a term equal to one month would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Reserve Percentage” of any Lender for each Interest Period for each Eurodollar Advance shall mean the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement, without benefit of or credit for proration, exemptions or offsets) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” shall have the meaning specified in Section 6.01.

“Existing Credit Agreement” shall mean the $2,320,000,000 Second Amended and Restated Credit Agreement, dated as of December 17, 2008, as amended, among the Borrower, Wachovia Bank, National Association, as agent, and the other financial institutions parties thereto.

“Extension of Credit” shall mean (i) the making of an Advance or (ii) (A) the issuance of a Letter of Credit or (B) the amendment of any Letter of Credit having the effect of increasing the maximum amount available to be drawn thereunder.

“Facility Fee Rate” shall mean, at all times during which any Applicable Rating Level is in effect, the rate per annum set forth below next to such Applicable Rating Level:

Applicable Rating Level	Facility Fee
1	0.20%
2	0.25%
3	0.35%
4	0.45%
5	0.60%
6	0.75%

A change in the Facility Fee Rate resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in any Reference Rating that results in a change in the Applicable Rating Level.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upwards to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean, collectively, (i) the Fee Letter, dated September 14, 2010, between the Borrower and Bank of America, (ii) the Fee Letter, dated September 14, 2010, among the Borrower, The Bank of Nova Scotia and BNP Paribas Securities Corp. and (iii) the Fee Letter, dated September 14, 2010, among the Borrower, Banc of America Securities LLC, Citigroup Global Markets Inc. and RBS Securities Inc., each as amended, modified or supplemented from time to time.

“Fitch” shall mean Fitch Ratings, Inc. or any successor thereto.

“Form 10-K” shall have the meaning given such term in Section 4.01(m).

“Fronting Commitment” shall mean, with respect to each LC Bank, the commitment of such LC Bank to issue Letters of Credit pursuant to Section 2.04, as such commitment may be modified from time to time upon agreement between the Borrower and such LC Bank.  As of the date hereof, the Fronting Commitment of each of Bank of America, Citibank, N.A., The Royal Bank of Scotland plc, BNP Paribas and The Bank of Nova Scotia is $550,000,000.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (i) with respect to an LC Bank, such Defaulting Lender’s Commitment Percentage of the LC Outstandings other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (ii) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis, except as specified in any financial statements delivered pursuant to Section 5.03.

“Governmental Approval” shall mean any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term

Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The amount of any Guarantee Obligation of the Borrower or any of its Subsidiaries with respect to Indebtedness of Unistar or any of its Subsidiaries shall be determined net of the amount of any reimbursement obligations of EDF or any of its Affiliates and any other shareholder of Unistar (each, an “Obligor”) owing to the Borrower or such Subsidiary in respect of such Guarantee Obligation but only (i) if and for so long as (A) the form of agreement evidencing such reimbursement obligation of such Obligor is reasonably acceptable to the Administrative Agent, (B) such Obligor is not in default in its obligations under such agreement, and (C) at least two of the following long-term, senior unsecured non-credit enhanced debt ratings are in effect with respect to such Obligor:  BBB- or higher by S&P, BBB- or higher by Fitch and Baa3 or higher by Moody’s, and (ii) to the extent that the net liability of the Borrower or any such Subsidiary for such Indebtedness does not exceed, in the aggregate, the lesser of $800,000,000 and 50% of such Indebtedness.

“Hazardous Substance” shall mean any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

“Hedge Agreements” shall mean any (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk, (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates and (iv) agreements (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements.

“Hostile Acquisition” shall mean any Target Acquisition involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the person that is the subject of such Target Acquisition.  As used herein, “Target Acquisition” shall mean any transaction, or any series of related transactions, by which the Borrower and/or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a Person that has ordinary voting power for the election of directors or (iii) otherwise acquires control of a more that 50% ownership interest in any such Person.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person, issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business) which purchase price is due more than one year from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument; (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit, banker’s acceptances and similar instruments (in each case, whether or not matured, but excluding up to $100,000,000 of such obligations to the extent fully collateralized with cash or Cash Equivalents); (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments including obligations so evidenced incurred in connection with the acquisition of property, assets or business; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) Off-Balance Sheet Liabilities that exceed $25,000,000 in the aggregate; (vii) indebtedness incurred in connection with a Securitization of the Receivables of such Person, (viii) withdrawal liability incurred under ERISA to any Multiemployer Plan by such Person or any of its ERISA Affiliates; and (ix) all indebtedness of others of the type referred to in (i) through (viii) as to which such Person has a Guarantee Obligation.

“Indenture” shall mean, for any series of Bonds, the indenture pursuant to which such Bonds are issued and any supplement thereto relating to such Bonds.

“Information” shall have the meaning specified in Section 8.14(a).

“Interest Payment Date” shall mean, with respect to any Advance, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Advance with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Advance had successive Interest Periods of three months’ duration been applicable to any Advance and, in addition, the date of any prepayment of each Advance or Conversion of any Advance to an Advance of a different Type or having a new Interest Period.

“Interest Period” shall mean (i) as to any Eurodollar Advance, the period commencing on the date of such Advance or the date of the Conversion of any Advance into a Eurodollar Advance and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, or such other period as the Borrower and all the Lenders may agree in any specific instance, and (ii) as to any Base Rate Advance, the period commencing on the date of such Advance or the Conversion of any Advance into a Base Rate Advance and ending on the earlier of (A) the Termination Date and (B) the last day of each fiscal quarter; provided, however, that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Advances only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) no Interest Period shall extend beyond the Termination Date.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer” shall mean, for any series of Bonds, the issuer of such Bonds under the applicable Indenture.

“Issuer Agreement” shall mean, for any series of Bonds, the agreement between the applicable Issuer and the Borrower pursuant to which (i) the proceeds of such Bonds are loaned by such Issuer to the Borrower, together with any promissory note or other instrument evidencing the Indebtedness of the Borrower under such agreement, or (ii) the Borrower agrees to pay the purchase price of, or rent with respect to, the facilities financed or refinanced with the proceeds of such Bonds.

“LC Bank” shall mean, as to any Letter of Credit, Bank of America, Citibank, N.A., The Royal Bank of Scotland plc, BNP Paribas, The Bank of Nova Scotia or any other Lender that agrees to issue a Letter of Credit pursuant to Section 2.04, as applicable.

“LC Committed Amount” shall mean the amount of the aggregate Commitments, as the same may be reduced or increased from time to time pursuant to Section 2.10.

“LC Outstandings” shall mean, on any date of determination, the sum of (i) the undrawn stated amounts of all Letters of Credit that are outstanding on such date plus (ii) the aggregate principal amount of all Unreimbursed LC Disbursements.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (if applicable to such Letter of Credit), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” shall have the meaning given such term in the preamble hereto.

“Letter of Credit” shall mean a standby or direct-pay letter of credit issued by an LC Bank pursuant to Section 2.04, in each case, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

“Letter of Credit Application” shall mean, as to an LC Bank, an application and agreement for the issuance or amendment of a Letter of Credit in the applicable form for such LC Bank attached as Exhibit D, E, F, G or H (as applicable), or as otherwise from time to time in use by such LC Bank.  Notwithstanding anything in a Letter of Credit Application to the contrary, in the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

“Letter of Credit Fee” shall have the meaning assigned to that term in Section 2.05(b).

“Lien” shall have the meaning specified in Section 5.02(a).

“Liquidity Report” shall mean, at any time, the general liquidity report or reports produced for management of the Borrower that captures the major elements of liquidity management for the Borrower and its Subsidiaries (excluding BGE and its Subsidiaries) at such time for the period extending to at least the Termination Date, and which may include items such as net available liquidity, cash, forecasted sources and uses and the impact of stresses on these sources and uses over the period from the date of this Agreement through the Termination Date.  The form and content of such reports may change over time to reflect management’s current view of its key liquidity reporting requirements that enable the Borrower to best manage its liquidity adequacy but will in any event provide information having a scope and level of detail similar to information provided at or around such time to S&P, Fitch or Moody’s concerning the Borrower’s and its Subsidiaries’ (other than BGE and its Subsidiaries) liquidity management.

“London Banking Day” shall mean any day on which dealings in dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Majority Lenders” shall mean Lenders having Commitments representing in excess of 50% of the aggregate Commitments or, if the Commitments have been terminated, Lenders holding Outstanding Credits representing in excess of 50% of the Outstanding Credits; provided that the Commitment of, and the portion of the Outstanding Credits held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Margin Stock” shall have the meaning given such term under Regulation U of the Board.

“Material Adverse Change” shall mean any event, development or circumstance that has had a material adverse effect on (i) the financial condition or financial results of operations of the Borrower and its Subsidiaries taken as a whole on a consolidated basis or (ii) the validity or enforceability of any of the Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Subsidiary” shall mean (i) each of BGE, CHI, Constellation Nuclear, CNEG, NewEnergy, and Commodities Group and (ii) each other Subsidiary of the Borrower that directly or indirectly holds an equity interest in BGE, CHI, Constellation Nuclear, CNEG, NewEnergy or Commodities Group.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate of the Borrower (i) is making or accruing an obligation to make contributions, or (ii) within any of the preceding six plan years, made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower and for the employees of one or more other Persons or (ii) was so maintained and in respect of which the Borrower or any ERISA Affiliate of the Borrower would have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“NewEnergy” shall mean Constellation NewEnergy, Inc., a Subsidiary of Borrower.

“non-Defaulting Lender” shall mean, at the time of determination, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning specified in Section 2.04(b).

“Non-U.S. Payee” shall have the meaning specified in Section 2.18(f).

“Note” shall mean a promissory note of the Borrower issued pursuant to Section 2.06(e) at the request of a Lender, evidencing the Advances and in form satisfactory to the Administrative Agent, as such promissory note may be amended, modified, supplemented or replaced from time to time.

“Notice of Conversion” shall have the meaning assigned to that term in Section 2.03(b).

“Obligations” shall mean, without duplication, all Outstanding Credits and all other obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under the Credit Documents.

“Off-Balance Sheet Liability” of a Person shall mean any of the following obligations not appearing on such Person’s balance sheet: (i) leveraged leases, sale and leasebacks and other similar lease arrangements of such Person, (ii) any liability under any so called “synthetic lease” transaction entered into by such Person, and (iii) any obligation arising with respect to any other transaction, in each case in clauses (i), (ii) and (iii), if and to the extent that such obligation is recognized in accordance with GAAP as being the functional equivalent of borrowing but that does not constitute a liability on the balance sheet of such Person.

“Official Statement” shall mean, for any series of Bonds, the official statement, reoffering circular or similar disclosure document (however designated) relating to such Bonds and the applicable LC Bank with respect to such Bonds, as amended and supplemented from time to time, and all documents incorporated therein (or in any such supplement or amendment) by reference.

“Outstanding Credits” shall mean, on any date of determination, an amount equal to (i) the aggregate principal amount of all Advances outstanding on such date plus (ii) the LC Outstandings on such date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Collateral” shall mean (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within five years from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of five years or less from the date of acquisition issued by any Lender or by any commercial bank having combined capital and surplus of not less than $500,000,000; (iii) commercial paper and corporate debt obligations of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper or corporate bond issuers generally, and maturing within five years from the date of acquisition; (iv) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than five years with respect to securities issued or fully guaranteed or insured by the United States government; (v) securities with maturities of five years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturity of five years or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition; (vii) shares of money market mutual or similar funds that invest substantially all their assets in assets satisfying the requirements of clauses (i) through (vi) of this definition or assets otherwise consistent with the quality standards of cash equivalents described herein; and (viii) asset-backed securities that (A) are rated at least A-2 by S&P or P-2 by Moody’s, or carry an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of such securities generally and (B) have a stated final maturity of not more than five years from the date of acquisition.

“Permitted Securitization” shall mean (i) the transfer of the rights of BGE under a qualified rate order to an Affiliate, (ii) the issuance of rate stabilization bonds by an Affiliate of BGE, (iii) the creation of Liens on rate stabilization property to secure the payment of the rate stabilization bonds by an Affiliate of BGE,  as contemplated by Sections 7-520 et. seq. of the Public Utility Companies Article of the Annotated Code of Maryland) or any successor provision of Maryland law and (iv) any other Securitization by BGE.

“Person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, joint stock company, trust, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any material “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by the Borrower or any ERISA Affiliate of the Borrower.

“Platform” shall have the meaning specified in Section 5.03.

“Pledge Agreement” shall mean, for any series of Bonds, the pledge agreement or custodian agreement (or similar agreement, however designated), among the Administrative Agent, the Borrower and the applicable Custodian with respect to such Bonds, setting forth certain terms relating to the pledge and/or ownership of any such Bonds pending the remarketing thereof pursuant to the applicable Remarketing Agreement.  Without limiting the foregoing, any Indenture that contains the terms described in the preceding sentence shall also be considered to be a “Pledge Agreement”.

“Proposed Increased Commitment” shall have the meaning specified in Section 2.11(a).

“Public Lender” shall have the meaning specified in Section 5.03.

“Receivables” shall mean any accounts receivable, payment intangibles, notes receivable, rights to receive future payments and related rights of any Person (excluding dividends, distributions and other payment rights in respect of equity interests), and any supporting obligations and other financial assets related thereto (including all collateral securing such accounts receivables or other assets, contracts and contract rights, all guarantees with respect thereto, and all proceeds thereof) that are transferred, or in respect of which security interests are granted in one or more transactions that are customary for asset securitizations of such Receivables.

“Reference Rating” by S&P, Fitch or Moody’s shall mean, on any date of determination, the most recently announced long-term, senior unsecured non-credit enhanced debt rating of the Borrower issued by S&P, Fitch or Moody’s, respectively.

“Register” shall have the meaning specified in Section 8.04(d).

“Related Documents” shall mean, for any series of Bonds, such Bonds and the Indenture, the Issuer Agreement, any Remarketing Agreement and any Pledge Agreement relating to such Bonds.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Remarketing Agent” shall mean, for any series of Bonds, any person acting in the capacity of remarketing agent for such Bonds pursuant to a Remarketing Agreement relating to such Bonds.

“Remarketing Agreement” shall mean, for any series of Bonds, any agreement or other arrangement pursuant to which the applicable Remarketing Agent has agreed to act in such capacity with respect to such Bonds tendered for purchase pursuant to the applicable Indenture.

“Reportable Event” shall mean any event described in Section 4043(c) of ERISA, other than an event (excluding an event described in Section 4043(c)(1) relating to tax disqualification) with respect to which the thirty (30) day notice requirement of such section has been waived.

“Request for Issuance” shall mean a request made pursuant to Section 2.04(a) in the form of Exhibit C.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor thereto.

“Securitization” shall mean any sale, assignment, conveyance, grant or contribution, or series of related sales, assignments, conveyances, grants or contributions, by any Person of Receivables (or purported sale, assignment, conveyance, grant or contribution) to a trust, corporation or other entity, where the purchase of such Receivables is funded or exchanged in whole or in part by the incurrence or issuance by the purchaser, grantee or any successor entity of indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such Receivables.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower and for no employees of any Person other than the Borrower or such ERISA Affiliate or (ii) was so maintained and in respect of which the Borrower or any ERISA Affiliate of the Borrower would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Indebtedness” shall mean all Indebtedness of the Borrower and its Subsidiaries, excluding, however, (i) Indebtedness incurred in connection with a Permitted Securitization and (ii) Equity-Preferred Securities of the Borrower and its Subsidiaries not to exceed 15% of Capitalization of the Borrower and its Subsidiaries (calculated for purposes of this definition without regard to any Equity-Preferred Securities of the Borrower and its Subsidiaries).

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than 50% of (i) the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or (ii) other equity interest comparable to that described in the preceding clause (i) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Swingline Advance” shall mean any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.03, and all such swingline loans collectively as the context requires.

“Swingline Commitment” shall mean the lesser of (i) an aggregate principal amount of $50,000,000 and (ii) the aggregate principal amount of the Unused Commitments.

“Swingline Lender” shall mean Bank of America, in its capacity as Swingline Lender.

“Swingline Outstandings” shall mean, at any time, the aggregate principal amount of all Swingline Advances outstanding at such time.  The Swingline Outstandings of any Lender at any time shall be its Commitment Percentage of the total Swingline Outstandings at such time.

“Termination Date” shall mean the earlier to occur of (i) October 15, 2013, and (ii) the date of termination or reduction in whole of the Commitments in accordance with this Agreement.

“Title IV Plan” shall mean a Single Employer Plan, Multiemployer Plan or Multiple Employer Plan.

“Trustee” shall mean, for any series of Bonds, the person acting in the capacity of trustee for the holders of such Bonds under the Indenture pursuant to which such Bonds were issued.

“Type”, when used in respect of any Advance or Borrowing, shall refer to the Rate by reference to which interest on such Advance or on the Advances comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the Eurodollar Rate or the Base Rate.

“Unistar” shall mean UniStar Nuclear Energy, LLC, a Delaware limited liability company.

“Unmatured Default” shall mean the occurrence and continuance of an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default (excluding any breach of Section 5.01(i), or Section 5.02(f), (g), (h) or (i), or Section 5.03(a) (solely with respect to notices relating to a breach of any of the foregoing specified sections of this Agreement or relating to a breach of subsection (l) or (m) of Section 6.01).

“Unreimbursed LC Disbursement” shall mean the unpaid obligation (or, if the context so requires, the amount of such obligation) of the Borrower to reimburse an LC Bank for a payment made by such LC Bank under a Letter of Credit, but shall not include any portion of such obligation that has been repaid with the proceeds of Advances hereunder.

“Unused Commitment” shall mean, for any period from the date hereof to the Termination Date, the amount by which (i) the sum of the aggregate Commitments exceeds (ii) the daily average sum for such period of the aggregate principal amount of Outstanding Credits.

“U.S. Payee” shall have the meaning specified in Section 2.18(f).

“wholly-owned Subsidiary” shall mean, with respect to any Person, a Subsidiary of such Person all of the outstanding equity interests of which (other than (i) director’s qualifying shares and (ii) shares issued to other Persons to the extent required by applicable law) are owned by such Person or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” shall have the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02.  Terms Generally.

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and

“including” shall be deemed to be followed by the phrase “without limitation”.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  References to any document, instrument or agreement, including any Credit Document, shall be deemed to include any amendment, restatement, modification, supplement or replacement thereto entered into in accordance with the terms thereof and the terms of the Credit Documents.  References to any Person shall include such Person’s successors and permitted assigns.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision of such Credit Document.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V or any related definition to eliminate the effect of any change in GAAP occurring after the date hereof on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend Article V or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders.

Section 1.03.  Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

Section 1.04.  Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Request for Issuance or Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE CREDITS

Section 2.01.  Extensions of Credit.

(a)           Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make Advances, at any time and from time to time until the Termination Date, to the Borrower in an aggregate principal amount at any time outstanding not to exceed such Lender’s Commitment minus an amount equal to such Lender’s Commitment Percentage multiplied by the Outstanding Credits at such time.

(b)           At no time shall the Outstanding Credits exceed the aggregate Commitments.  The Borrower agrees to prepay Advances (subject to payment of the breakage fee required pursuant to Section 8.05(b)(ii)), satisfy reimbursement obligations and/or deposit funds in the Cash Collateral Account in respect of undrawn Letters of Credit to the extent required to ensure compliance with this provision at all times.

(c)           No more than ten Eurodollar Borrowings shall be outstanding at any one time.

(d)           Within the foregoing limits, the Borrower may borrow, pay or prepay, subject to the limitations set forth in Sections 2.12(a), and reborrow Advances hereunder, on and after the date hereof and prior to the Termination Date, subject to the terms, conditions and limitations set forth herein.

Section 2.02.  Advances.

(a)           Each Advance (other than Swingline Advances, which shall be made by the Swingline Lender in accordance with Section 2.03) shall be made as part of a Borrowing consisting of Advances made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Advance shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Advance required to be made by such other Lender).  The Advances (other than Swingline Advances) comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or an aggregate principal amount equal to the remaining balance of the available Commitments).

(b)           Each Borrowing (other than with respect to Swingline Advances) shall be comprised entirely of Eurodollar Advances or Base Rate Advances, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.  Subject to Section 2.01(c), Borrowings of more than one Type may be outstanding at the same time.

(c)           Each Lender shall make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, and the Administrative Agent shall, by 2:00 P.M., credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Borrower to the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this subsection (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower (without waiving any claim against such Lender for such Lender’s failure to make such portion available) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate; provided, however, that should both the Borrower and such Lender repay the Administrative Agent in accordance with this sentence, the Administrative Agent will forthwith return the amount in excess of the portion due to it under this sentence to the Borrower.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

Section 2.03.  Borrowing and Conversion Procedures; Swingline Advances.

(a)           In order to request a Borrowing, the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 10:00 A.M. three Business Days before such Borrowing, and (b) in the case of a Base Rate Borrowing or a Swingline Advance, not later than 10:00 A.M. on the Business Day of such Borrowing.  Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to comprise Eurodollar Advances or Base Rate Advances or will consist of a Swingline Advance; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto, which shall not end after the Termination Date.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Base Rate Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Swingline Advance shall be made and maintained as a Base Rate Advance at all times.

(b)           The Borrower may on any Business Day, by delivering a notice of conversion (a “Notice of Conversion”) to the Administrative Agent not later than 10:00 A.M. on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.09 and 2.14, Convert any Borrowing of one Type or for one Interest Period into a Borrowing of another Type or for another Interest Period (other than Swingline Advances); provided, however, that any Conversion of any Eurodollar Borrowing shall be made on, and only on, the last day of an Interest Period.  Each such Notice of Conversion shall be in substantially the form of Exhibit I hereto and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Borrowings to be Converted, (iii) if such Conversion will result in a Eurodollar Borrowing, the duration of the Interest Period for such Eurodollar Borrowing, and (iv) the aggregate amount of Borrowings proposed to be Converted.  If the Borrower shall not have provided a Notice of Conversion with respect to any Eurodollar Borrowing on or prior to 10:00 A.M. on the third Business Day prior to the last day of the Interest Period applicable thereto, in the case of a Conversion to or in respect of Eurodollar Advances, or if an Event of Default shall have occurred and be continuing on the third Business Day prior to the last day of the Interest Period with respect to any Eurodollar Borrowing, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Borrowing will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Borrowing.

(c)           Notwithstanding any other provision of this Agreement to the contrary, no Borrowing shall be requested or Converted if the Interest Period with respect thereto would end after the Termination Date.  The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing or Conversion.

(d)           Subject to the terms and conditions of this Agreement, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, may in its sole discretion make Swingline Advances to the Borrower from time to time from on or after the date hereof through, but not including, the Termination Date; provided, that the aggregate principal amount of all Swingline Outstandings (after giving effect to any amount requested), shall not exceed the Swingline Commitment, and that the Outstanding Credits of any Lender (after giving effect to any amount requested) shall not exceed such Lender’s Commitment; and provided further, that the Borrower shall not use the proceeds of any Swingline Advance to refinance any outstanding Swingline Advance.  Each Swingline Advance shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Swingline Advance may be in the aggregate amount of the unused Swingline Commitment).  The Borrower shall repay to the Swingline Lender the outstanding principal amount of all Swingline Advances on the earlier of (i) 10 Business Days after the date a Swingline Advance is made and (ii) the Termination Date.  Within the foregoing limits, the Borrower may borrow, repay and reborrow Swingline Advances, in each case under this Section 2.03.

(e)           Swingline Advances shall be refunded by the Lenders on demand by the Swingline Lender.  Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Advances of the Lenders on the books and records of the Administrative Agent.  Each Lender shall fund its Commitment Percentage of Advances required to repay Swingline Advances outstanding upon demand by the Swingline Lender but in no event later than 1:00 P.M. (Charlotte, North Carolina time) on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its Commitment Percentage of a Swingline Advance shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Advance, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Advance.

(f)            The Borrower shall pay to the Swingline Lender on demand, the outstanding principal amount of all Swingline Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Advances requested or required to be refunded.  In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the outstanding principal amount of such Swingline Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding principal amount of the Swingline Advances requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Advance extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 5.03 and which such Event of Default has not been waived in accordance with Section 8.08).

(g)           Each Lender acknowledges and agrees that its obligation to refund Swingline Advances (other than Swingline Advances extended after the occurrence and during the continuation of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 5.03 and which such Event of Default has not been waived in accordance with Section 8.08) in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article III.  Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Advance pursuant to this Section, any event described in Section 6.01(e) or (f) shall have occurred, each Lender will, on the date the applicable Advance would have been made, purchase an undivided participating interest in such Swingline Advance to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Advance.  Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation, and upon receipt of such amount the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Advance, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

Section 2.04.  Letters of Credit.

(a)           Upon the written request of the Borrower and subject to the terms and conditions hereof, an LC Bank, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall issue Letters of Credit hereunder for the account of the Borrower or any of its Subsidiaries; provided that the Borrower shall be the account party for the purposes of this Agreement and shall have the reimbursement obligations with respect thereto.  Each Letter of Credit shall be issued in a form acceptable to the issuing LC Bank.  Each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than two Business Days’ (or such shorter period as may be agreed to by the Borrower and the applicable LC Bank) prior notice thereof by delivery of (x) a Request for Issuance of a Letter of Credit and (y) a Letter of Credit Application to such LC Bank (with a copy to the Administrative Agent, which shall promptly forward copies thereof to the Lenders).  Each such Request for Issuance shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than the earliest to occur of (x) one year after the date of issuance (or later, with the consent of the applicable LC Bank, subject to the limitation in clause (y) below) and (y) the fifth Business Day preceding the Termination Date; provided, that Auto-Extension Letters of Credit will be permitted, subject to the limitation in clause (y) above and subsection (b) below), (ii) the proposed stated amount of such Letter of Credit, (iii) the name and address of the beneficiary of such Letter of Credit and (iv) a statement of drawing conditions applicable to such Letter of Credit, and if such request for issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto.  Each Request for Issuance of a Letter of Credit shall be irrevocable unless modified or rescinded by the Borrower not less than one Business Day prior to the proposed date of issuance (or effectiveness) specified therein.  Unless the applicable LC Bank has received written notice from any Lender or the Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment specified in such Request for Issuance, that one or more applicable conditions contained in Section 3.01 or 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable LC Bank shall, not later than 12:00 noon on such requested date, issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Borrower and to the Administrative Agent, in each case in accordance with the LC Bank’s usual and customary business practices.  The Administrative Agent shall furnish (i) to each Lender, a copy of such notice and (ii) to each Lender that may so request, a copy of such Letter of Credit.  The LC Bank shall provide to the Administrative Agent, on a monthly basis, a list of the amounts and expiration dates of all undrawn Letters of Credit, a copy of which list the Administrative Agent shall furnish to each Lender that may so request.  No Letter of Credit shall be amended or modified after issuance (i) other than in accordance with its terms, which terms permit reductions by the beneficiary by delivery of a certificate attached to such Letter of Credit, or (ii) without the prior written consent of the Borrower, which consent may be sent by telecopy.

(b)           If the Borrower so requests in any Request for Issuance or Letter of Credit Application, the applicable LC Bank shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such LC Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by such LC Bank, the Borrower shall not be required to make a specific request to such LC Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the day that is five Business Days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day); provided, however, that such LC Bank shall not permit any such extension if (A) such LC Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.04(a) or (d) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that an Event of Default has occurred and is continuing.

(c)           If the Borrower so requests in any Request for Issuance or Letter of Credit Application, the applicable LC Bank may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by such LC Bank, the Borrower shall not be required to make a specific request to such LC Bank to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Bank to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit; provided, however, that such LC Bank shall not permit any such reinstatement if such LC Bank has determined that it would not be permitted, or would have no obligation, at such time to reinstate such Letter of Credit under the terms hereof (by reason of the provisions of the first sentence of Section 2.04(d) or otherwise).

(d)           No Letter of Credit shall be requested, issued, extended or reinstated hereunder if, after the issuance, extension or reinstatement thereof, (i) the LC Outstandings would exceed the LC Committed Amount, (ii) the Outstanding Credits would exceed the aggregate Commitments or (iii) the LC Outstandings with respect to all Letters of Credit issued by any LC Bank would exceed the Fronting Commitment of such LC Bank.  No LC Bank shall be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Bank from issuing such Letter of Credit, (B) any law applicable to such LC Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Bank shall prohibit, or request that such LC Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such LC Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such LC Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such LC Bank any unreimbursed loss, cost or expense that was not applicable on the date hereof and that such LC Bank in good faith deems material to it, (C) the issuance of such Letter of Credit would violate one or more policies of such LC Bank or (D) any Lender is at that time a Defaulting Lender, unless the such LC Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to such LC Bank (in its sole discretion) with the Borrower or such Lender to eliminate such LC Bank’s actual or potential Fronting Exposure (after giving effect to Section 8.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Outstandings as to which such LC Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(e)           The Borrower hereby agrees to pay to the Administrative Agent for the account of the applicable LC Bank, no later than the second Business Day following demand made by such LC Bank or the Administrative Agent, on and after the date on which such LC Bank shall pay any amount under any Letter of Credit issued by it, a sum equal to the amount so paid plus interest on such amount from the date so paid by such LC Bank until repayment to such LC Bank in full at a fluctuating interest rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Advances plus, if any amount paid by such LC Bank under a Letter of Credit is not reimbursed by the Borrower within when due (whether with the proceeds of Advances or otherwise), 2%.

(f)            If the Borrower shall not have reimbursed the LC Bank for any Unreimbursed LC Disbursement by 10:00 A.M. on the second Business Day following demand for payment by an LC Bank or the Administrative Agent pursuant to subsection (e) above, then, unless the Borrower shall have notified the Administrative Agent otherwise, the LC Bank shall promptly deliver notice of such failure to reimburse to the Administrative Agent, and the Borrower shall be deemed to have delivered to the Administrative Agent a Borrowing Request for a Borrowing to be made on such date comprising Base Rate Advances in an aggregate principal amount equal to the principal amount of such Unreimbursed LC Disbursement.  The Administrative Agent shall deliver prompt notice of such Borrowing Request to the Lenders, and each Lender shall make the Advance to be made by it in connection with such Borrowing in accordance with Section 2.02(c); provided, however, the proceeds of such Advances shall be credited solely to the account of the applicable LC Bank in order to reimburse such LC Bank for such Unreimbursed LC Disbursement.  If and to the extent that any Lender shall have funded its participation in such Unreimbursed LC Disbursement pursuant to subsection (h) below prior to the time that such Lender is required to fund its Advance under this subsection (f) pursuant to a Borrowing made to reimburse such Unreimbursed LC Disbursement, then such participation interest shall be deemed to be such Lender’s Advance made as part of such Borrowing, and such Lender shall have no further obligation to fund an Advance as part of such Borrowing.  Notwithstanding anything to the contrary in this subsection (f), if the conditions precedent to Extensions of Credit in Section 3.02 are not satisfied on the date the Borrowing Request described above is deemed to be given by the Borrower, then amounts funded by the Lenders under this subsection (f) will not constitute Advances hereunder but will constitute participations purchased by the Lenders in the applicable Unreimbursed LC Disbursement pursuant to subsection (h) below.

(g)           Upon the issuance of any Letter of Credit by an LC Bank, such LC Bank hereby sells and transfers to each Lender, and each Lender hereby acquires from such LC Bank, an undivided interest and participation to the extent of such Lender’s Commitment Percentage in and to such Letter of Credit, including the obligations of such LC Bank under and in respect thereof and the Borrower’s reimbursement and other obligations in respect thereof, whether now existing or hereafter arising.

(h)           Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the applicable LC Bank in such Letter of Credit and the rights and obligations arising thereunder, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable LC Bank therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, if an LC Bank shall not have been reimbursed in full for any payment made by such LC Bank under any Letter of Credit on the date of such payment, such LC Bank shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each Lender of such non-reimbursement and the amount thereof.  Upon receipt of such notice from the Administrative Agent, each Lender shall pay to the Administrative Agent for the account of such LC Bank an amount equal to such Lender’s Commitment Percentage of such Unreimbursed LC Disbursement, plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of such payment by such LC Bank to the date of payment to such LC Bank by such Lender.  All such payments by each Lender shall be made in United States dollars and in same day funds not later than 3:00 P.M. on the later to occur of (A) the Business Day immediately following the date of such payment by such LC Bank and (B) the Business Day on which such Lender shall have received notice of such non-reimbursement; provided, however, that if such notice is received by such Lender later than 11:00 A.M. on such Business Day, such payment shall be payable on the next Business Day.  Each Lender agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  If a Lender shall have paid to such LC

Bank its ratable portion of any Unreimbursed LC Disbursement, together with all interest thereon required by the second sentence of this subsection (h), such Lender shall be entitled to receive its ratable share of all interest paid by the Borrower in respect of such Unreimbursed LC Disbursement.  If such Lender shall have made such payment to such LC Bank, but without all such interest thereon required by the second sentence of this subsection (h), such Lender shall be entitled to receive its ratable share of the interest paid by the Borrower in respect of such Unreimbursed LC Disbursement only from the date it shall have paid all interest required by the second sentence of this subsection (h).

(i)            The failure of any Lender to make any payment to an LC Bank in accordance with subsection (f) or (h) above shall not relieve any other Lender of its obligation to make payment, but neither such LC Bank nor any Lender shall be responsible for the failure of any other Lender to make such payment.  If any Lender shall fail to make any payment to an LC Bank in accordance with subsection (f) or (h) above, then such Lender shall pay to such LC Bank forthwith on demand such corresponding amount together with interest thereon, for each day until the date such amount is repaid to such LC Bank at the Federal Funds Effective Rate.  Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

(j)            If any Lender shall fail to make any payment to an LC Bank in accordance with subsection (f) or (h) above, then, in addition to other rights and remedies that such LC Bank may have, the Administrative Agent is hereby authorized, at the request of such LC Bank, to withhold and to apply to the payment of such amounts owing by such Lender to such LC Bank and any related interest, that portion of any payment received by the Administrative Agent that would otherwise be payable to such Lender.  In furtherance of the foregoing, if any Lender shall fail to make any payment to an LC Bank in accordance with subsection (f) or (h) above, and such failure shall continue for five Business Days following written notice of such failure from such LC Bank to such Lender, such LC Bank may acquire, or transfer to a third party acceptable to the Borrower, such acceptance, not to be unreasonably withheld, in exchange for the sum or sums due from such Lender, such Lender’s interest in the related Unreimbursed LC Disbursement and all other rights of such Lender hereunder in respect thereof, without, however, relieving such Lender from any liability for damages, costs and expenses suffered by such LC Bank as a result of such failure, and prior to such transfer, such LC Bank shall be deemed, for purposes of Section 2.16 and Article VI hereof, to be a Lender hereunder owed an Advance in an amount equal to the outstanding principal amount due and payable by such Lender to the Administrative Agent for the account of such LC Bank pursuant to subsection (f) or (h) above.  The purchaser of any such interest shall be deemed to have acquired an interest senior to the interest of such Lender and shall be entitled to receive all subsequent payments that such LC Bank or the Administrative Agent would otherwise have made hereunder to such Lender in respect of such interest.

(k)           The payment obligations of the Borrower under Section 2.04(e) in respect of any payment under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii)           any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;

(iii)          the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Person for which any such beneficiary or any such transferee may be acting), or any other Person, whether in connection with this Agreement, the transactions contemplated thereby or by such Letter of Credit, or any unrelated transaction;

(iv)          any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment in good faith by an LC Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi)          any failure to issue a Letter of Credit (or any amendment thereto) in accordance with the specifications set forth by the Borrower pursuant to Section 2.04(a), provided that the Borrower may cause such a Letter of Credit (or such amendment) to be replaced or rescinded if (A) it provides written notice to the applicable LC Bank (which shall promptly forward copies to the Administrative Agent for distribution to the Lenders) of any discrepancy from such specifications within three Business Days after the Borrower shall have received a copy of such Letter of Credit (or such amendment), (B) such discrepancy is material and consequential, and (C) the beneficiary of such Letter of Credit consents in writing to such replacement or revocation;

(vii)         any claim or potential claim for breach of warranty by the applicable LC Bank, the Lenders or the Borrower against the beneficiary of a Letter of Credit;

(viii)        any action or inaction taken or not taken by an LC Bank or any of its correspondents in connection with any Letter of Credit or any sight draft, certificate or other document presented pursuant thereto, if taken or not taken, as the case may be, in good faith and in conformity with applicable law.

(l)            Without limiting any other provision of this Section 2.04, for purposes of this Section 2.04 each LC Bank and any of its respective correspondents:

(i)            may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in good faith to have been authorized by the Borrower, whether or not given or signed by an authorized person of the Borrower;

(ii)           shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with a Letter of Credit, whether transmitted by courier or facsimile, or for errors in interpretation of technical terms or in translation (and such LC Bank and its correspondents may transmit Letter of Credit terms without translating them), other than those errors resulting from gross negligence or willful misconduct of such LC Bank or such correspondent, as the case may be, as determined by a final judgment of a court of competent jurisdiction;

(iii)          shall not be responsible, absent the gross negligence or willful misconduct of such LC Bank or its correspondents, as determined by a final judgment of a court of competent jurisdiction, for verifying the identity or authority of any signer of, or the form, accuracy, genuineness, falsification or legal effect of, any draft, certificate or other document presented under any Letter of Credit if such draft, certificate or other document on its face appears to be in order;

(iv)          shall not be responsible for any acts or omissions by, or the solvency of, the beneficiary of any Letter of Credit or any other person or entity having any role in any transaction underlying such Letter of Credit;

(v)           may accept or pay as complying with the terms and conditions of any Letter of Credit, any draft, certificate or other document appearing on its face (i) substantially to comply with the terms and conditions of such Letter of Credit, (ii) to be signed or presented by, or issued to any successor of, the beneficiary or any other person required or authorized by such Letter of Credit to sign or present any sight draft, certificate or other document under such Letter of Credit, including any administrator, executor, personal representative, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other person or entity purporting to act as the representative of or in place of any of the foregoing, or (iii) to have been signed, presented or issued after a change of name of the beneficiary of such Letter of Credit;

(vi)          may disregard any discrepancies known to it in any Letter of Credit that do not reduce, in the good faith judgment of such LC Bank or its correspondents, the value of the performance to the Borrower by the beneficiary of such Letter of Credit in any transaction underlying such Letter of Credit;

(vii)         shall not be responsible for the effectiveness or suitability of any Letter of Credit with respect to the Borrower’s purpose in requesting such Letter of Credit;

(viii)        shall not be liable to the Borrower for any consequential or special damages, or for any damages resulting from any change in the value of any goods or other property subject to or underlying any Letter of Credit;

(ix)           absent any gross negligence or willful misconduct on part of such LC Bank or its correspondents, as determined by a final judgment of a court of competent jurisdiction, may honor a previously dishonored presentation under a Letter of Credit, whether pursuant to court order, to settle or compromise any claim wrongfully dishonored, or otherwise, and shall be entitled to reimbursement of amounts paid under such Letter of Credit to the same extent as if such presentation had been honored initially; and

(x)            may pay amounts owed to any paying or negotiating bank (designated or permitted by the terms of any Letter of Credit) claiming that it rightfully honored, under the laws or practices of the place where it is located, any sight draft, certificate or other document presented under any Letter of Credit.

None of the circumstances described in this Section 2.04(l) shall subject such LC Bank or any of its correspondents to any liability to the Borrower.

(m)          The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit.  Neither the Administrative Agent, any LC Bank, the Lenders nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit, except that the Borrower shall have the right to bring suit against the applicable LC Bank, and the applicable LC Bank shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower that the Borrower proves were caused by the applicable LC Bank’s willful misconduct or gross negligence, as determined by a final judgment of a court of competent jurisdiction, including the applicable LC Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, any LC Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such LC Bank. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the LC Bank for damages caused by any LC Bank’s willful misconduct or gross negligence, as determined by a final judgment of a court of competent jurisdiction.

(n)           The Borrower acknowledges that the rights and obligations of the applicable LC Bank under any Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit.  The applicable LC Bank may, without incurring any liability to the Borrower or impairing its entitlement to reimbursement under this Agreement, honor any Letter of Credit despite notice from the Borrower of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of the Letter of Credit or any other person.  The applicable LC Bank shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of any Letter of Credit.  The applicable LC Bank shall have no duty to seek any waiver of discrepancies from the Borrower, nor any duty to grant any waiver of discrepancies that the Borrower approves or requests.  The applicable LC Bank shall have no duty to extend the expiration date or term of any Letter of Credit or, except as provided under Section 2.04(k)(vi), to issue a replacement letter of credit on or before the expiration date of such Letter of Credit or the end of such term.  The applicable LC Bank shall not be liable to the Borrower under this Section 2.04(n) for any action or inaction by it, unless such action or inaction results from such LC Bank’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(o)           Unless otherwise expressly agreed by the applicable LC Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit, provided that, if the Borrower wishes to opt out of Rule 3.14 of the ISP for a Letter of Credit, the Borrower must so request in the Request for Issuance and Letter of Credit Application for such Letter of Credit, and provided further that, if the applicable LC Bank is not so instructed, then Rule 3.14 of the ISP shall be deemed to apply to such Letter of Credit, and such Letter of Credit shall be deemed outstanding as indicated in the last sentence of the definition of “LC Outstandings”.

Section 2.05.  Fees

(a)           Facility Fee.  In consideration of the Commitments being made available by the Lenders, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Lenders, a facility fee equal to the Facility Fee Rate in effect from time to time multiplied by the aggregate amount of the Commitments from time to time (regardless of usage), payable in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment and on the Termination Date.

(b)           Letter of Credit Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee (the “Letter of Credit Fee”), at a rate per annum equal to the Applicable Margin with respect to Eurodollar Advances on the daily average amount of each such Lender’s Commitment Percentage multiplied by the LC Outstandings, from the date hereof until the later to occur of the Termination Date and the date on which no Letters of Credit in which such Lender is obligated to participate are outstanding, payable in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment, and on such later date.

(c)           Additional Fees.  The Borrower shall pay to the Administrative Agent, for its own account, and to the Arrangers, for their own respective accounts, such other fees as are required to be paid to it under the Fee Letters.  The Borrower shall pay to each LC Bank, for its own account, such other fees relating to the issuance of Letters of Credit as have been or may from time to time be agreed between them.

(d)           Nonrefundable; Basis for Calculation.  Once paid, none of the facility fees, the Letter of Credit Fees or other fees provided for in this Section 2.05 shall be refundable under any circumstances.  All fees shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

Section 2.06.  Repayment of Advances; Evidence of Indebtedness.

(a)           The outstanding principal balance of each Advance, together with accrued and unpaid interest thereon shall be due and payable on the Termination Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type of each Advance made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section 2.06 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Advances and interest thereon in accordance with their terms.

(e)           Any Lender may request that its Advances be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.  Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.04) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.04, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in subsections (a) and (b) above.

Section 2.07.  Interest.

(a)           Subject to the provisions of subsection (d) below and Sections 2.08, 2.09 and 2.14, the Advances comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days), at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b)           Subject to the provisions of Sections 2.08, the Advances comprising each Swingline Advance shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365/366 days) at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Advances.

(c)           Subject to the provisions of Section 2.08, the Advances comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365/366 days) at a rate per annum equal to the Base Rate plus the Applicable Margin.

(d)           Interest on each Advance shall be payable in arrears on each Interest Payment Date applicable to such Advance except as otherwise provided in this Agreement.

(e)           The Borrower shall pay to the Administrative Agent for the account of each Lender any costs actually incurred by such Lender in connection with making or maintaining Extensions of Credit hereunder that are attributable to such Lender’s compliance with regulations of the Board requiring the maintenance of reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities.  Such costs shall be paid to the Administrative Agent for the account of such Lender in the form of additional interest on the unpaid principal amount of each Eurodollar Advance of such Lender, from the date such Advance is made until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each Interest Payment Date for such Advance.  Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent at least two Business Days prior to the relevant Interest Payment Date, provided, that failure to so notify the Borrower shall not constitute a waiver of such Lender’s right to request and receive additional interest under this subsection (d).  A certificate as to the amount of such additional interest, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.  Each Lender claiming any additional interest payable pursuant to this subsection shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional interest that may thereafter be due and payable and would not, in the good faith determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.08.  Default Interest.

Except as otherwise provided in Section 2.04(e), if and for so long as an Event of Default shall have occurred and be continuing, each Advance outstanding hereunder shall bear interest at the rate otherwise applicable to such Advance plus 2%.  Without limiting the foregoing, if the Borrower shall default in the payment of any amount becoming due hereunder (other than the principal amount of any Advance), whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.07(c)) equal to the Base Rate plus the Applicable Margin for Base Rate Advances plus 2%.

Section 2.09.  Alternate Rate of Interest.

In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined (i) that dollar deposits in the principal amounts of the Eurodollar Advances comprising such Borrowing are not generally available in the London interbank market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give telecopy notice of such determination to the Borrower and the Lenders.  In the event of any such determination under clause (i) or (ii) above, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall be deemed to be a request for a Base Rate Borrowing and (y) each Eurodollar Advance then outstanding will automatically, on the last day of the then applicable Interest Period therefor, Convert into a Base Rate Advance.  In the event the Majority Lenders notify the Administrative Agent that the rates at which dollar deposits are being offered will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurodollar Advances during any Interest Period, the Administrative Agent shall notify the Borrower of such notice and until the Majority Lenders shall have advised the Administrative Agent that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for a Eurodollar Borrowing shall be deemed a request for a Base Rate Borrowing and (B) each Eurodollar Advance then outstanding will automatically, on the last day of the then applicable Interest Period therefor, Convert into a Base Rate Advance.  Each determination by the Administrative Agent hereunder shall be made in good faith and shall be conclusive absent manifest error; provided that the Administrative Agent shall, upon request, provide to the Borrower a certificate setting forth in reasonable detail the basis for such determination.

Section 2.10.  Termination and Reduction of Commitments.

(a)           The Commitments shall automatically terminate on the Termination Date.

(b)           Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000, (ii) no such termination or reduction shall be made that would reduce the aggregate Commitments to an amount (A) less than the Outstanding Credits on the date of such termination or reduction (after giving effect to Section 2.12(b)) or (B) less than $25,000,000, unless the result of such termination or reduction referred to in this clause (B) is to reduce the aggregate Commitments to $0 and (iii) the definition of “LC Committed Amount” set forth in Section 1.01 shall be deemed amended to reflect an LC Committed Amount equal to the aggregate Commitments following such reduction.  The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10(b) and of each Lender’s portion of any such termination or reduction of the aggregate Commitments.

(c)           Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.  Once terminated, a Commitment may not be reinstated.  The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction of the Commitments, the fees payable on the Commitments under Section 2.05 so terminated or reduced accrued through the date of such termination or reduction.

Section 2.11.  Increase of the Commitments.

(a)           The Borrower may, from time to time, provided that no Default or Event of Default has occurred and is continuing, request by notice to the Administrative Agent, to increase the Commitments in minimum increments of $10,000,000, up to a maximum aggregate amount (for all Commitments) of $500,000,000, by designating one or more Eligible Assignees (each a “Designated Lender”) that agree to accept all or a portion of such additional Commitments (the “Proposed Increased Commitment”), provided, that (i) such notice shall be delivered in writing to the Administrative Agent not earlier than 60 days prior to, nor later than 30 days prior to the proposed effective date of such Commitment increase; (ii) each Designated Lender shall be reasonably acceptable to the Administrative Agent, the Swingline Lender and each LC Bank to the extent required for assignments under Section 8.04(b); (iii) allocations of the Proposed Increased Commitment among Designated Lenders shall be determined by the Administrative Agent and the Borrower and (iv) the aggregate of all Proposed Increased Commitments shall not exceed the amount of the requested Commitment increase.

(b)           The Administrative Agent shall promptly notify the Designated Lenders of the proposed Commitment increase.  Each Designated Lender shall notify the Administrative Agent by the date specified by the Administrative Agent (which date shall be a Business Day) that either (A) such Designated Lender declines to accept its additional Commitments or (B) such Designated Lender consents to accept its additional Commitments.  Any Designated Lender not responding on or prior to the date specified by the Administrative Agent shall be deemed not to have consented to accept its additional Commitments. The Administrative Agent shall, after receiving the notifications from all of the Designated Lenders or following the date specified in the notice to such Designated Lenders, whichever is earlier, notify the Borrower and the Lenders of the results thereof and the effective date of any additional Commitments.  The Borrower shall deliver a certificate signed by a duly authorized officer of the Borrower to the Administrative Agent, dated as of the effective date of such additional Commitments, stating that all conditions precedent to an Extension of Credit set forth in Section 3.02 are true and correct on and as of such effective date.

(c)           Promptly following the effective date of any Commitment increase pursuant to this Section 2.11, (i) the Administrative Agent shall distribute an amended Schedule I to this Agreement (which shall thereafter be incorporated into this Agreement) to reflect any changes in Lenders, the Commitments and each Lender’s Commitment Percentage as of such effective date and (ii) the Borrower shall prepay the outstanding Borrowings (if any) in full, and shall simultaneously make new Borrowings hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Borrowings are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment increase).  Prepayments made under this clause (c) shall be subject to the reimbursement requirements of Section 8.05(b), but shall not be subject to the notice requirements of Section 2.14.

(d)           Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment increase and the making of any Advances on such date pursuant to clause (c)(ii) above, all calculations and payments of fees and of interest on the Advances shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

Section 2.12.  Prepayment.

(a)           The Borrower shall have the right at any time and from time to time to prepay any  Borrowing, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Administrative Agent:  (i) before 10:00 A.M. three Business Days prior to prepayment, in the case of Eurodollar Advances, and (ii) before 10:00 A.M. one Business Day prior to prepayment, in the case of Base Rate Advances; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b)           If at any time (i) the aggregate Outstanding Credits exceed the aggregate Commitments or (ii) the aggregate LC Outstandings exceed the LC Committed Amount, the Borrower shall pay or prepay so much of the Borrowings and/or deposit funds in the Cash Collateral Account in respect of undrawn Letters of Credit outstanding on such date, as applicable, as shall be necessary in order that the Outstanding Credits will not exceed the Commitments and the LC Outstandings will not exceed the LC Committed Amount.

(c)           Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein.  All prepayments under this Section 2.12 shall be subject to Section 8.05(b) but otherwise without premium or penalty.  All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

Section 2.13.  Reserve Requirements; Change in Circumstances.

(a)           Notwithstanding any other provision herein, if after the date of this Agreement the enactment of any new law or regulation, or any change in applicable existing law or regulation, or in the interpretation or administration of the foregoing by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law), including, without limitation, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, shall change the basis of taxation of payments to any Lender hereunder (except for changes in respect of taxes on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or lending office is located), or shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, or shall result in the imposition on any Lender or the London interbank market of any other condition affecting this Agreement, such Lender’s Commitment or any Extension of Credit made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Extension of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed in good faith by such Lender to be material, then the Borrower shall, upon receipt of the notice and certificate provided for in Section 2.13(c), promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, such Lender’s Commitment or the Extensions of Credit made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then from time to time such additional amount or amounts as will compensate such Lender for any such reduction suffered will be paid by the Borrower to such Lender.  For the avoidance of doubt, this Section 2.13(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy.

(c)           A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) above, as the case may be, and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.  Each Lender shall give prompt notice to the Borrower of any event of which it has knowledge, occurring after the date hereof, that it has determined will require compensation by the Borrower pursuant to this Section 2.13.  If any such law, rule, regulation, guideline or other change or condition described in this Section 2.13 shall later be held by a court of competent jurisdiction to be invalid or inapplicable to the Borrower or such Lender, such Lender shall promptly refund to the Borrower any amounts previously paid by the Borrower to such Lender pursuant to this Section 2.13.

(d)           Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period; provided that such Lender shall not be entitled to demand compensation hereunder if such demand is made more than 90 days following the later of such Lender’s incurrence or sufferance thereof and such Lender’s actual knowledge of the event giving rise to such Lender’s rights under this Section.  The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

(e)           Each Lender agrees that it will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.

Section 2.14.  Change in Legality.

(a)           Notwithstanding any other provision herein, if the introduction of, or any change in, any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Advance, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i)            declare that Eurodollar Advances will not thereafter be made by such Lender hereunder, whereupon any request for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Advance unless such declaration shall be subsequently withdrawn (any Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and

(ii)           require that all outstanding Eurodollar Advances made by it be Converted to Base Rate Advances, in which event all such Eurodollar Advances shall be automatically Converted to Base Rate Advances as of the effective date of such notice as provided in subsection (b) below.

Prior to any Lender giving notice to the Borrower under this Section 2.14, such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such event of illegality and would not, in the sole reasonable determination of such Lender, be otherwise disadvantageous to such Lender.  In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Advances that would have been made by such Lender or the Converted Eurodollar Advances of such Lender shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of, or resulting from the Conversion of, such Eurodollar Advances.

(b)           For purposes of this Section 2.14, a notice by any Lender shall be effective as to each Eurodollar Advance, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Advance; in all other cases such notice shall be effective on the date of receipt.

Section 2.15.  Pro Rata Treatment.

Except as required under Section 2.07(e), 2.13, 2.14, 2.18 or 8.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Advances, each payment of facility fees and Letter of Credit Fees, each reduction of the Commitments and each Conversion of any Advance by the Borrower shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective Outstanding Credits of the Lenders); provided further, that the provisions of this Section shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender).  For purposes of determining the available or used Commitments at any time, the LC Outstandings shall be deemed to have utilized the Commitments of the Lenders pro rata in accordance with their respective Commitments.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.  Notwithstanding the foregoing, in connection with an extension of the Termination Date described in the last proviso in the first sentence of Section 8.08(b), this Agreement may provide for an increase in or otherwise different fees, margins and other amounts payable to the extending Lenders relative to the amounts payable to Lenders that do not consent to the extension.

Section 2.16.  Sharing of Setoffs.

Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Extension of Credit, in any case as a result of which the unpaid principal portion of its Extensions of Credit shall be proportionately less than the unpaid principal portion of the Extensions of Credit of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Extensions of Credit of such other Lender, so that the aggregate unpaid principal amount of the Extensions of Credit and participations in the Extensions of Credit held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Extensions of Credit then outstanding as the principal amount of its Extensions of Credit prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Extensions of Credit outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.16 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of cash collateral provided for in Section 6.02, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitment, including pursuant to Section 2.19.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Extension of Credit deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made an Extension of Credit in the amount of such participation.

Section 2.17.  Payments.

(a)           The Borrower shall make each payment (including principal of or interest on any Borrowing, any fees, any reimbursements in respect of Letters of Credit that have been paid by any Lender or other amounts) hereunder without setoff, counterclaim, defense, recoupment or other deduction from an account in the United States not later than 12:00 noon on the date when due in dollars to the Administrative Agent at its offices specified in Section 8.01, in immediately available funds.

(b)           Whenever any payment (including principal of or interest on any Borrowing, any fees, any reimbursements in respect of Letters of Credit that have been paid by any Lender or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

Section 2.18.  Taxes.

(a)           Any and all payments of principal and interest on any Outstanding Credit, or of any fees or indemnity or expense reimbursements by the Borrower hereunder (“Borrower Payments”) shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all current or future United States Federal, state and local taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect to such Borrower Payments, but only to the extent reasonably attributable to such Borrower Payments, excluding (i) income taxes imposed on the net income of the Administrative Agent or any Lender, (ii) franchise taxes imposed on the Administrative Agent or any Lender, in each case by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or doing business through offices or branches located therein, or any political subdivision thereof and (iii) any branch profit tax imposed by the United States or any similar tax imposed by an other jurisdiction in which such Administrative Agent or Lender is located (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”).  If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any Lender, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18), the Administrative Agent or such Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Fee Letters (such taxes being “Other Taxes”).

(c)           The Borrower shall indemnify the Administrative Agent and each Lender (as the case may be) for the full amount of Taxes and Other Taxes with respect to Borrower Payments paid by such person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant United States

Governmental Authority.  A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a Lender or the Administrative Agent on their behalf, absent manifest error, shall be final, conclusive and binding for all purposes.  Such indemnification shall be made within 30 days after the date the Administrative Agent or the Lender, as the case may be, makes written demand therefor; provided that the Borrower shall not be required to compensate a Lender pursuant to this subsection (c) for any amount of Taxes or Other Taxes incurred or assessed more than 180 days prior to the date on which such Lender or Administrative Agent first notifies the Borrower, as provided in this subsection (c), of such amounts payable.  If any Taxes or Other Taxes for which the Administrative Agent or any Lender has received indemnification from the Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such Lender, the Administrative Agent or such Lender, as the case may be, shall promptly forward to the Borrower any such refunded amount.

(d)           As soon as practicable, but in any event within 30 days, after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant United States Governmental Authority, the Borrower will deliver to the Administrative Agent, at its address referred to in Section 8.01, the original or a certified copy of a receipt issued by such United States Governmental Authority evidencing payment thereof.

(e)           Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Extensions of Credit made hereunder.

(f)            Each of the Administrative Agent and each Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Payee”) shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or applicable successor forms, properly completed and duly executed by such Non-U.S. Payee claiming complete exemption from, or reduced rate of, United States Federal withholding tax on payments by the Borrower under this Agreement.  Such forms shall be delivered by each Non-U.S. Payee on or before the date it becomes a party to this Agreement (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Assumption (a “Transferee”), on or prior to the effective date of such Assignment and Assumption) and on or before the date, if any, such Non-U.S. Payee changes its Applicable Lending Office by designating a different lending office (a “New Lending Office”).  In addition, each Non-U.S. Payee shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Payee.  Notwithstanding any other provision of this Section 2.18(f), a Non-U.S. Payee shall not be required to deliver any form pursuant to this Section 2.18(f) that such Non-U.S. Payee is not legally able to deliver.  Each Lender or Administrative Agent that is organized under the laws of the United States, any State thereof or the District of Columbia (a “U.S. Payee”) shall on or prior to the date it becomes a party to this Agreement (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Assumption, on or prior to the effective date of such Assignment and Assumption), and from time to time thereafter as requested in writing by the Borrower, shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue

Service Form W-9s, or any successor or other form prescribed by the United States Internal Revenue Service, in each case properly completed and duly executed, certifying that such Lender or Administrative Agent is exempt from or not subject to United Stated backup withholding tax.

(g)           The Borrower shall not be required to indemnify any Non-U.S. Payee, or to pay any additional amounts to any Non-U.S. Payee, in respect of United States Federal, state or local withholding tax pursuant to subsection (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Non-U.S. Payee became a party to this Agreement (or, in the case of a Transferee, on the effective date of the Assignment and Assumption pursuant to which such Transferee becomes a Lender) or, with respect to payments to a New Lending Office, the date such Non-U.S. Payee designated such New Lending Office with respect to an Extension of Credit; provided, however, that this clause (i) shall not apply to any Lender that becomes a Lender or New Lending Office that becomes a New Lending Office as a result of an assignment or designation made at the request of the Borrower; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Lender, the Administrative Agent or any Lender through a New Lending Office would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or transfer to such Lender, the Administrative Agent or such Lender making the designation of such New Lending Office would have been entitled to receive in the absence of such assignment, transfer or designation or (ii) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such Non-U.S. Payee to comply with the provisions of subsection (f) above or (h) below.

(h)           Any of the Administrative Agent or any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section 2.18 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the good faith determination of the Administrative Agent or such Lender (as the case may be), be otherwise disadvantageous to such person.  Subject always to Section 2.18(i), any of the Administrative Agent or any Lender claiming any indemnity payment or additional amount payable pursuant to this Section 2.18 shall, upon request of the Borrower, use reasonable efforts (consistent with legal and regulatory restrictions) to obtain a refund of any Tax or Other Tax giving rise to such indemnity payment or additional amount payable and shall pay any refund (after deduction of any Tax or Other Tax paid or payable by the Administrative Agent or such Lender as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to this Section 2.18, to the Borrower, provided, however, that (i) the Administrative Agent or Lender, as the case may be, shall not be obligated to disclose to the Borrower any information regarding its tax affairs or computations and (ii) nothing in this Section 2.18(h) shall interfere with the right of the Administrative Agent or such Lender to arrange its tax affairs as it deems appropriate.

(i)            Nothing contained in this Section 2.18 shall require the Administrative Agent or any Lender to make available to the Borrower any of its tax returns (or any other information) that it deems to be confidential or proprietary.

Section 2.19.  Assignment of Commitments Under Certain Circumstances.

In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.13 or 2.14, or the Borrower shall be required to make additional payments to any Lender under Section 2.09 or 2.18, or any Lender shall be a Defaulting Lender, or any Lender shall not consent to an amendment that requires the consent of such Lender and to which the Majority Lenders have consented, the Borrower shall have the right, at its own expense, upon notice to such Lender, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 8.04) all such Lender’s interests, rights and obligations under this Agreement and the other Credit Documents including without limitation in all interests in outstanding Letters of Credit, to another Eligible Assignee identified by the Borrower and approved by the Administrative Agent, the Swingline Lender and each LC Bank to the extent required for assignments under Section 8.04(b), which financial institution shall assume such obligations of such Lender for consideration equal to the outstanding principal amount of such Lender’s Advances, and if satisfactory arrangements are made for the payment to such Lender of interest and fees accrued hereunder to the date of such transfer and all other amounts payable hereunder to such Lender on or prior to the date of such transfer, including, without limitation, amounts payable under Section 8.05(b); provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority, (ii) the assignee or the Borrower, as the case may be, shall pay to the assignor in immediately available funds on or prior to the date of such assignment the principal of and interest accrued to the date of payment on the Extensions of Credit made by such assignor hereunder and all other amounts accrued for its account or owed to it hereunder and (iii), if the assignee is not a Lender prior to such assignment, the Borrower shall have paid to the Administrative Agent an administrative fee of $3,500 on or prior to the date of such assignment.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01.  Conditions Precedent to Effectiveness.

The obligation of each Lender to make its initial Advance, the obligation of the LC Banks to issue the initial Letter of Credit and the obligation of the Swingline Lender to make it initial Swingline Advance shall not become effective unless on and as of the date hereof (the “Closing Date”) each of the following conditions shall have been satisfied, and all documents required to be delivered below shall be in form and substance satisfactory to the Administrative Agent and each Lender:

(a)                                  The Administrative Agent shall have received on or before the Closing Date the following, each dated the Closing Date (except for the certificate of good standing and the financial statements described below):

(i)            Counterparts of this Agreement, duly executed by each Borrower, the LC Banks, the Lenders and the Administrative Agent;

(ii)           Any Notes requested pursuant to Section 2.06(e) at least two Business Days prior to the Closing Date, each duly executed by the Borrower;

(iii)          Certified copies of the articles or certificate of incorporation and bylaws of the Borrower, together with all amendments and modifications thereto as of the date of delivery and a certificate of good standing for the Borrower issued by the Secretary of State of the state of its incorporation;

(iv)          Certified copies (A) of the resolutions of the Board of Directors of the Borrower granting authority to the Borrower’s officers to execute this Agreement and (B) of all documents evidencing other necessary corporate action and Governmental Approvals with respect to the execution, delivery and performance by the Borrower of this  Agreement;

(v)           A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower thereunder (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate in this clause).

(vi)          A certificate of the Chief Financial Officer or Treasurer of the Borrower, substantially in the form of Exhibit L hereto, attached to which shall be a Liquidity Report prepared no more than 45 days prior to the Closing Date;

(vii)         Opinions of counsel for the Borrower, substantially in the forms of Exhibits J-1 and J-2 hereto; and

(viii)        Copies of the financial statements referred to in Sections 5.03(b)(i) and 5.03(c)(i) for the most recent fiscal periods prior to the Closing Date.

(b)           The Borrower shall have paid all fees and expenses due and payable under the Fee Letters and this Agreement.

(c)           (i) The representations and warranties contained in Article IV below shall be true and correct on and as of the Closing Date, and (ii) no event shall have occurred and be continuing, or would result from the execution and delivery of this Agreement or any other Credit Document, that constitutes an Event of Default or that would constitute an Unmatured Default; and the Borrower shall have delivered to the Administrative Agent a certificate of an authorized officer of the Borrower, certifying as to the foregoing.

(d)           The Administrative Agent shall have received evidence satisfactory to it of the termination of the commitments under the Existing Credit Agreement and the satisfaction of all obligations of the Borrower thereunder (other than any such obligations that, by their terms, survive the termination of such agreement).

Without limiting the generality of the provisions of the last paragraph of Section 7.03, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.02.  Conditions Precedent to Each Extension of Credit.

The obligation of each Lender to make Advances to be made by it (including the initial Advance to be made by it), the obligation of each LC Bank to issue Letters of Credit (including the initial Letter of Credit to be issued by it) or to amend any such Letter of Credit so as to increase the stated amount thereof and the obligation of the Swingline Lender to make any Swingline Advance shall be subject to the further conditions precedent that on the date of such Extension of Credit, the following statements shall be true (and each of the giving of the applicable notice or request by the Borrower with respect to such Extension of Credit and the acceptance of such Extension of Credit shall constitute a representation and warranty by the Borrower that, on the date of such Extension of Credit, such statements are true):

(a)           The representations and warranties contained in Section 4.01 (other than those set forth in the last sentence of subsection (f) and in subsection (m) thereof) are correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)           No event has occurred and is continuing or would result from such Extension of Credit, or from the application of the proceeds therefrom, that constitutes an Event of Default or, except in the case of a Borrowing that would not increase the aggregate principal amount of Outstanding Credits, an Unmatured Default.

Section 3.03.  Conditions to Issuance of All Bond Letters of Credit.

The obligation of an LC Bank to issue any Bond Letter of Credit in connection with any series of Bonds shall be subject to the satisfaction of the conditions precedent set forth in Section 3.02 and each of the further conditions precedent set forth below.

(a)           Documents.  On or prior to the date of such issuance, the Administrative Agent shall have received the following, in form and substance reasonably satisfactory to the Administrative Agent and the applicable LC Bank with respect to such Bonds:

(i)            counterparts of any Pledge Agreement relating to such Bonds, duly executed by the Borrower, the Administrative Agent and the applicable Custodian;

(ii)           certified copies of the applicable Related Documents (which, in the case of the applicable Bonds, may be a specimen of such Bonds), other than any Pledge Agreement delivered pursuant to clause (i) above;

(iii)          certified copies of the resolutions of the Board of Directors of the Borrower providing for the basis for authorization of the Related Documents to which the Borrower is a party in connection with such Bond Letter of Credit, and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to such Related Documents;

(iv)          if such Bond Letter of Credit is to be issued on or about the date of issuance of the applicable Bonds, a certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign any Related Document to which the Borrower is a party in connection with such Bond Letter of Credit and any other document to be delivered on behalf of the Borrower in connection with the issuance of such Bond Letter of Credit (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate in this clause);

(v)           a copy of the Official Statement relating to the Bonds to be supported by such Bond Letter of Credit;

(vi)          if a Pledge Agreement is being delivered pursuant to clause (i) above, a certificate of an authorized officer of the applicable Custodian certifying the names and true signatures of the officers of such Custodian authorized to sign the applicable Pledge Agreement;

(vii)         a certificate of an authorized officer of the applicable Trustee certifying the names and true signatures of the officers of such Trustee authorized to make drawings under such Bond Letter of Credit;

(viii)        Favorable opinions of counsel to the Borrower and the applicable Issuer, in each case, with respect to the Related Documents to which each such Person is a party and such other matters as the Administrative Agent and the applicable LC Bank may reasonably request, or if such opinions were given with respect to such Related Documents prior to the date of issuance of such Bond Letter of Credit, reliance letters from counsel to the Borrower and the applicable Issuer permitting the applicable LC Bank to rely on such opinions;

(ix)           a reliance letter from bond counsel relating to the Bonds to be supported by such Bond Letter of Credit permitting the Lenders to rely on the approving opinion of bond counsel with respect to such Bonds;

(x)            such other documents, certificates, opinions, approvals and filings with respect to the applicable Related Documents as the Administrative Agent or the applicable LC Bank may reasonably request in writing.

(b)           Further Representations and Warranties.  On the date of such issuance, the following statements shall be true and correct, and the Administrative Agent shall have received on or before such date for the account of the Bank a certificate signed by a duly authorized officer of the Borrower, dated such date, stating that the following representations and warranties are true and correct in all material respects on and as of such date, as though made on and as of such date:

(i)            The execution, delivery and performance by the Borrower of each Related Document to which the Borrower is a party in connection with such Bond Letter of Credit, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any material contractual restriction binding on or affecting the Borrower or its Subsidiaries.

(ii)           Each Related Document to which the Borrower is a party in connection with such Bond Letter of Credit has been duly executed and delivered by the Borrower, and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(iii)          No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery or performance by the Borrower of any Related Document to which the Borrower is a party in connection with such Bond Letter of Credit, except for such Governmental Approvals that will have been obtained and will be in full force and effect on or prior to the date of execution and delivery of such Related Documents.

(iv)          No default has occurred and is continuing, or would result from the execution, delivery or performance by the Borrower of this Agreement, under the Bonds related to such Bond Letter of Credit or the other Related Documents to which the Borrower is a party in connection with such Bond Letter of Credit.

Section 3.04.  Reliance on Certificates.

The Lenders, the LC Banks, the Swingline Lender and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable thereto, from an officer of the Borrower identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of the Borrower thereafter authorized to act on behalf of the Borrower.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.  Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a)           The Borrower (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland (ii) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify results in a Material Adverse Change and (iii) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)           The execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents to which it is a party are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any material contractual restriction binding on or affecting the Borrower or its Subsidiaries, and do not result in or require the creation of any Lien upon or with respect to any of the Borrower’s properties (other than Liens required under Section 6.02(b)).

(c)           The Borrower (i) possesses good and marketable title to all of its properties and assets, and (ii) owns or possesses all licenses and permits necessary for the operation by it of its business as currently conducted, except, in each of clauses (i) and (ii), to the extent that the failure to do so would not have a Material Adverse Effect.

(d)           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery or performance by the Borrower of this Agreement and the other Credit Documents to which it is a party.

(e)           This Agreement and the other Credit Documents to which it is a party have been duly executed and delivered by the Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(f)            The (i) audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2009, and the related audited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended (copies of which have been furnished to the Administrative Agent), (ii) unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2010 and the related unaudited consolidated statements of income and cash flows for the six months then ended (copies of which have been furnished to the Administrative Agent) and (iii) each of the financial statements delivered by the Borrower pursuant to Section 5.03(b) and Section 5.03(c) hereof fairly present in all material respects in accordance with GAAP (subject, in the case of such unaudited financial statements, to year-end adjustments and the absence of footnotes) the financial condition of Borrower and its Subsidiaries as at such dates and the results of the operations of Borrower and its Subsidiaries for the periods ended on such dates.  Since December 31, 2009, there has been no Material Adverse Change.

(g)           The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Extension of Credit will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.  After the making of each Extension of Credit, Margin Stock will constitute less than 25 percent of the assets of the Borrower and its Subsidiaries on a consolidated basis.

(h)           The Borrower is not in violation of, and no condition exists that with notice or lapse of time or both would constitute a violation by the Borrower of, the Margin Regulations with respect to any Extension of Credit hereunder.

(i)            The Borrower has filed or caused to be filed all material Federal, state and local tax returns that to its knowledge are required to be filed by it, and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it to the extent required to be paid pursuant to Section 5.01(a).

(j)            The Borrower is in compliance with all laws (including ERISA and environmental laws), rules, regulations and orders of any Governmental Authority applicable to it, except to the extent that the Borrower’s failure to so comply does not result in a Material Adverse Change.

(k)           Except as does not result in a Material Adverse Change, the Borrower and each ERISA Affiliate of the Borrower (i) have not incurred any liability to the PBGC (other than for the payment of current premiums that are not past due) with respect to any Title IV Plan, (ii) have not incurred any Withdrawal Liability, and (iii) have not been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA.

(l)            Except as does not result in a Material Adverse Change, no ERISA Event has occurred.

(m)          Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”) and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, and all Periodic Reports on Form 8-K filed with the Securities and Exchange Commission prior to the date hereof, copies of each of which have been delivered to the Administrative Agent, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which materially adversely affects the financial condition of the Borrower and its Subsidiaries taken as a whole, or the enforceability against the Borrower of this Agreement and the other Credit Documents to which it is a party.

(n)           The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(o)           The proceeds of the Extensions of Credit hereunder will be used in accordance with Section 5.01(h).

(p)           The Borrower has no secured Indebtedness, except to the extent permitted under Section 5.02(a).

(q)           The Borrower is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound, which default results in a Material Adverse Change.  No Unmatured Default or Event of Default presently exists and is continuing.

(r)            The financial statements, documents, certificates and other written statements (other than any forecasts and projections and Liquidity Reports) relating to the Borrower and its Subsidiaries furnished to the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby, together with the information contained in the Borrower’s most recent Form 10-K and in the Borrower’s reports filed with the Securities and Exchange Commission (or any succeeding Governmental Authority) subsequent to the filing of its most recent Form 10-K, taken as a whole and as modified or otherwise supplemented by information so provided, does not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading at the time made in light of the circumstances when made.  All forecasts and projections and Liquidity Reports, if any, that have been or will be prepared by the Borrower and made available to the Administrative Agent or any Lender in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made in light of the circumstances when made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

(s)           Since the date hereof there has been no change to the charter or by-laws of the Borrower that materially adversely affects the rights of the Lenders.

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.01.  Affirmative Covenants.

The Borrower covenants that it will, and, other than in subsections (f) and (h) below, will cause each Material Subsidiary to, so long as any amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Majority Lenders shall otherwise consent in writing:

(a)           Payment of Taxes, Etc.  Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of its properties not permitted by Section 5.02(a) except where the failure to do so would not result in a Material Adverse Change; provided it shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings.

(b)           Performance and Compliance with Other Agreements.  Perform and comply with each of the material provisions of each material indenture, credit agreement, contract or other agreement by which it is bound, non-performance or non-compliance with which results in a Material Adverse Change, except material contracts or other agreements being contested in good faith.

(c)           Preservation of Corporate Existence, Conduct of Business, Etc.  Preserve and maintain its corporate existence in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to be so qualified does not result in a Material Adverse Change; provided that the Borrower and any Material Subsidiary may consummate any merger, consolidation or asset sale permitted hereunder.

(d)           Compliance with Laws, Business and Properties.  Comply with the requirements of all applicable laws (including ERISA and environmental laws), rules, regulations and orders of any Governmental Authority, non-compliance with which results in a Material Adverse Change, except laws, rules, regulations and orders being contested in good faith.  Other than as mandatorily required by law or to the extent that failure to do so would not result in a Material Adverse Effect, at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

(e)           Maintenance of Insurance.  Maintain insurance in effect at all times in such amounts and covering such risks as are usually carried by companies of a similar size, engaged in similar businesses and owning similar properties in the same general geographical area in which the Borrower or such Material Subsidiary operates, either with responsible and reputable insurance companies or associations, or, in whole or in part, by establishing reserves of one or more insurance funds, either alone or with other corporations or associations.

(f)            Maintenance of Licenses, Permits and Registrations.  Other than as mandatorily required by law or to the extent that failure to do so would not result in a Material Adverse Effect, maintain, and cause each of its Subsidiaries to maintain, in effect at all times all material licenses and permits from, and registrations with, any Governmental Authority or any other Person necessary for the operation by the Borrower and its Subsidiaries of their business.

(g)           Books and Records; Inspection Rights.  Keep proper books of record and account in which entries shall be made of all financial transactions and assets and business of the Borrower and the Material Subsidiaries in accordance with GAAP.  At any reasonable time and from time to time, permit the Administrative Agent or any Lender or any agents or representatives thereof to examine and take down in writing any information contained in the records and books of account of, and visit the properties of, the Borrower or any Material Subsidiary and to discuss the affairs, finances and accounts of the Borrower or any Material Subsidiary with any of their respective officers.

(h)           Use of Proceeds.  Use the proceeds of Extensions of Credit for (i) the issuance of Letters of Credit, (ii) working capital purposes, including capital expenditures, for the Borrower and its Subsidiaries, specifically excluding use of such proceeds for any Hostile Acquisition, and (iii) as credit support for the Borrower’s commercial paper and (iv) for general corporate purposes.

(i)            Control of Purchased Bonds.  So long as any Bond Letter of Credit issued for the account of the Borrower shall remain outstanding, cause each Bond purchased with the proceeds of such Bond Letter of Credit to be subject to the Lien of an applicable Pledge Agreement or otherwise registered in the name of the applicable LC Bank, the Administrative Agent or any nominee of such LC Bank or of the Administrative Agent pending the remarketing of such Bonds pursuant to the applicable Remarketing Agreement and the other applicable Related Documents; provided that such LC Bank and the Administrative Agent agree that in the event such Bonds are remarketed, such Bonds or certificates of indebtedness shall be released and delivered to the Trustee.

Section 5.02.  Negative Covenants

The Borrower covenants that it will not, nor will it permit (x) any Subsidiary of the Borrower other than BGE and its Subsidiaries (in the case of Sections 5.02(a) and (c)) or (y) any Material Subsidiary (in the case of Sections 5.02(b), (d) and (e)), to, so long as any amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, without the prior written consent of the Majority Lenders:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance, or any other similar type of preferential arrangement in the nature of a security interest, upon or with respect to (i) any equity interest in any Material Subsidiary or (ii) any of the properties or rights of the Borrower or any Subsidiary of the Borrower (other than BGE and its Subsidiaries; it being agreed that Constellation Nuclear and its Subsidiaries are deemed Subsidiaries of the Borrower for purposes of this subsection (a)), whether now owned or hereafter acquired, or collaterally assign any right to receive income, services or property (any of the foregoing being referred to herein as a “Lien”), except that the foregoing restrictions shall not apply to Liens:

(i)            for taxes, assessments or governmental charges, levies or fines (including such amounts arising under environmental law) on property of the Borrower or any Material Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without a material penalty, or are being contested in good faith and by appropriate proceedings;

(ii)           imposed by law, such as carriers’, warehousemen’s, landlords’, repairmen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;

(iii)          arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, compensation arrangements, supplemental retirement plans not otherwise permitted under clause (xxi) below or other social security or similar legislation;

(iv)          to secure obligations with respect to any (i) Hedge Agreement or other contract or agreement for the purchase, transmission, transportation, distribution, sale, lease, storage or hedge of any energy-related commodity or service (whether any such contract provides for physical delivery), option (whether cash or financial)), bid, tender, contract (other than contracts for the repayment of borrowed money), lease, trading contract, surety or appeal bond, performance bond or similar bond or other similar obligation made in the ordinary course of business, and (ii) reimbursement obligation in respect of letters of credit issued to support the obligations described in the foregoing clause (i), in the case of each of clause (i) and clause (ii), secured by Liens on assets constituting (x) deposits or balances of cash and cash equivalents (including those in any margin account), (y) Permitted Collateral and (z) revenues, receivables, payments, general intangibles and rights under or related to any such contract or agreement described in clause (i) in favor of any counterparty under any such contract or agreement, any trading counterparty, brokerage, clearing house, utility, systems operator, transmission provider, energy market administrator and similar entity (for the avoidance of doubt, the ERCOT program and any other similar agreement or arrangement, including with any Independent System Operator, are permitted under this clause (iv));

(v)           to secure any obligation incurred solely for the purpose of acquiring or financing the acquisition of equipment by the Borrower or any Material Subsidiary in the ordinary course of business (with equipment acquired in the ordinary course of business to include, without limitation, items such as computer equipment, vehicles, office equipment and communications equipment for the use of the Borrower and its Subsidiaries, and to exclude, without limitation, items such as turbines, power plants, interconnection facilities and transmission facilities) , and extensions of such Liens; provided, that no such Lien shall exceed the fair market value of the equipment acquired (as determined at the time of purchase) or extend to or cover any property other than the equipment being acquired;

(vi)          constituting attachment, judgment and other similar Liens arising in connection with court proceedings to the extent not constituting an Event of Default under Section 6.01(g);

(vii)         constituting easements, exceptions, restrictions, reservations, zoning restrictions and other similar encumbrances, including for the purposes of roads, sewers, pipelines, transmission lines, distribution lines, transportation lines or removal of minerals or timber or for other like purposes or for the joint or common ownership and/or use of property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in title of any property and/or rights of way, which in the aggregate do not materially adversely affect the Borrower’s or any Material Subsidiary’s use of its properties;

(viii)        created by any Subsidiary of the Borrower in favor of the Borrower or any wholly-owned Subsidiary of the Borrower;

(ix)           on any assets and revenues of a Person existing at the time such Person is merged into or consolidated with the Borrower or any of its Subsidiaries or becomes a Subsidiary of the Borrower or any of its Subsidiaries, and which Lien is not created in contemplation of such event;

(x)            created in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings;

(xi)           in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xii)          in the nature of rights of setoff, bankers’ liens, revocation, refund, chargeback, counterclaim, netting of cash amounts or similar rights as to deposit accounts, commodity accounts or securities accounts or other funds maintained with a credit or depository institution;

(xiii)         on assets securing other obligations of the Borrower and its Subsidiaries (including project finance debt and acquisition debt) if such obligations, calculated on a quarterly basis, are not greater than 17% of consolidated assets of the Borrower and its Subsidiaries (excluding BGE and its Subsidiaries), as reflected on the then-most-recent quarterly balance sheet of the Borrower, as adjusted to give pro forma effect to any acquisitions of assets since the date of such balance sheet, and provided that, such obligations of Constellation Nuclear and its Subsidiaries will be included in such 17% basket only to the extent of the Borrower’s proportional interest in Constellation Nuclear and its Subsidiaries, and provided further, that the obligations in respect of any Securitization by any Person will be included in such 17% basket in an amount equal to the principal amount of the Indebtedness incurred in connection with such Securitization;

(xiv)        consisting of pledges of Bonds arising out of any Pledge Agreement and similar pledges of other industrial development, pollution control or similar revenue bonds in connection with the remarketing of such bonds;

(xv)         created under Section 6.02(b) on the Cash Collateral Account and similar cash collateralization obligations relating to defaulting lenders and remedies upon default;

(xvi)        to the extent constituting Liens, created in connection with sales, transfers, leases, assignments or other conveyances or dispositions of assets permitted under Section 5.02(c), including (x) Liens on assets or securities granted or deemed to arise in connection with and as a result of the execution, delivery or performance of contracts to purchase or sell such assets or securities if such purchase or sale is otherwise permitted hereunder, and (y) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any interest therein, which rights arise in connection with a sale, transfer or other disposition of assets permitted hereunder;

(xvii)       to the extent constituting Liens, arising under leases or subleases, licenses or sublicenses granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Material Subsidiaries;

(xviii)      to the extent constituting Liens, resulting from any restriction on any equity interest (or project interest, interests in any energy facility (including undivided interests)) of a Person providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of equity interest (or project interest, interests in any energy facility (including undivided interests)) of such Person, if a security interest or other Lien is created on any such interest as a result thereof;

(xix)         granted on any equity interest in Unistar, provided that Unistar is primarily engaged at such time in financing, developing, owning, and operating new nuclear projects in the United States and Canada;

(xx)          granted on cash or cash equivalents to defease or repay Indebtedness of the Borrower or any of its Subsidiaries no later than 60 days after the creation of such Lien;

(xxi)         permitted under Section 5.02(d)(v);

(xxii)        existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries and not created in contemplation of such acquisition; or

(xxiii)       to the extent constituting Liens, (A) any right reserved to or vested in any municipality or other governmental or public authority (1) by the terms of any right, power, franchise, grant, license or permit granted or issued to the Borrower or its Subsidiaries or (2) to purchase or recapture or to designate a purchaser of any property of the Borrower or its Subsidiaries; (B) rights reserved to or vested in any municipality or other governmental or public authority to control or regulate any property of the Borrower or its Subsidiaries or to use such property in a manner that does not materially impair the use of such property for the purposes for which it is held by the Borrower or its Subsidiaries;  and (C) Liens securing obligations or duties of the Borrower or its Subsidiaries to any municipality or other governmental or public authority that arise out of any franchise, grant, license or permit and that affect any property of the Borrower or its Subsidiaries.

(b)           Mergers, Etc. Merge or consolidate with any Person, unless:

(i)            in the case of any such merger or consolidation involving the Borrower, the surviving or resulting entity is (A) the Borrower or (B) with the written consent of all of the Lenders, a Subsidiary of the Borrower; provided that such Subsidiary of the Borrower expressly assumes in writing all of the obligations of the Borrower under this Agreement and the other documents executed and delivered in connection therewith and executes and delivers such other documents, instruments, certificates and opinions as the Administrative Agent may reasonably request;

(ii)           in the case of any such merger or consolidation involving a Material Subsidiary, the surviving or resulting entity is a wholly-owned Subsidiary of the Borrower; and

(iii)          immediately after giving effect thereto no Event of Default or Unmatured Default shall have occurred and be continuing.

(c)           Sale of Assets, Etc. Sell, transfer, lease (other than operating leases), assign (other than a collateral assignment) or otherwise convey or dispose of (x) any equity interest in any Material Subsidiary (other than to the Borrower or to any other wholly-owned Subsidiary or as required by law), or (y) any other assets of the Borrower or any Subsidiary of the Borrower (other than BGE and its Subsidiaries; it being agreed that Constellation Nuclear and its Subsidiaries are deemed Subsidiaries of the Borrower for purposes of this subsection (c)), whether now owned or hereafter acquired, in any single or series of transactions, whether or not related, except, in the case of the assets described in clause (y):

(i)            the sale or other disposition of electricity, capacity, natural gas and other commodities and related and ancillary services, and assets, and any other inventory or contracts related to the foregoing, and the sale or other disposition of fuel or emission credits and any other assets in the ordinary course of business;

(ii)           the sale or other disposition of obsolete, damaged, surplus or worn out property and other assets (including inventory) in the ordinary course of business;

(iii)          the sale of any investment in any security with a maturity of less than one year;

(iv)          the abandonment or disposition of patents, trademarks or other intellectual property that are, in the Borrower’s reasonable judgment, no longer economically practicable to maintain or useful in the conduct of the business of the seller;

(v)           the sale or disposition of any asset if such proceeds are redeployed in the business of the Borrower or its Subsidiaries within 12 months from the date of such sale or disposition, as the case may be;

(vi)          any transfers or dispositions of assets to the Borrower or any wholly-owned Subsidiary of the Borrower (other than BGE); or

(vii)         any disposition of a leasehold interest (in the capacity of lessee) in any real or personal property in the ordinary course of business;

(viii)        any license or sublicense of intellectual property that does not interfere with the business of the Borrower or any Material Subsidiary;

(ix)           sales or other dispositions of assets the value of which, individually, or in the aggregate, does not exceed 15% of the consolidated assets of the Borrower and its Subsidiaries (excluding BGE and its Subsidiaries), net of assumed liabilities associated with the assets so sold or disposed of, as reflected on the then-most-recent quarterly balance sheet of the Borrower, as adjusted to give pro forma effect to any acquisitions of assets since the date of such balance sheet, where the value of the assets being sold or disposed of is the book value of such assets, provided, that any sale or other disposition of assets of Constellation Nuclear or any of its Subsidiaries will be included in the 15% basket only to the extent of the Borrower’s proportional interest in Constellation Nuclear and its Subsidiaries;

(x)            any disposition of equity interests in Unistar, provided that Unistar is primarily engaged at such time in financing, developing, owning, and operating new nuclear projects in the United States and Canada;

(xi)           any sale or other disposition of assets pursuant to the EDFI Put Options;

(xii)          sales or dispositions of minority equity interests in any Person not exceeding $10,000,000 in the aggregate in any 12-month period;

(xiii)         any sale or disposition of assets subject to taking or eminent domain or similar proceeding;

(xiv)                         the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise, write down or collection thereof;

(xv)                            transactions permitted under Section 5.02(b);

(xvi)                         the unwinding of any hedging contracts or terminations of leases, subleases, licenses, sublicenses and other contracts pursuant to their terms;

(xvii)                      Sales of Receivables pursuant to Securitizations not otherwise prohibited hereunder;

(d)                                 Plans.

(i)                                     Engage in any “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA (other than transactions that are exempt by ERISA, its regulations or its administrative exemptions), with respect to any Plan that results in a Material Adverse Change;

(ii)                                  Incur or permit any ERISA Affiliate of the Borrower to fail to satisfy the minimum funding standard (within the meaning of Section 412 of the Code) for a Title IV Plan that results in a Material Adverse Change;

(iii)                               Terminate, or permit any ERISA Affiliate of the Borrower to terminate, any Title IV Plan, or permit the occurrence of any event or condition that would cause a termination by the PBGC of any Title IV Plan that results in a Material Adverse Change;

(iv)                              Withdraw or effect a partial withdrawal from or permit any ERISA Affiliate of the Borrower to withdraw or effect a partial withdrawal from, a Multiemployer Plan that results in a Material Adverse Change;

(v)                                 Permit any lien upon the property or rights to property of the Borrower or any ERISA Affiliate of the Borrower under Section 303(k) or 4068 of ERISA or Section 430 of the Code that results in a Material Adverse Change; or

(vi)                              Incur any liability under ERISA, the Code or other applicable law in respect of any Plan maintained for the benefit of employees or former employees of the Borrower or an ERISA Affiliate of the Borrower (other than liability to pay benefits, contributions, premiums or expenses when due in the ordinary course of the operation of such Plan) that results in a Material Adverse Change.

(e)                                  Nature of Business.  Alter the character of its business from that of being predominantly in the energy business.

(f)                                    Amendments to Indenture.  So long as any Bond Letter of Credit shall remain outstanding, amend, modify, terminate or grant, or the permit the amendment, modification, termination or grant of, any waiver under (or consent to, or permit or suffer to occur any action or omission which results in, or is equivalent to, an amendment, modification, or grant of a waiver under) any provisions of the applicable Indenture that would directly affect the rights or obligations of the applicable LC Bank under the applicable Related Documents without the prior written consent of such LC Bank, not to be unreasonably withheld.

(g)                                 Official Statement.  So long as any Bond Letter of Credit shall remain outstanding, refer to the applicable LC Bank in the Official Statement with respect to the applicable Bonds or make any changes in reference to such LC Bank in any revision, amendment or supplement without the prior consent of such LC Bank, or revise, amend or supplement such Official Statement without providing a copy of such revision, amendment or supplement, as the case may be, to such LC Bank.

(h)                                 Use of Proceeds of Bond Letter of Credit.  So long as any Bond Letter of Credit shall remain outstanding, permit any proceeds of such Bond Letter of Credit to be used for any purpose other than the payment of the principal of, interest on, redemption price of and purchase price of the applicable Bonds.

(i)                                     Assignment of Related Documents or Lease or Sale of Facilities.  So long as any Bond Letter of Credit shall remain outstanding, assign or delegate all or any portion of the rights, duties and obligations and the Borrower under the Related Documents.

Section 5.03.  Reporting Requirements.

The Borrower covenants that it will, so long as any amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Majority Lenders shall otherwise consent in writing, furnish to the Administrative Agent:

(a)                                  as soon as possible and in any event within three Business Days after the occurrence of each Event of Default and each Unmatured Default continuing on the date of such statement, the statement of the chief financial officer or treasurer and assistant secretary of the Borrower setting forth details of such Event of Default or Unmatured Default and the action that the Borrower proposes to take with respect thereto;

(b)                                 as soon as practicable and in any event within 60 days after the end of each quarterly period in each fiscal year, (i) other than for the last quarterly period, a statement of income and statement of retained earnings and a statement of changes in financial position of the Borrower and its consolidated Subsidiaries for such period and (if different) for the period from the beginning of the current fiscal year to the end of such quarterly period, and a balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods in the preceding fiscal year with respect to said statements and as at the end of such periods with respect to said balance sheet, all in reasonable detail and certified by a financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistently applied, except as stated in such certification, subject to changes resulting from year-end adjustments; provided that the Borrower may satisfy its obligation under this subsection (b)(i) by delivering a copy of its report on Form 10-Q for the applicable quarter; (ii) other than for the last quarterly period, a certificate of the chief financial officer or treasurer of the Borrower, in the form of Exhibit K, setting forth compliance with the financial covenant in Section 5.04 hereof and stating that such officer has no knowledge that an Event of Default or Unmatured Default has occurred and is continuing or a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto; and (iii) a certificate of the Chief Financial Officer or Treasurer of the Borrower, in the form of Exhibit L, attached to which shall be a Liquidity Report prepared no more than 60 days prior to the date of delivery of such certificate;

(c)                                  as soon as practicable and in any event within 120 days after the end of each fiscal year, (i) a statement of income and statement of earnings reinvested and a statement of changes in financial position of the Borrower and its consolidated Subsidiaries for each year, and a balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reported on to the Borrower by independent public accountants of recognized standing selected by the Borrower whose report shall not reflect any scope limitation imposed by the Borrower and who shall have authorized the Borrower to deliver such report thereof; provided that the Borrower may satisfy its obligation under this subsection (c) by delivering a copy of its Form 10-K for the applicable year and (ii) a certificate of the Chief Financial Officer or Treasurer of the Borrower, in the form of Exhibit K, setting forth compliance with the financial covenant in Section 5.04 hereof and stating that said officer has no knowledge that an Event of Default or an Unmatured Default has occurred and is continuing or, if an Event of Default or an Unmatured Default applicable to the Borrower has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

(d)                                 as soon as possible and in any event within three Business Days of the occurrence of a Material Adverse Change, the statement of the chief financial officer or treasurer of the Borrower setting forth the details of such change, the anticipated effects thereof and the action that the Borrower proposes to take with respect thereto;

(e)                                  promptly and in any event within ten Business Days after the occurrence of an ERISA Event that would reasonably be expected to result in liability of at least $25,000,000, a written statement of the action, if any, that the Borrower or an ERISA Affiliate has taken and proposes to take with respect thereto;

(f)                                    promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower, copies of each notice from the PBGC stating its intention to terminate any Title IV Plan or to have a trustee appointed to administer any such Title IV Plan;

(g)                                 promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan; provided that such Withdrawal Liability is at least $25,000,000, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan; provided that the amount of any resulting liability to the Borrower or any ERISA Affiliate of the Borrower is at least $25,000,000, or (iii) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate of the Borrower in connection with any event described in clause (i) or (ii); provided that the amount of such liability is at least $25,000,000;

(h)                                 promptly upon request of the Lenders, copies of each Schedule B (actuarial information) to the annual report (form 5500 Series) with respect to each Title IV Plan maintained by the Borrower or any of its ERISA Affiliates that have been filed with the U.S. Department of Labor; and

(i)                                     such other information respecting the business and the financial condition of the Borrower as any Lender may through the Administrative Agent from time to time reasonably request.

Any document readily available on-line through the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof) maintained by the Securities and Exchange Commission (or any succeeding Governmental Authority), shall be deemed to have been furnished to the Administrative Agent for purposes of this Section 5.03 when the Borrower sends to the Administrative Agent notice (which may be by electronic mail) that such documents are so available.  Documents required to be delivered pursuant to Section 5.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website at www.constellation.com, and sends the Administrative Agent notice (which may be by electronic mail) of any such posting, or (ii) on which such documents are (or are deemed to be) delivered to the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the LC Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the LC Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 5.04.  Specified Indebtedness to Capitalization.

The ratio of (i) Specified Indebtedness to (ii) Capitalization as of the last day of each fiscal quarter of the Borrower shall be less than or equal to .65 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.  Events of Default.

Any of the following events shall constitute an Event of Default (“Event of Default”) if it occurs and is continuing:

(a)                                  The Borrower shall fail to make (i) any payment of principal of any Advance when due or any payment of its reimbursement obligations under any Letter of Credit when due, or (ii) any payment of interest thereon or any fees or other amounts payable under this Agreement within 10 Business Days after such interest, fees or other amounts shall have become due; or

(b)                                 Any representation or warranty or written statement made by the Borrower (or any of its officers) in any Credit Document or in any schedule, certificate or other document delivered pursuant to or in connection with any Credit Document shall prove to have been incorrect in any material respect when made (other than any representation or warranty or written statement made pursuant to Section 3.03); or

(c)                                  The Borrower shall (A) fail to perform or observe the covenants set forth in Section 5.01, 5.02 or 5.03; provided that (x) in the case of covenants set forth in Sections 5.01(g) and (h) (with the exception of the use of proceeds for any Hostile Acquisition) and Sections 5.03(b) through (i) such failure shall remain unremedied for 10 days after written notice thereof given by the Administrative Agent or any Lender to the Borrower and (y) in the case of covenants set forth in Sections 5.01(a), (b), (d), (e), (f) and (i) and Sections 5.02(f), (g), (h) and (i) such failure shall remain unremedied for 30 days after written notice thereof given by the Administrative Agent or any Lender to the Borrower or (B) the Borrower shall fail to perform or observe any other term, covenant or agreement contained herein on its part to be performed or observed and any such failure shall remain unremedied for 30 days after written notice thereof given by the Administrative Agent or any Lender to the Borrower (and, in all cases set forth herein, if such notice was given by a Lender, to the Administrative Agent); or

(d)                                 One or more Hedge Agreements of the Borrower or any Material Subsidiary shall be terminated by a counterparty thereunder as a result of a default on the part of, or other event with respect to, the Borrower or such Material Subsidiary (whether described as a default or an early termination event, or in any other manner) resulting in payment obligations (whether described as termination payments or close-out amounts, or in any other manner) on the part of the Borrower or such Material Subsidiary exceeding $150,000,000 in the aggregate, and such amount shall not be paid when due (after any applicable grace period) (unless the subject of a good faith dispute); or

(e)                                  (i) The Borrower or any of its Material Subsidiaries shall fail to pay any principal, premium or interest on any Indebtedness having an outstanding principal amount in excess of $75,000,000 in the aggregate for the Borrower and its Material Subsidiaries, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) the Borrower or any of its Material Subsidiaries shall fail to perform or observe any term, covenant or agreement on its part to be observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or pursuant to any notice of optional redemption with respect thereto), prior to the stated maturity thereof; or

(f)                                    The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors or shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions described in this subsection (f); or

(g)                                 Any proceeding shall be instituted against the Borrower or any of its Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and such proceeding shall remain undismissed or unstayed for a period of 120 days; or

(h)                                 A final judgment or order for the payment of money of at least $75,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and such judgment or order shall continue unsatisfied and in effect for a period of 30 consecutive days (excluding therefrom any period during which enforcement of such judgment or order shall be stayed, whether by pendency of appeal, posting of adequate security or otherwise); or

(i)                                     Any ERISA Event shall have occurred with respect to a Title IV Plan that results in a Material Adverse Change, and, 30 days after notice thereof shall have been given by the Borrower to the Administrative Agent or any Lender, such ERISA Event shall still exist; or

(j)                                     This Agreement or any other Credit Document shall fail to be in full force and effect (except in accordance with the terms thereof) or the Borrower shall so assert; or

(k)                                  A Change in Control shall have occurred; or

(l)                                     any representation or warranty or written statement made by the Borrower (or any of its officers) in connection with any Related Document pursuant to Section 3.03 shall prove to have been incorrect in any material respect when made; or

(m)                               an “Event of Default” under and as defined in any Indenture executed and delivered in connection with any Bond Letter of Credit shall have occurred and be continuing.

Section 6.02.  Remedies.

(a)                                  If any Event of Default shall occur and be continuing, then, and in any such event, (i) the Administrative Agent (A) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances, the Swingline Lender to make Swingline Advances and the LC Banks to issue Letters of Credit to be terminated, whereupon the same shall immediately terminate; and/or (B) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; (ii) any LC Bank may issue a notice to the Borrower for and in accordance with each outstanding Letter of Credit providing that such LC Bank’s obligations under each such Letter of Credit shall terminate on the fifth Business Day following the delivery of such notice; (iii) the Administrative Agent, for the account of the applicable LC Bank, may, by notice to the Borrower, give notice of the occurrence of an Event of Default to the Trustee for each series of Bonds supported by a Bond Letter of Credit and instruct such Trustee either to accelerate such Bonds, thereby causing such Bond Letter of Credit to expire thereafter, per the terms of such Bond Letter of Credit, or to effect a mandatory tender of such Bonds and (iv) the Administrative Agent, for the account of the applicable LC Bank, may exercise any other rights or remedies it may have under the Related Documents executed and delivered in connection with any Bond Letter of Credit.  Notwithstanding anything in this Section 6.02 to the contrary, an Event of Default under any of (x) subsection (l) or (m) of Section 6.01, or (y) subsection (c) of Section 6.01 resulting from a breach of Section 5.01(i) or Section 5.02(f), (g), (h), or (i) or Section 5.03(a) (solely with respect to notices relating to a breach of any of the foregoing specified sections of this Agreement) shall not constitute an Event of Default for any purpose of this Agreement except for the purpose of exercising the remedies described in clauses (iii) and (iv) of this Section 6.02(a) and shall not give the Administrative Agent the right to exercise any other remedy described in this Section 6.02(a), unless the facts and circumstances underlying such Event of Default give rise to another Event of Default otherwise described in Section 6.01.  If any Event of Default described in subsection (f) or (g) of Section 6.01 with respect to the Borrower shall occur and be continuing, then (A) the obligation of each Lender to make Advances, the obligation of the Swingline Lender to make Swingline Advances and the obligation of the LC Banks to issue Letters of Credit shall automatically immediately terminate and (B) the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(b)                                 Cash Collateral Account.  Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Section 6.02 shall affect the obligation of the LC Banks to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit; provided, however, that (i) upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, upon notice to the Borrower, require the Borrower to deposit with the Administrative Agent an amount in the cash collateral account (the “Cash Collateral Account”) described below equal to the aggregate maximum amount available to be drawn under all Letters of Credit outstanding at such time and (ii) at any time that there shall exist a Defaulting Lender, promptly upon (and in any case within 2 Business Days after) the request of the Administrative Agent, any LC Bank or the Swingline Lender, the Borrower shall deposit with the Administrative Agent an amount in the Cash Collateral Account equal to an amount sufficient to cover all Fronting Exposure (after giving effect to Section 8.15(a)(iv) and any cash collateral provided by the Defaulting Lender).  Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties.  The Cash Collateral Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by Bank of America for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Administrative Agent in its sole discretion.  The Borrower hereby grants to the Administrative Agent for the benefit of the Lenders and the LC Banks a Lien on, and hereby assigns to the Administrative Agent for the benefit of the Lenders and the LC Banks all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit.  If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may, and, upon the Borrower’s request, shall, apply the amounts then on deposit in the Cash Collateral Account, in such priority as the Administrative Agent shall elect, toward the payment in full of any or all of the Borrower’s obligations hereunder as and when such obligations shall become due and payable.  Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Administrative Agent will repay and reassign to the Borrower any cash then on deposit in the Cash Collateral Account and the Lien of the Administrative Agent on the Cash Collateral Account and the funds therein shall automatically terminate.  Any cash deposited in the Cash Collateral Account provided to reduce Fronting Exposure or other cash collateralization obligations in relation to a Defaulting Lender shall be released promptly following (i) the elimination of the applicable Fronting Exposure or such other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender, in the appropriate portion of such deposited cash, or (ii) the Administrative Agent’s good faith determination that there exists excess cash collateral, in the amount of such excess; provided, however, (x) that cash collateral furnished by or on behalf of the Borrower shall not be released during the continuance of an Event of Default, and (y) the Person providing cash collateral and each relevant LC Bank or Swingline Lender, as applicable, may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or such other obligations.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01.  Appointment and Authority.

Each Lender and LC Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as expressly set forth in Section 7.06, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 7.02.  Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03.  Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.08 and 6.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default unless and until notice describing such Unmatured Default is given to the Administrative Agent by the Borrower, a Lender or an LC Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04.  Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an LC Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or LC Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or LC Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05.  Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.06.  Resignation of Administrative Agent.

(a)                                  The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Banks and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States that is acceptable to the Borrower as long as no Event of Default has occurred and is continuing.  If no such successor shall have been so appointed by the Majority Lenders (and accepted by the Borrower) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each LC Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 8.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)                                 Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as the Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the Swingline Lender, and (ii) the Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.

Section 7.07.  Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and LC Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders and LC Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08.  No Other Duties, Etc.

Anything herein to the contrary notwithstanding, (i) none of the Joint Lead Arrangers and Book Runners, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an LC Bank hereunder, and (ii) none of the Joint Lead Arrangers and Book Runners, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have or be deemed to have any fiduciary duty to any Lender.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.  Notices.

Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

(a)                                  if to the Borrower, Constellation Energy Group, 750 E. Pratt Street, Baltimore, Maryland 21202, Attention:  Reese Feuerman, Vice President, Finance and Treasurer, Fax: 410-470-5680;

(b)                                 if to the Administrative Agent or Bank of America, as LC Bank, to Bank of America, N.A., Mail Code: TX1-492-14-11, Bank of America Plaza, 901 Main Street, Dallas, Texas 75202-3714, Attention: Mary H. Porter, Fax: 214-290-9674; and

(c)                                  if to an initial Lender, to it at its Domestic Lending Office specified opposite its name on Schedule I hereto, and if to any other Lender, to it at its Domestic Lending Office specified in the Lender Assignment and Assumption pursuant to which it became a Lender.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic/soft medium to such party and received during the normal business hours of such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.  If such notices and communications are received after the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day.

Section 8.02.  Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower in this Agreement and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders and the LC Bank of all Extensions of Credit regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Outstanding Credit or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated.

Section 8.03.  Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and LC Bank listed on the signature pages hereto that such Lender or LC Bank, as applicable, has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender, the Swingline Bank and each LC Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders, except as a consequence of a transaction expressly permitted under Section 5.02(b).

Section 8.04.  Successors and Assigns.

(a)                                  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

(b)                                 Each Lender may assign to one or more Eligible Assignees (each of which is not a Defaulting Lender) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Extensions of Credit at the time owing to it under such Commitment); provided, however, that (i) the consent of the Borrower, the Administrative Agent, the Swingline Lender and each LC Bank (in each case, such consent not to be unreasonably withheld or delayed and, in the case of the Borrower, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice of such proposed assignment) shall be required unless such assignment is pursuant to Section 8.04(h), (ii) the consent of the LC Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), (iii) the consent of the Borrower is not required for any assignment by a Lender to its Affiliate, (iv) the consent of the Borrower is not required upon the occurrence and during the continuation of an Event of Default, (v) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall be in a minimum amount of the lesser of the amount of such Lender’s then remaining Commitment and $5,000,000 or an integral multiple of $1,000,000 in excess thereof, unless otherwise agreed by the Borrower and Administrative Agent (which agreement shall not be unreasonably withheld), provided, however that in the case of an assignment (A) of the entire remaining amount of the Lender’s Commitment and the Outstanding Credits at the time owing to it or (B) to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, (vi) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (vii) no such assignment shall be made to the Borrower, any of the Borrower’s Affiliates or Subsidiaries or to a natural person, and (viii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and the assignor or assignee under each such assignment shall pay to the Administrative Agent an administrative fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such administrative fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the assignee shall acquire (and fund as appropriate) its full pro rata share of all Advances and funded participations in Letters of Credit and Swingline Advances in accordance with its Commitment Percentage, the amounts of which the Administrative Agent shall notify such assignee.  Upon acceptance and recording pursuant to Section 8.04(e), from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof unless otherwise agreed by the Administrative Agent (the Borrower to be given reasonable notice of any shorter period), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party to this Agreement (but shall continue to be entitled to the benefits of Sections 2.13 and 8.05 afforded to such Lender prior to its assignment as well as to any fees accrued for its account hereunder and not yet paid)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with provision (b)(viii) of this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c)                                  By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any obligations under this Agreement or any other instrument or document furnished pursuant thereto; (iii) such assignor and such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received copies of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amount of Outstanding Credits owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in subsection (b) above and, if required, the written consent of the Borrower, the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.

(f)                                    Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or entities (other than the Borrower, the Borrower’s Affiliates, the Borrower’s Subsidiaries, a Defaulting Lender or any natural person) in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Outstanding Credits owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13 and 8.05 and of the tax provision contained in Section 2.18 to the same extent as if it were the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity, unless the sale of the participation is made with the Borrower’s prior written consent), except that all claims made pursuant to such Sections shall be made through such selling Lender, (iv) if a participant would be a Non-U.S. Payee if it were a Lender, such participant shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.18(f) as though it were a Lender, and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower under this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers (x) decreasing any fees payable hereunder or the amount of principal of, or the rate at which interest is payable on, the Outstanding Credits, (y) extending any principal payment date or date fixed for the payment of interest on the Outstanding Credits or (z) extending the Commitments).  Such participations shall not create any “security” (as the word “security” is defined under the Securities Act of 1933, as amended) of the Borrower.

(g)                                 Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.

(h)                                 Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto.  In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Advances made to the Borrower by the assigning Lender hereunder.

Section 8.05.  Expenses; Indemnity.

(a)                                  The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, including, without limitation, the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent and its Affiliates (and, to the extent necessary, one additional local counsel in any relevant jurisdiction), in connection with entering into this Agreement and the other Credit Documents and in connection with any amendments, modifications or waivers of the provisions thereof (whether or not the transactions hereby contemplated are consummated), and all reasonable out-of-pocket expenses, including, without limitation, the reasonable fees, charges and disbursements of counsel, incurred by the Administrative Agent, the Swingline Lender, any LC Bank or any Lender in connection with the enforcement or protection of their rights in connection with the Credit Documents or in connection with the Extensions of Credit made hereunder.

(b)                                 The Borrower agrees to indemnify each Lender against any actual loss, calculated in accordance with the next sentence that such Lender may incur as a consequence of (i) any failure by the Borrower to borrow or to Convert any Eurodollar Advance hereunder (including as a result of the Borrower’s failure to fulfill any of the applicable conditions set forth in Article III) after irrevocable notice of such borrowing or Conversion has been given pursuant to Section 2.03, (ii) any payment or prepayment of a Eurodollar Advance by the Borrower made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto, including as a result of an Event of Default, (iii) any default in payment or prepayment of the principal amount of any Eurodollar Advance or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity or otherwise), or (iv) any assignment of a Eurodollar Advance made at the request of the Borrower pursuant to Section 2.19 on a date other than the last day of the Interest Period applicable thereto, including, in each such case, any loss or reasonable expense incurred or to be incurred by such Lender in liquidating or employing deposits from third parties, or with respect to commitments made or obligations undertaken with third parties, to effect or maintain any Advance hereunder or any part thereof as a Eurodollar Advance.  Such loss shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Advance being paid, prepaid, not borrowed or Converted or assigned (assumed to be the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, failure to borrow or Convert or assignment to the last day of the Interest Period for such Extension of Credit (or, in the case of a failure to borrow or Convert the Interest Period for such Extension of Credit that would have commenced on the date of such failure) over (ii) the amount of interest at the Eurodollar Rate for the relevant remaining interest period (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid, not borrowed or Converted or assigned for such period or Interest Period, as the case may be, but excluding any anticipated profit.

(c)                                  The Borrower agrees to indemnify the Administrative Agent, the Swingline Lender, the LC Banks, each Lender, each of their Affiliates (including, in the case of Bank of America, Banc of America Securities LLC) and the directors, officers, employees, advisors, attorneys-in-fact and agents of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities and related reasonable out-of-pocket costs and expenses, including reasonable counsel fees and expenses, incurred by any Indemnitee arising out of (i) the consummation of the transactions contemplated by this Agreement, (ii) the use of the proceeds of the Extensions of Credit, (iii) any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement, (iv) the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon, or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including any of the foregoing arising from the negligence, whether sole or concurrent, on the part of any Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee; provided, further, that the Borrower agrees that it will not, nor will it permit any Subsidiary to, without the prior written consent of each Indemnitee named in such settlement as set forth below (such consent not to be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Section 8.05(c) (whether or not any Indemnitee is an actual or potential party to such claim, action, suit or proceeding), if such settlement, compromise or consent includes any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee or involves any payment of money or other value by any Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee.

(d)                                 The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the termination of the Commitments, the repayment of any of the Outstanding Credits, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section shall be payable on written demand therefor.

(e)                                  Ten Business Days prior to the date on which any amount or amounts due under this Section are payable in accordance with a demand from a Lender or the Administrative Agent for such amount or amounts, such Lender or the Administrative Agent will cause to be delivered to the Borrower a certificate, which shall be conclusive absent manifest error, setting forth any amount or amounts that such person is entitled to receive pursuant to subsection (b) of this Section and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined.

(f)                                    To the extent permitted by applicable law, none of the parties hereto shall assert, and each hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any other Credit Document, the transactions contemplated herein or therein, any Extension of Credit or the use of proceeds thereof.

Section 8.06.  Right of Setoff.

If (i) an Event of Default shall have occurred and be continuing and (ii) the request shall have been made or the consent granted by the Majority Lenders as specified by Section 6.02 to authorize the Administrative Agent to declare the Extensions of Credit of the Borrower due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower under this Agreement, irrespective of whether or not such Lender shall have made any demand under this Agreement, and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 8.07.  Applicable Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8.08.  Waivers; Amendment.

(a)                                  No failure or delay of the Administrative Agent or any Lender in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 No provision of this Agreement may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders (but only when notice thereof is delivered to the Administrative Agent in accordance with Section 8.01) or the Administrative Agent with the consent or at the direction of the Majority Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Outstanding Credit, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Outstanding Credit (other than pursuant to an amendment to or waiver of Section 2.08), without the prior written consent of each Lender affected thereby, (ii) increase the Commitment of any Lender, decrease the fees owing to any Lender (except pursuant to Section 8.15) or postpone the payment of any fee owing to any Lender without the prior written consent of such Lender, (iii) amend, waive or modify the provisions of Section 2.15, Section 2.16 or Section 8.04(h), the provisions of this Section or the definition of the “Majority Lenders”, without the prior written consent of each Lender, (iv) release or permit the transfer of the obligations of the Borrower hereunder without the prior written consent of each Lender, except as permitted by Section 5.02(b) or (v) change the definition of LC Committed Amount without the prior written consent of the applicable LC Bank (which consent shall not be unreasonably withheld); provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the LC Bank hereunder without the prior written consent of the Administrative Agent or the LC Bank, as the case may be, provided, further that this Agreement may be amended and restated without the consent of any Lender, any LC Bank, or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender, LC Bank or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender, such LC Bank or the Administrative Agent, as the case may be; provided, further, that (i) the Termination Date with respect to any Lender’s

Commitment may be extended with only the consent of the Lenders agreeing to such extension with respect to such Lender’s Commitment, and (ii) any amendment to this Agreement to effectuate such extension, including the creation of separate tranches of Commitments with extended Termination Dates with different pricing and other terms, may be made with the consent of the Majority Lenders.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

(c)                                  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 8.09.  ENTIRE AGREEMENT.

THIS AGREEMENT (INCLUDING THE SCHEDULES AND EXHIBITS HERETO), THE NOTES, THE LETTERS OF CREDIT AND THE FEE LETTER (COLLECTIVELY, THE “AGREEMENT DOCUMENTS”) REPRESENT THE ENTIRE CONTRACT AMONG THE PARTIES RELATIVE TO THE SUBJECT MATTER HEREOF AND THEREOF.  ANY PREVIOUS AGREEMENT, WHETHER WRITTEN OR ORAL, AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF OR THEREOF IS SUPERSEDED BY THE AGREEMENT DOCUMENTS.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  NOTHING IN THIS AGREEMENT OR THE FEE LETTERS, EXPRESSED OR IMPLIED, IS INTENDED TO CONFER UPON ANY PARTY OTHER THAN THE PARTIES HERETO AND THERETO ANY RIGHTS, REMEDIES, OBLIGATIONS OR LIABILITIES UNDER OR BY REASON OF THE AGREEMENT DOCUMENTS.

Section 8.10.  Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.  Without limiting the foregoing provisions of this Section 8.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any LC Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 8.11.  Counterparts/Telecopy.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.03.  Delivery of executed counterparts by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

Section 8.12.  Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.13.  Jurisdiction; Venue; Waiver of Jury Trial.

(a)                                  The Borrower, the Administrative Agent, each LC Bank, the Swingline Lender and each Lender hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any Federal court, to the extent permitted by law, of the United States of America sitting in the borough of Manhattan in New York City or, if such Federal court is not available due to lack of jurisdiction, any New York State court sitting in the borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal Court, to the extent permitted by law, or in such New York State court.  The Borrower, the Administrative Agent, each LC Bank, the Swingline Lender and each Lender each agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Subject to the foregoing and to subsection (b) below, nothing in this Agreement shall affect any right that any party thereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party thereto in the courts of any jurisdiction.

(b)                                 The Borrower, the Administrative Agent, each LC Bank, the Swingline Lender and each Lender each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  The Borrower, the Administrative Agent, each LC Bank, the Swingline Lender and each Lender each hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  THE BORROWER, THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, EACH LENDER AND EACH LC BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR

ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC BANKS AND THE BORROWER ENTERING INTO THIS AGREEMENT.

Section 8.14.  Confidentiality; USA PATRIOT Act.

(a)                                  The Administrative Agent, each LC Bank, the Swingline Lender and each Lender shall hold in confidence all non-public, confidential or proprietary information, memoranda, or extracts (collectively, “Information”) furnished to the Administrative Agent, such LC Bank, the Swingline Lender and such Lender (directly or through the Administrative Agent) by the Borrower under this Agreement or in connection with the negotiation thereof; provided that the Administrative Agent, such LC Bank, the Swingline Lender and such Lender may disclose any such Information (i) (A) to its directors, officers, employees, agents, auditors, attorneys, consultants and advisors and, (B) to the extent necessary for the administration of this Agreement, to its Affiliates and the directors, officers and employees of its Affiliates, (ii) to any regulatory or supervisory authority having authority to examine the Administrative Agent, such LC Bank, the Swingline Lender, such Lender or such Lender’s Affiliates, (iii) as required by any legal or governmental process or otherwise by law (with such Lender providing details, to the extent permitted by law, to the Borrower of the Information disclosed pursuant to this clause (iii)), (iv) to any Person to which the Administrative Agent, such LC Bank, the Swingline Lender or such Lender sells or proposes to sell an assignment or a participation in its Outstanding Credits hereunder, if such other Person agrees for the benefit of the Borrower to comply with the provisions of this Section and (v) to the extent that such Information shall be publicly available or shall have become known to the Administrative Agent, such LC Bank, the Swingline Lender or such Lender independently of any disclosure by the Borrower under this Agreement or in connection with the negotiation thereof.  The Administrative Agent, any LC Bank, the Swingline Lender and any Lender disclosing Information pursuant to clause (i) or (iv) of this Section 8.14 will take reasonable steps to ensure that the persons receiving such Information pursuant to such Sections will hold the same in confidence in accordance with this Section 8.14.  To the extent possible, the Administrative Agent, any LC Bank, the Swingline Lender and any Lender disclosing Information pursuant to clause (ii) or (iii) of this Section 8.14 will take reasonable steps to ensure that the persons receiving such Information pursuant to such Sections will hold the same in confidence in accordance with this Section 8.14.

(b)                                 Notwithstanding the foregoing, any Lender may disclose the provisions of this Agreement and the amounts, maturities and interest rates of its Outstanding Credits to any purchaser or potential purchaser of such Lender’s interest in any Outstanding Credits.  Notwithstanding anything to the contrary in this Agreement, each party hereto shall not be limited from disclosing the US tax treatment or US tax structure of the transactions contemplated by this Agreement.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender

(made through the Administrative Agent), provide all documentation and other information that the Administrative Agent or such Lender (made through the Administrative Agent) reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 8.15.  Defaulting Lenders.

(a)                                  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.08(c).

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 8.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the LC Banks or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the LC Banks or Swingline Lender, to be held in the Cash Collateral Account, in accordance with the procedures set forth in Section 6.02, for future funding obligations of that Defaulting Lender of any participation in any Swingline Advance or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in the Cash Collateral Account, and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the LC Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any LC Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance or Unreimbursed LC Disbursement in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advance or Unreimbursed LC Disbursement was made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Unreimbursed LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Unreimbursed LC Disbursements owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 8.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender shall not be entitled to receive any Facility Fee in respect of such Defaulting Lender’s Commitments not utilized by Advances or any Letter of Credit Fee pursuant to Section 2.05 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Advances pursuant to Sections 2.03 and 2.04, the Commitment Percentage of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Unmatured Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Advances shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the sum of the Outstanding Credits, Swingline Outstandings and LC Outstandings of that Lender.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the LC Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 8.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 8.16.  No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent,  each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger or Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger or Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.17.  The Platform.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any LC Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any LC Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 8.18.  Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.19.  Waiver of Notice of Termination of Existing Credit Agreement.

Each of the Lenders party hereto that is party to the Existing Credit Agreement, in its capacity as a “Lender” under the Existing Credit Agreement, hereby waives as of the date hereof the notice requirement under Section 2.10(b) of the Existing Credit Agreement for three Business Days’ prior notification of termination of the commitments thereunder.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC., as Borrower

By	/s/ Reese K. Feuerman
Name: Reese K. Feuerman
Title: Vice President, Finance and Treasurer

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and Swingline Lender

By	/s/ Patrick Martin
Name: Patrick Martin
Title: Senior Vice President

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

BANK OF AMERICA, N.A., as Lender

By	/s/ Patrick Martin
Name: Patrick Martin
Title: Senior Vice President

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By	/s/ Emily Freedman
Name: Emily Freedman
Title: Vice President

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

CITIBANK, N.A., as Lender

By	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Authorized Signatory

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

BNP PARIBAS, as Lender

By	/s/ Nicole Mitchell
Name: Nicole Mitchell
Title: Vice President

By	/s/ Christopher Sked
Name: Christopher Sked
Title: Director

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

THE BANK OF NOVA SCOTIA, as Lender

By	/s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Director

By	/s/ Christopher Reo Day
Name: Christopher Reo Day
Title: Associate

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

UBS LOAN FINANCE LLC, as Lender

By	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

MORGAN STANLEY BANK, N.A., as Lender

By	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Vice President

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

JPMORGAN CHASE BANK, N.A., as Lender

By	/s/ Juan J. Javellana
Name: Juan J. Javellana
Title: Vice President

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By	/s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

By	/s/ Douglas Weir
Name: Douglas Weir
Title: Director

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

Goldman Sachs Bank USA, as Lender

By	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By	/s/ Dixon Schultz
Name: Dixon Schultz
Title: Director

By	/s/ Sharada Manne
Name: Sharada Manne
Title: Director

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

UNION BANK, N.A., as Lender

By	/s/ Bryan P. Read
Name: Bryan P. Read
Title: Vice President

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By	/s/ Chi-Cheng Chen
Name: Chi-Cheng Chen
Title: Authorized Signatory

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, as Lender

By	/s/ John Henry Lewin III
Name: John Henry Lewin III
Title: Vice President

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

SUMITOMO MITSUI BANKING CORP., NEW YORK, as Lender

By	/s/ Masakazu Hasegawa
Name: Masakazu Hasegawa
Title: General Manager

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

CIBC Inc., as Lender

By	/s/ Michael Gewirtz
Name: Michael Gewirtz
Title: Executive Director

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

NOMURA INTERNATIONAL PLC., as Lender

By	/s/ Julia Pearce
Name: Julia Pearce
Title: ED

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

PNC BANK N.A., as Lender

By	/s/ John E. Hehir
Name: John E. Hehir
Title: Senior Vice President

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

FIRST COMMERCIAL BANK, NEW YORK BRANCH, as Lender

By	/s/ Jenn-Hwa Wang
Name: Jenn-Hwa Wang
Title: V.P. & General Manager

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

STATE BANK OF INDIA, as Lender

By	/s/ C Sreenivasulu Setty
Name: C Sreenivasulu Setty
Title: V.P. & Head (Syndications)

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

MALAYAN BANKING BERHAD, as Lender

By	/s/ Fauzi Zulkifh
Name: Fauzi Zulkifh
Title: General Manager

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

CHANG HWA COMMERCIAL BANK LTD., NEW YORK BRANCH, as Lender

By	/s/ Eric Y.S. Tsai
Name: Eric Y.S. Tsai
Title: Vice President & General Manager

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

PT. BANK NEGARA INDONESIA (PERSERO) TBK, NEW YORK AGENCY, as Lender

By	/s/ Jerry Phillips
Name: Jerry Phillips
Title: Credit Manager

Signature Page to Constellation Energy Group, Inc.

Credit Agreement

SCHEDULE I

LENDERS AND COMMITMENTS

Constellation Energy Group, Inc.

Credit Agreement

Name of Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office

Bank of America, N.A.	$175,000,000	901 Main Street TX1-492-14-12 Dallas, TX 75202-3714 Attn: Jackie Archuleta Tel: 214-209-2135 Fax: 214-290-8372 Email: Jacqueline.archuleta@bankofamerica.com	Same as Domestic Lending Office

The Royal Bank of Scotland plc	$175,000,000	600 Washington Boulevard Stamford, CT 06901 Attn: Tyler McCarthy Tel: 203-897-1341 Email: tyler.mccarthy@rbs.com	Same as Domestic Lending Office

Citibank, N.A.	$175,000,000	339 Park Avenue 16th Floor 5 New York, NY 10043 Attn: Citi Loan Operations Tel: 302-894-6052 Fax: 212-994-0847 Email: GLOrigination@citi.com	Same as Domestic Lending Office

BNP Paribas	$175,000,000	787 Seventh Avenue New York, NY 10019 Attn: Denis O’Meara Tel: 212-471-8108 Fax: 212-841-2203 Email: denis.omeara@americas.bnpparibas.com	Same as Domestic Lending Office

The Bank of Nova Scotia	$175,000,000	1 Liberty Plaza, 23-26 Floors 165 Broadway Plaza New York, NY 10006 Attn: Brian Cerreta Tel: 212-225-5281 Fax: 212-225-5180 Email: brian_cerreta@scotiacapital.com	Same as Domestic Lending Office

Credit Suisse AG, Cayman	$155,000,000	Eleven Madison Avenue	Same as

Islands Branch		New York, NY 10010 Attn: Christopher Day Tel: 212-325-2841 Fax: 212-322-1800 Email: christopher.day@credit-suisse.com	Domestic Lending Office

UBS Loan Finance LLC	$155,000,000	677 Washington Boulevard Stamford, CT 06901 Attn: Ray Ciraco Tel: 203-719-3571 Fax: 203-719-3888 Email: Ray.Ciraco@ubs.com	Same as Domestic Lending Office

Morgan Stanley Bank, N.A.	$125,000,000	Morgan Stanley Loan Servicing 1300 Thames Street Wharf, 4th Floor Baltimore, MD 21231 Tel: 443-627-4355 Fax: 718-223-2140 Email: msloanservicing@morganstanley.com	Same as Domestic Lending Office

Morgan Stanley Senior Funding, Inc.	$30,000,000	Morgan Stanley Loan Servicing 1300 Thames Street Wharf, 4th Floor Baltimore, MD 21231 Tel: 443-627-4355 Fax: 718-223-2140 Email: msloanservicing@morganstanley.com	Same as Domestic Lending Office

JPMorgan Chase Bank, N.A.	$137,500,000

JPMorgan Chase Bank, N.A.

JPM-Delaware Loan Services

500 Stanton Christiana Road, Ops 2/3

Newark, DE 19713

Attn: Michael J Deforge

Tel: 212-270-1656

Fax: 212-270-3089

Email: Michael.j.deforge@jpmorgan.com

			Same as Domestic Lending Office

Deutsche Bank AG New York Branch	$137,500,000	60 Wall Street New York, NY 10005 Attn: LeAnne Chen Tel: 212-250-6665 Fax: 212-553-2477 Email: leanne.chen@db.com	Same as Domestic Lending Office

Goldman Sachs Bank USA	$155,000,000	200 West Street New York, NY 10282 Attn: Lauren Day Tel: 212-934-3921 Email: gsd.link@gs.com	Same as Domestic Lending Office

Credit Agricole Corporate	$137,500,000	1301 Avenue of the Americas	Same as

and Investment Bank		New York, NY 10019 Attn: Gener David Tel: 212-261-7741 Fax: 917-849-5440 Email: gener.david@ca-cib.com	Domestic Lending Office

Union Bank, N.A.	$70,000,000	Energy Capital Services 445 S. Figueroa Street, 15th Floor Los Angeles, CA 90071 Attn: Alex Wernberg Tel: 213-236-5016 Fax: 213-236-4096 Email: alex.wernberg@unionbank.com	Same as Domestic Lending Office

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$30,000,000	1251 Avenue of the Americas New York, NY 10020 Attn: Chi-Cheng Chen Tel: 212-782-5573 Fax: 212-782-6440 Email: chchen@us.mufg.jp	Same as Domestic Lending Office

Manufacturers and Traders Trust Company	$100,000,000	M&T Center One Fountain Plaza Buffalo, NY 14203 Attn: John Henry Lewin Tel: 410-244-4815 Fax: 410-244-4022 Email: jlewin@mtb.com	Same as Domestic Lending Office

Sumitomo Mitsui Banking Corp., New York	$100,000,000	277 Park Avenue New York, NY 10172 Attn: Patrick McGoldrick Tel: 212-224-4228 Email: patrick_mcgoldrick@smbcgroup.com	Same as Domestic Lending Office

CIBC Inc.	$50,000,000	425 Lexington Avenue, 4th Floor New York, NY 10017 Attn: Robert W. Casey, Jr. Tel: 212-885-4309 Fax: 212-856-3612 Email: Robert.Casey@cibc.com	Same as Domestic Lending Office

Nomura International Plc.	$50,000,000	2 World Financial Center, 21st Floor New York, NY 10281 Attn: Charu Patel Tel: 212-667-1324 Fax: 646-587-1328 Email: charutipatel@nomura.com	Same as Domestic Lending Office

PNC Bank N.A.	$100,000,000	6750 Miller Road	Same as

		Breaksville, Ohio 44141 Attn: John Heir Tel: 410-237-4573 Fax: 410-237-5700 Email: john.hehir@pnc.com	Domestic Lending Office

First Commercial Bank, New York Branch	$20,000,000	750 Third Avenue, 34th Floor New York, NY 10017 Attn: Tammy Chou Tel: 212-599-6868 (#126) Fax: 212-599-6133 Email: fcbloan@aol.com	Same as Domestic Lending Office

State Bank of India	$40,000,000	460 Park Avenue New York, NY 10022 Attn: Kumar Anand Tel: 212-521-3209 Fax: 212-521-3389 Email: mgrsyndications1@statebank.com	Same as Domestic Lending Office

Malayan Banking Berhad	$15,000,000	400 Park Avenue, 9th Floor New York, NY 10022 Attn: Nor Almar Wallace Tel: 212-303-1319 Fax: 212-308-0109 Email: awallace@maybankusa.com	Same as Domestic Lending Office

Chang Hwa Commercial Bank Ltd., New York Branch	$10,000,000	685 Third Avenue, 29th Floor New York, NY 10017 Attn: Laura Chen Tel: 212-651-9770 (x24) Fax: 212-651-9785 Email: laura.chen@chbnyc.com	Same as Domestic Lending Office

PT. Bank Negara Indonesia (persero) Tbk, New York Agency	$7,500,000	One Exchange Plaza 55 Broadway, 5th Floor New York, NY 10006 Attn: Jerry Phillips Tel: 212-943-4750 (x301) Fax: 212-344-5723 Email: j.phillips@bankbniny.com	Same as Domestic Lending Office

AGGREGATE COMMITMENTS:	$2,500,000,000

EXHIBIT A

Form of Assignment and Assumption

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and [the][each](1) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of the Assignees hereunder are several and not joint.](2)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto (collectively, the “Credit Documents”) to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit or swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

(1)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(2)  Include bracketed language if there are multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Constellation Energy Group, Inc.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $2,500,000,000 Credit Agreement dated as of October 15, 2010 among Constellation Energy Group, Inc., as the Borrower, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent
6.	Assigned Interest[s]:

Assignor	Assignee[s](3)	Aggregate Amount of Commitment/Advances for all Lenders(4)	Amount of Commitment/Advances Assigned(8)	Percentage Assigned of Commitment/Advances(5)		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.            Trade Date:                            ](6)

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S](7)
[NAME OF ASSIGNEE]

(3)  List each Assignee, as appropriate.

(4)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(5)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

(6)  To be completed if the Assignor and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

(7)  Add additional signature blocks as needed.

ANNEX 1-2

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

ANNEX 1-3

[Consented to and](8) Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:](9)

[NAME OF RELEVANT PARTY]

By:
Title:

(8)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(9)  To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, LC Bank) is required by the terms of the Credit Agreement.

ANNEX 1-4

ANNEX 1

$2,500,000,000 Credit Agreement dated as of October 15, 2010 among Constellation Energy Group, Inc., as the Borrower, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                       Representations and Warranties.

1.1.                              Assignor[s].  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.                              Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.04(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.04(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.03(b) and (c) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) if it is a Non-U.S. Payee, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto and (d) attaches any U.S. Internal Revenue Service forms required under Section 2.17 of the Credit Agreement.

2.                                       Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 1-2

EXHIBIT B

Form of Borrowing Request

Bank of America, N.A., as administrative

agent for the lenders parties to the Credit

Agreement referred to below

Mail Code: TX1-492-14-11

Bank of America Plaza

901 Main Street

Dallas, Texas 75202-3714

Fax: 214-290-9674

Attention: Mary H. Porter

Reference is hereby made to the Credit Agreement, dated as of October 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders parties thereto (together with their successors and assigns, the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as Swingline Lender and as LC Bank.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Borrower hereby gives notice to the Administrative Agent that Borrowings under the Credit Agreement, and of the type and amount set forth below, are requested to be made on the date indicated below to the Borrower:

Type of Borrowings	Interest Period	Aggregate Amount	Date of Borrowings

Base Rate Borrowing	N/A
Swingline Advance	N/A
Eurodollar Borrowing

The Borrower hereby requests that the proceeds of the Borrowings described in this Borrowing Request be made available to the Borrower as follows:

[insert transmittal instructions].

The Borrower hereby (i) certifies that all conditions contained in the Credit Agreement to the making of any Borrowing requested have been met or satisfied in full and (ii) acknowledges that the delivery of this Borrowing Request shall constitute a representation and warranty by the Borrower that, on the date of the proposed Borrowing, the statements contained in Section 3.02 of the Credit Agreement are true and correct.

CONSTELLATION ENERGY GROUP, INC.

By
Name:
Title:

DATE:

B-2

EXHIBIT C

Form of Request for Issuance

[APPLICABLE LC BANK]

[ADDRESS OF LC BANK]

Attention:  Attention:  [                        ]

cc: Bank of America, N.A., as administrative

agent for the lenders parties to the Credit

Agreement referred to below

Mail Code: TX1-492-14-11

Bank of America Plaza

901 Main Street

Dallas, Texas 75202-3714

Fax: 214-290-9674

Attention: Mary H. Porter

[Date]

Ladies and Gentlemen:

The undersigned, Constellation Energy Group, Inc. (the “Borrower”), refers to the Credit Agreement, dated as of October 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders parties thereto (together with their successors and assigns, the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as Swingline Lender and as LC Bank, and hereby gives you notice, pursuant to Section 2.04 of the Credit Agreement, that the Borrower hereby requests the issuance of a Letter of Credit (the “Requested Letter of Credit”) in accordance with the following terms:

(i)            the requested date of [issuance] [modification] [amendment] of the Requested Letter of Credit (which is a Business Day) is                           ;

(ii)           the expiration date of the Requested Letter of Credit requested hereby is                       ;(1)

(1)                                  Date may not be later than the fifth Business Day preceding the Termination Date.

(iii)          the proposed stated amount of the Requested Letter of Credit is                               ;

(iv)          the beneficiary of the Requested Letter of Credit is:  [insert name and address of beneficiary]; [and]

(v)           the conditions under which a drawing may be made under the Requested Letter of Credit are as follows:                                       [.][;and]

[(vi)       the Borrower hereby requests that ISP 3.14 not apply to the Requested Letter of Credit.](2)

Attached hereto as Exhibit A is a consent to this requested [amendment] [modification] executed by the beneficiary of the Letter of Credit.(3)

[Upon the [issuance] [amendment] of the Letter of Credit by the LC Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to an issuance of a Letter of Credit that are specified in Section 3.02 of the Credit Agreement have been satisfied.](4)

CONSTELLATION ENERGY GROUP, INC.

By
Name:
Title:

(2)                                  Delete if not applicable.

(3)                                  Include this paragraph only if request is for modification or amendment of the Letter of Credit.

(4)                                  Include this paragraph only if request is for issuance or amendment to increase stated amount of a Letter of Credit.

C-2

EXHIBIT D

Form of Letter of Credit Application (Bank of America, N.A.)

For Bank of America Use Only
Application and Agreement for Standby Letter of Credit TO: Bank of America, N.A. (“Bank of America”)	L/C No.
A. Application.

o

1. Applicant Name & Address requests Bank of America to issue an irrevocable letter of credit (the “Letter of Credit”) as follows:
☐ Full text teletransmission ☐ Airmail ☐ Courier

2. In favor of (Beneficiary Name and Address):

3. For Account of / Named Applicant on the Letter of Credit (Name and address (PO Box is not acceptable), if different from Applicant):

3a. Is this party legally related to 1. Applicant through ownership?
☐ Yes ☐ No
If yes, please indicate relationship:
☐ Parent ☐ Subsidiary ☐ Affiliate ☐ Owner
If No, provide the following:
a. Tax id number/country equivalent:
b. If an individual, Date of Birth:
c. Brief explanation of why applicant is applying for an Letter of credit for an non-related entity

4. Advising Bank (If applicable)

5. Brief description of underlying transaction:

6. Amount: ( )
(in words and figures)
Currency:
(if left blank, U.S. Dollars)
Expiration Date. Drafts to be drawn on and presented at Bank of America’s Address set forth in the Letter of Credit on or before:

☐

If this box is marked, Applicant authorizes Bank of America to effect payment of any sums due under this Application and Agreement by means of debiting Applicant’s account with Bank of America set forth below. This authorization does not effect the obligation of Applicant to pay such sums when due, if there are insufficient funds in such account to make such payment when due, or if Bank of America fails to debit the account, and this authorization does not effect any setoff rights of Bank of America at law or in equity. Applicant’s account number with Bank of America                                      .

7. Available by drafts drawn at sight on Bank of America when accompanied by the following documentation:

a. The original Letter of Credit.
b. The signed statement of the Beneficiary worded as follows (state wording that is to appear in the statement accompanying the draft; specify if such wording must be exact):

8.    Special Instructions:

B. Agreement.

THIS STANDBY LETTER OF CREDIT AGREEMENT (this “Agreement”) is issued by the undersigned applicant (the “Applicant”) in favor of Bank of America, N. A. (together with its affiliates, the “Bank”).

The Applicant hereby requests that the Bank issue the Letter of Credit (as defined below) for the account of the Applicant, pursuant to the application for Letter of Credit attached hereto (“Application”, the Application and Agreement shall sometimes be collectively referred to as the “Application and Agreement”).  The term “Letter of Credit” shall mean the standby letter of credit issued by the Bank for the account of the Applicant (including if the letter of credit is issued jointly for the account of the Applicant and any other Person, as defined below), in each case as amended or otherwise modified from time to time.  “Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.  A standby letter of credit issued by the Bank pursuant to this Application and Agreement shall be the Letter of Credit hereunder even if another Person is named as the “Applicant” or “Account Party” in such Letter of Credit.   The Applicant agrees that, except as provided below, the Letter of Credit shall be subject to the terms and provisions of this Agreement, and the Applicant further agrees with and for the benefit of the Bank as follows:

1. Letter Of Credit Procedures.

(a) Subject to the terms and conditions of this Agreement, the Bank may, in its sole and complete discretion, issue the Letter of Credit for the account of the Applicant; provided that the terms and provisions of the Letter of Credit and the Application therefor shall be satisfactory to the Bank in its discretion.

(b) Not later than three Banking Days (as defined in UCP 600 and ISP 98 as applicable, which are defined herein below) prior to the date of the proposed issuance of the Letter of Credit (or such later date as the Bank shall agree), the Applicant shall deliver this Application and Agreement for such Letter of Credit to the Bank.  The Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Bank, by personal delivery or by any other means acceptable to the Bank.

(c) The Applicant authorizes the Bank to set forth the terms of the Application in the Letter of Credit (and in any amendment thereto) in such language as the Bank deems appropriate, with such variations from such terms as the Bank may in its discretion determine to be necessary (which determination shall be conclusive) and not materially inconsistent with the Application.  The Bank may, but shall not be obligated to, request the Applicant to review the form of the Letter of Credit prior to issuance thereof, in which case the Applicant shall be deemed to have approved the form of such Letter of Credit.  Notwithstanding, the Applicant agrees that the Letter of Credit shall be conclusively presumed to be in proper form unless the Applicant notifies the Bank in writing of any inconsistency in the Letter of Credit within three Banking Days of its issuance.  Upon receipt of timely notice of any inconsistency in the Letter of Credit, the Bank will endeavor to obtain the consent of the Beneficiary and any confirming bank for an appropriate modification to the Letter of Credit;  provided that the Bank shall have no liability or responsibility for its failure to obtain such consent.

(d) The Applicant accepts the risk that the Letter of Credit will be interpreted or applied other than as intended by the Applicant to the extent the Letter of Credit (i) permits presentation at a place other than the place of issuance, (ii) permits application of laws or practice rules with which the Applicant or the Bank is unfamiliar, (iii) includes ambiguous, inconsistent or impossible requirements, (iv) requires termination or reduction against a presentation made by the Applicant rather than the Beneficiary or (v) fails to incorporate or modifies appropriate letter of credit practices rules.

(e) The delivery of this Application and Agreement shall automatically constitute a representation and warranty by the Applicant to the Bank to the effect that on the requested date of issuance or amendment of the Letter of Credit, (i) the representations and warranties of the Applicant set forth in Section 10 shall be true and correct as of such requested date as though made on the date thereof and (ii ) no Deposit Event, as defined in Section 3 below, shall have then occurred and be continuing or will result from the issuance.

(f)  The Letter of Credit may be issued by any office of the Bank in its sole discretion within or outside the United States.

2. Applicant Payments.

(a) The Applicant hereby agrees to reimburse the Bank forthwith upon demand in an amount equal to any payment or disbursement made by the Bank under the Letter of Credit, together with interest on the amount so paid or disbursed by the Bank from and including the date of payment or disbursement to but not including the date the Bank is reimbursed by the Applicant at the interest rate described in Section 2(g).  The obligation of the Applicant to reimburse the Bank under this Section 2 for payments and disbursements made by the Bank under the Letter of Credit shall be absolute and unconditional under any and all circumstances, including, without limitation, the following:

(i)                       any failure of any draft, order, instrument, demand or other document drawn or presented, or to be drawn or presented, under the Letter of Credit (“Item” or collectively referred to as “Items”) to strictly comply with the terms of the Letter of Credit;

(ii)               the legality, validity, regularity or enforceability of the Letter of Credit or of any Item presented thereunder;

(iii)            any defense based on the identity of the transferee of the Letter of Credit or the sufficiency of the transfer if the Letter of Credit is transferable;

(iv)           the existence of any claim, set-off, defense or other right that the Applicant may have at any time against any Beneficiary or transferee of the Letter of Credit, the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

(v)                   any Item presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(vi)           honor of a demand for payment presented electronically even if the Letter of Credit requires that demand be in the form of a draft;

(vii)        waiver by the Bank of any requirement that exists for the Bank’s protection and not the protection of the Applicant or any waiver by the Bank which does not in fact materially prejudice the Applicant;

(viii)     any payment made by the Bank in respect of an otherwise complying Item presented after the date specified as the expiration date of, or the date by which documents must be received under the Letter of Credit if presentation after such date is authorized by the UCC, ISP98 or the UCP, as applicable; or

(ix)             any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

In the event that the Applicant shall provide written notice to the Bank within five (5) Banking Days of a payment by the Bank, that Applicant disagrees with the Bank’s findings and it is determined in a final non-appealable order by a court of competent jurisdiction that any wrongful payment or disbursement made by the Bank under the Letter of Credit was a result of any act or omission constituting gross negligence or willful misconduct on the part of the Bank, the Bank shall refund reimbursement payment paid hereunder by applicant to the Bank without interest or cost.

(b) On each fee payment date, so long as any undrawn amount of the Letter of Credit remains available, Applicant shall pay the Bank the Letter of Credit fee. The fee payment date(s) shall be the date(s) as Applicant and the Bank may agree, or in the absence of such agreement, the fee payment date shall be the date on which the Bank issues the Letter of Credit. The fee shall be at such rate per annum as Applicant and the Bank may agree or, in the absence of such agreement, at the rate customarily charged by the Bank at the time such fee is payable, based upon Applicant’s creditworthiness, as determined by the Bank in its sole discretion. The applicable Letter of Credit fee shall be calculated and payable on the undrawn amount of the Letter of Credit as of each fee payment date, and shall be for the period commencing on such fee payment date and ending on the day preceding the next fee payment date (or the expiration date of the Letter of Credit, as the case may be), both dates inclusive. The Letter of Credit fees will be computed on the basis of a 360-day year and actual days elapsed. The Bank shall not be required to refund any portion of the Letter of Credit fees paid for any period during which (i) the Letter of Credit expires or otherwise terminates or (ii) any undrawn amount of the Letter of Credit is reduced by drawings or by amendment.

(c) Applicant shall pay the Bank, on demand, commissions and fees for amendments to, payments under, extensions of or cancellation of the Letter of Credit, and other services in the amounts Applicant and the Bank may agree or, in the absence of such agreement, in the amounts customarily charged by the Bank on the date of the Bank’s demand.

(d) All payments and deposits of any kind by Applicant under this Application and Agreement, including prepayments, shall be made at the banking center or office the Bank may designate from time to time. The Bank shall have no obligation to pay Applicant interest on any such payment, prepayment or deposit made by Applicant under this Application and Agreement.

(e) (i)   All payments and deposits by Applicant under this Application and Agreement shall be in the currency in which the Letter of Credit is payable, except that the Bank may, at its option, require payments and deposits by Applicant under this Application and Agreement to be made in U.S. Dollars if the Letter of Credit is payable in a currency other than U.S. Dollars.

(ii) the amount of each payment and each deposit by Applicant under this Application and Agreement in U.S. Dollars for the Letter of Credit payable in a currency other than U.S. Dollars shall be determined by converting the relevant amount to U.S. Dollars at the Conversion Rate in effect:

(A) with respect to each payment under Section 1(a) of this Agreement, on the date the payment is made by the Bank under or in respect of the Letter of Credit; and

(B) with respect to each payment not falling under the preceding clause (A) and each deposit, on the date of the Bank’s demand for such payment or deposit.

(iii) If a U.S. Dollar deposit by Applicant under this Application and Agreement for the Letter of Credit payable in a foreign currency becomes less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit because of any variation in rates of exchange, Applicant shall deposit with the Bank, on demand, additional amounts in U.S. Dollars so that the total amount deposited by Applicant under this Application and Agreement is not less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit, determined by using the Conversion Rate on the date of the Bank’s latest demand.

(iv) “Conversion Rate” means the rate quoted by the Bank for the purchase from the Bank of the relevant currency other than U.S. Dollars with U.S. Dollars.

(f) Applicant shall reimburse or compensate the Bank, on demand, for all costs incurred, losses suffered and payments made by the Bank which are applied or allocated by the Bank to the Letter of Credit (as determined by the Bank) by reason of any and all present or future reserve, capital, deposit, assessment or similar requirements against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, the Bank.

(g) Applicant shall pay interest, on demand, on any amount not paid when due under this Application and Agreement from the due date until payment in full at a rate per annum equal to the rate of interest publicly announced from time to time by the Bank as its prime rate (the “Prime Rate”), plus three percentage points (not to exceed the maximum rate permitted by applicable law)or as otherwise agreed by the Bank. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some credits. The Bank may price credit at, above or below the Prime Rate. Any change in the Bank’s Prime Rate shall take effect at the opening of business on the day specified in the Bank’s public announcement of a change in the Bank’s Prime Rate.  Interest will be computed on the basis of a 360-day year and actual days elapsed.

3. Deposit Events. Upon the occurrence of any of the following events (each a “Deposit Event”), Applicant shall deposit with the Bank, on demand (except that such demand shall not be required in the event of an occurrence described in (b) below) and as cash security for Applicant’s obligations to the Bank under this Application and Agreement, an amount equal to the undrawn amount of the Letter of Credit:

(a) Applicant defaults under any provision of this Application and Agreement;

(b) Any bankruptcy or similar proceeding is commenced with respect to Applicant;

(c) Any default occurs under any other agreement involving the borrowing of money or the extension of credit under which Applicant may be obligated as borrower, installment purchaser or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default permits or causes the acceleration of any indebtedness or the termination of any commitment to lend or to extend credit;

(d) Applicant or any of its affiliates defaults on any other obligation to the Bank;

(e) In the opinion of the Bank, any material adverse change occurs in Applicant’s business, operations, financial condition or ability to perform its obligations under this Application and Agreement;

(f) Any guarantee of Applicant’s obligations under this Application and Agreement terminates, is revoked or its validity is contested by the guarantor, or any of the events set forth in (b) through (e) above occur with respect to the guarantor rather than the Applicant; or

(g) Any court order, injunction or other legal process is issued restraining or seeking to restrain drawing or payment under the Letter of Credit.

4. Charge to Accounts. If the Bank is unable to debit the account, if any, specified on the Application, Applicant authorizes the Bank to charge any of Applicant’s accounts with the Bank, or any affiliate of the Bank, for all amounts then due and payable to the Bank under this Application and Agreement.

5. Indemnities.

(a) Applicant will indemnify and hold the Bank (such term to include for purposes of this Section 4 affiliates of the Bank and its affiliates’ officers, directors, employees and agents) harmless from and against (i) all loss or damage arising out of the issuance by the Bank, or any other action taken by any such indemnified party in connection with the Letter of Credit including any loss or damage arising in whole or in part from the negligence of the party seeking indemnification, but excluding any loss or damage resulting from the gross negligence or willful misconduct of the party seeking indemnification, and (ii) all costs and expenses (including reasonable attorneys’ fees and allocated costs of in-house counsel and legal expenses) of all claims or legal proceedings arising out of the issuance and all actions arising from or relating to issuance by the Bank of the Letter of Credit or incident to the collection of amounts owed by Applicant hereunder or the enforcement of the rights of the Bank hereunder, including, without limitation, legal proceedings related to any court order, injunction, or other process or decree restraining or seeking to restrain the Bank from paying any amount under the Letter of Credit. Additionally, Applicant will indemnify and hold the Bank harmless from and against all claims, losses, damages, suits, costs or expenses (including reasonable attorneys’ fees and allocated costs of in-house counsel, and legal expenses) arising out of Applicant’s failure to timely procure licenses or comply with applicable laws, regulations or rules, or any other conduct or failure of Applicant relating to or affecting the Letter of Credit.

(b) If any award, judgment or order is given or made for the payment of any amount due under this Application and Agreement and such award, judgment or order is expressed in a currency other than the currency required under this Application and Agreement, Applicant shall indemnify the Bank against and hold the Bank harmless from all loss and damage incurred by the Bank as a result of any variation in rates of exchange between the date of such award, judgment or order and the date of payment (or, in the case of partial payments, the date of each partial payment thereof) in the required currency

(c) Without limiting the foregoing, the above indemnities cover all claims and liabilities for which the indemnified party is not responsible to the Applicant under this Agreement, or, if not covered in this Agreement, under applicable law or practice, and the above indemnities cover all claims and liabilities, whether they arise or are settled formally or informally, in which (i) the Beneficiary seeks to enforce the Letter of Credit or any pre-advice of its issuance or amendment, (ii) a third party seeks to enforce the rights of an applicant, Beneficiary, nominated bank, assignee of letter of credit proceeds, or holder of a document, (iii) Applicant seeks to enjoin honor or to attach proceeds from honor or to obtain similar relief against the Bank or (iv) a government agency seeks to investigate or regulate specifically this Agreement, the Letter of Credit, or any document or property received under this Application and Agreement or the Letter of Credit.

(d) Each of these indemnities shall constitute an obligation separate and independent from the other obligations contained in this Application and Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Bank from time to time, and shall continue in full force and effect notwithstanding any award, judgment or order for a liquidated sum in respect of an amount due under this Application and Agreement.

6. Limitations on the Bank’s Liability.

(a) The Bank shall not be responsible to Applicant for, and the Bank’s rights and remedies against Applicant shall not be impaired by:

(i) action or inaction of the Bank required or permitted under any law, order, or practice that is required or permitted to be applied to the Letter of Credit or this Agreement (including the law or any order of a jurisdiction where the Bank or the Beneficiary is located and the practice stated in the International Standby Practices, ICC Publication No. 590 (“ISP98”) or the current version, Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (“UCP 600”) or current version thereof, as determined at the time the Letter of Credit is issued, , and the decisions, opinions, practice statements, and official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), and the Institute of International Banking Law & Practice whether or not the Letter of Credit chooses such law or practice;

(ii) honor without regard to any non-documentary condition(s) in the Letter of Credit;

(iii) honor or other recognition of a presentation or other demand that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the Beneficiary or other person (excluding employees of the Bank and any processing agent engaged by the Bank), whether or not Applicant is innocent and obtains no benefit;

(iv) dishonor of any presentation that does not strictly comply or that is fraudulent, forged, or otherwise not entitled to honor;

(v) dishonor, which is authorized by Applicant, which occurs during the continuance of a Deposit Event, or for which Applicant is unwilling or unable to reimburse the Bank;

(vi) non-notification to Applicant of the Bank’s receipt of a presentation or claim for reimbursement under the Letter of Credit or of the Bank’s disposition thereof;

(vii) if the Bank in its sole discretion approaches Applicant for a waiver of discrepancies, dishonors regardless of Applicant’s waiver of discrepancies or request for honor; or

(viii) retention of Letter of Credit proceeds based on a valid exercise of Bank of America’s set off rights or on an apparently applicable attachment order, blocking regulation, or third-party claim  notified to the Bank.

(b)  Except as may be expressly provided in this Agreement, the Bank shall not be liable to the Applicant in contract, tort or otherwise and under no circumstances shall the Bank be liable to the Applicant or any other person for any special, indirect, consequential, exemplary, or punitive damages.

7. The Bank’s Discretion.

(a) The Bank may for Applicant’s account at any time provide in the Letter of Credit or otherwise agree to do or do any one or more of the following:

(i) send the Letter of Credit or conduct any communication to or from the Beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a Beneficiary;

(ii) assert or waive or, with any necessary consent from the Beneficiary or other person, amend any provision in the Letter of Credit or applicable practice that primarily concerns issuer operations (including (A) identification of the Letter of Credit in any presentation, (B) marking of the Letter of Credit to reflect a transfer, payment, or other action, (C) specification of banking days and hours, manner, and place for the Bank’s receiving a presentation, effecting honor, and giving notice of dishonor under the Letter of Credit, (D) duration of the period(s) for examination, approaching Applicant for a waiver, or sending a notice of refusal, (E) disposition of the Beneficiary’s documents after dishonor or while approaching Applicant for a waiver, and (F) replacement of a lost Letter of Credit or recognition of a successor Beneficiary);

(iii) select any branch or office of the Bank or any affiliate of the Bank or another Bank to act as advising, transferring, confirming, and/or nominated bank or person under the law and practice of the place where it acts (if the Letter of Credit permits advice, transfer, confirmation, and/or nomination) or to act as letter of credit processing agent for the Bank in the Bank’s issuance of the Letter of Credit or processing of demands or in any other action that the Bank is required or permitted to take under the Letter of Credit;

(iv) honor any presentation that substantially complies with the terms and conditions of the Letter of Credit, whether or not the Letter of Credit requires strict or literal compliance; and

(v) provide for or submit to arbitration, mediation, or the like for the resolution of any dispute between the Bank and Beneficiary.

(b) Unless specifically committed to do so in a writing signed by the Bank, the Bank need not consent to any Letter of Credit amendment.  If the Letter of Credit may be extended or terminated by a notice given or other action taken by the Bank (with or without the passage of time) and if Applicant desires that the Bank give a notice of non-extension under the Letter of Credit, Applicant should so notify the Bank in writing more than 15 calendar days in advance of the last day on which a timely notice may be given to Beneficiary.  Whether or not requested to do so by Applicant, the Bank shall have the right to give such notice or take such action, to fail or refuse to do so, or to fail to retain proof of doing so.  If the Bank gives such notice or takes such action at Applicant’s request, then Applicant shall obtain the Beneficiary’s acknowledgement thereof and, in the case of Letter of Credit termination, return of the original Letter of Credit.  If the Bank fails or refuses to give a notice of non-extension or termination at Applicant’s timely written request, then the Bank’s Letter of Credit fees shall be calculated as if the Bank had given such notice or taken such action.

(c) If the Beneficiary or another person claims that the Bank has wrongfully repudiated or dishonored, then the Bank shall have the right to defend or settle the claim, with or without joining Applicant in any proceeding or negotiation and without regard to whether the claimant asserts that the Bank is precluded from relying on a valid defense, and Applicant shall have the obligation to mitigate damages and, if the Bank pays or settles, to reimburse, indemnify, account for any benefits, as provided above, and to cooperate with the Bank as subrogee.

(d) The Bank’s agreement to use, or its use of, its discretion in one or more instances shall not waive its right, with or without notice to Applicant, to use its discretion differently in other similar instances and shall not establish a course of conduct on which Applicant may rely in any other instances under the same Letter of Credit.

8. Applicant’s Responsibility for Letter of Credit Text and Practice.  Applicant is responsible for preparing or approving the text of the Letter of Credit as submitted to and as issued by the Bank and as received by the Beneficiary.  The Bank’s recommendation or drafting of text or the Bank’s use or non-use or refusal to use text submitted by Applicant shall not affect Applicant’s ultimate responsibility for the final text.  Applicant is responsible for the Bank’s failure to apply, or to observe standard practice as applied to, Letter of Credit terms or conditions that (i) are erroneous, ambiguous, inconsistent, insufficient, ineffective, or illegal, (ii) require the Bank to respond to a demand in fewer than 3 banking days, or (iii)  require Applicant to sign, issue, or present a document.

9. Governing Law and Rules.

(a) This Agreement will be governed by and interpreted in accordance with (i) U.S. federal law and, (ii) the laws of the state of New York.  Unless otherwise specified in the terms of the Letter of Credit, the Letter of Credit will be subject to and governed by and interpreted in accordance with the most current version of the UCP 600 or ISP98, as applicable, in effect on the date the Letter of Credit is issued. In any event, each choice of law shall be without reference to the chosen jurisdiction’s provisions regarding conflicts of laws.

(b) Applicant and the Bank agree, to the extent permitted under applicable law, to waive any right to a trial by jury in any action or proceeding with respect to any dispute or controversy under this Application and Agreement and hereby agree that such action or proceeding will be tried before a judge without a jury.

10. Applicant Status. The word “Applicant” in this Application and Agreement refers to each signer (other than the Bank) of this Application and Agreement. If this Application and Agreement is signed by more than one Applicant, their obligations under this Application and Agreement shall be joint and several.  If there is more than one Applicant, the Letter of Credit will be issued in the name of the Account Party listed on the Application, or if no such party is listed, the first Applicant named on the Application (the “Designated Party”).  Applicant further agrees that the Designated Party shall have the exclusive right to issue all instructions relating to the Letter of Credit including (without limitation) instructions as to the disposition of documents and any unutilized funds, waiver of discrepancies, and to agree with the Bank upon any amendments, modifications, extensions, renewals, or increases in the Letter of Credit or the further financing or refinancing of any transaction effected thereunder, irrespective of whether the same may now or hereafter affect its rights or those of its legal representatives, heirs, successors or assigns.  The Designated Party shall have specimen signatures on file with the Bank and the Bank may give any notices to the Designated Party without notice to any other person listed as an Applicant on the Application.

11. Representations and Warranties. Applicant represents and warrants to the Bank that it has the authority to enter into this Application and Agreement and that such Agreement will not violate or conflict with any of the provisions of its constituent documents or any other agreement or undertaking to which it is a party or to which it is bound.

(b)    Applicant represents and warrants to the Bank that Applicant has obtained all licenses and other governmental approvals required for the import, export, shipping, storage of, financing of or payment for goods and the documents described in the Letter of Credit.  Applicant also represents and warrants to the Bank that it has paid all applicable levies, duties or other taxes imposed in connection with the Letter of Credit (other than net income taxes payable by the Bank).  Without limiting the generality of the foregoing, Applicant further expressly represents and warrants to the Bank that the transactions underlying the Letter of Credit are not prohibited under the Foreign Assets Control Regulations of the United States Treasury Department and any importation covered by the Letter of Credit conforms in every respect with all existing applicable U.S. and state laws.

12. Miscellaneous.

(a) No delay, extension of time, renewal, compromise or other indulgence which may occur or be granted by the Bank shall impair the rights and powers of the Bank hereunder. The Bank shall not be deemed to have waived any of its rights hereunder, unless the Bank shall have signed such waiver in writing.

(b) Any notice from the Bank to Applicant shall be deemed given when mailed, postage paid, or when delivered to a courier, fee paid by shipper, addressed to Applicant at the address furnished by Applicant to the Bank pursuant to this Application and Agreement, or when confirmed by electronic confirmation to the Bank as having been delivered via facsimile or other teletransmission.  Any notice from Applicant to the Bank shall be sent to the address of the Bank specified by the Bank to Applicant and shall be effective upon receipt by the Bank.

(c) Each provision of this Application and Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Application and Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Application and Agreement.

(d) Any and all payments made to the Bank hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income or franchise taxes imposed by the United States and any political subdivisions thereof (such nonexcluded taxes being herein called “Taxes”). If Applicant shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions  (including deductions applicable to additional sums payable under this Section 11(d)), the Bank shall receive an amount equal to the sum the Bank would have received had no such deductions been made, (ii) Applicant shall make such deductions, and (iii) Applicant shall pay the full amount deducted to the relevant authority in accordance with applicable law. Applicant will indemnify the Bank for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 11(d)) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Bank makes written demand therefor. Within 30 days after the date of any payment of Taxes, Applicant will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.

(e) This Application and Agreement shall be binding upon Applicant, its successors and assigns, and shall inure to the benefit of the Bank, its successors, transferees and assigns; provided that any assignment by Applicant of any of its rights or obligations under this Application and Agreement without the prior written consent of the Bank shall be void.

(f) If the Applicant requests the Bank to increase the amount of the Letter of Credit, extend or renew the Letter of Credit, otherwise modify the terms of the Letter of Credit, or finance or refinance any transaction effected under the Letter of Credit, Applicant agrees that this Agreement shall continue to bind it with respect to any action taken by the Bank or any of the Bank’s correspondents in accordance with such increase, extension, renewal or other modification and as to any transaction so financed or refinanced.

(g) Applicant shall pay the Bank for reasonable attorneys’ fees and allocated costs of in-house counsel, and legal costs paid or incurred by the Bank in connection with this Agreement or the related Letter of Credit (including, without limitation, the defense by the Bank of any proceeding initiated by the Applicant to enjoin or restrain any drawing, payment or negotiation of the Letter of Credit by the Bank, even if the Applicant is awarded such relief, provided only that the Bank has acted in good faith in defending such action).

(h) Unless the Applicant has specified in the Application that the wording of the Letter of Credit must be exact, Applicant understands that the final form of the Letter of Credit may vary from the wording specified in the Application, and Applicant authorizes the Bank to make such changes, not materially inconsistent with the Application, which the Bank deems necessary or appropriate. Applicant understands that the risk to Applicant is greater if Applicant requests a standby letter of credit which requires only a draft, rather than a standby letter of credit which requires supporting documentation.

(i) In the event of any change or modification, with the consent of Applicant, which consent may be given by any means of submission acceptable to the Bank,  including, without limitation, computer, facsimile or telex, relative to the Letter of Credit or any instrument called for hereunder, including any waiver made or in good faith believed by the Bank to have been made by Applicant of any term hereof or the noncompliance of any such instruments with the terms of the Letter of Credit, this Application and Agreement shall be binding upon Applicant with regard to the Letter of Credit as so changed or modified, and to any action taken by the Bank or any of its correspondents relative thereto. No term or provision of this Application and Agreement can be changed orally, but only in a writing and signed by Applicant and the Bank.  This Application and Agreement may be amended, supplemented or modified from time to time by a rider, amendment or supplement executed by Applicant and accepted by the Bank.

(j) The Bank assumes no liability or responsibility for the consequences arising out of delay and/or loss in transit of any message, letter or documentation, or for delay, mutilation or other error arising in the transmission of any teletransmission. In no event shall the Bank be liable for any special, indirect, consequential or exemplary damages.

(k) If Applicant includes in the Application any language describing events or conditions that would not be possible for the Bank to verify solely from the documents required to be presented under the Letter of Credit, Applicant acknowledges and agrees that the Bank has no obligation to verify compliance with such requirements.

NOTICE OF FINAL AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Application and Agreement is executed by Applicant on                      .

Name of Applicant		FOR OFFICE USE ONLY

☐ Trade Operations _________________ Mail Code# __________________

By:	Title	COMMISSION	☐ Per Standard Fee Schedule	☐ Other ____________	☐ Charge Banking Center
			☐ Charge Directly	☐ Commissions and Charges only	☐ Drawings, Commissions and Charges

Name of Applicant (if any, co-signing with the Applicant above)		APPROVING OFFICER (Printed Name)		PHONE #

By:	Title	OFFICER TELEPHONE #		FAX #

(WHERE SPECIMEN SIGNATURES OF THE APPLICANT NAMED ABOVE ARE NOT ON FILE WITH BANK OF AMERICA, THE FOLOWING SIGNATURE VERIFICATION IS REQUIRED.)		DDA APPLICANT A/C #

The above signature of an officer, partner or agent of each Applicant indicated above confirms to that on file with us and such officer, partner or agent is fully authorized to sign this Agreement for such Applicant.

APPROVING BANK OFFICER SIGNATURE

By: BANK (Full Name) (Bank Address)		OFFICER — INTEROFFICE ADDRESS

Authorized Signature/Title (Specimen signature of the signer must be on file with Bank of America)		OFFICER NUMBER AND COST CENTER NUMBER

Bank of America, N.A.

EXHIBIT E

Form of Letter of Credit Application (The Royal Bank of Scotland plc)

Bank letter of credit number:

APPLICATION FOR IRREVOCABLE STANDBY LETTER OF CREDIT

UNDER CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT

Applicant(s) (Full name and address):	Issuing Bank:
The Royal Bank of Scotland plc
600 Washington Boulevard
Stamford, CT 06901

Date of Application:	Expiry Date:

Place of Expiry:

Issue by (air) mail
Issue by courier Issue by other (specify):	Beneficiary (Full name and street address* including contact name, telephone and fax number):

MANDATORY-Purpose of Letter of Credit:

* PO Boxes alone are unacceptable
MANDATORY-Relationship of Applicant to Beneficiary:	Currency and Amount in Figures and Words (Please use ISO Currency Codes, eg. USD):
Letter of credit to be issued with the terms and conditions set forth in the attached specimen.

Credit available against the document(s) detailed herein:
Beneficiary’s sight draft(s) drawn on Issuing Bank

Original Letter of Credit and any & all amendments to the Credit

Beneficiary’s signed and dated statement, reading as follows:

Other documents (specify issuer(s) and data content):

Credit to be issued subject to (check one):

International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (ISP98)

• Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600

(UCP 600)

See attached for additional instructions	Check if only a single drawing for all or a portion of the amount of the letter of credit is permitted

Please treat the Credit as a ☐ financial standby or ☐ performance standby

The undersigned applicant(s) requests you to issue on our behalf and for our account your Irrevocable Letter of Credit (herein called the “Credit”), substantially in accordance with these instructions (marked (x) where appropriate). The undersigned applicant(s) agrees (jointly and severally if more than one) to be bound by the terms and conditions of the Continuing Agreement for Standby Letters of Credit dated                                made by the undersigned to you (which you may have received by fax transmission).

Applicant’s Name:		Applicant’s Name:

By:		By:
	Print Name:		Print Name:
	Title:		Title:

THIS IS AN IMPORTANT LEGAL DOCUMENT.  CONSULT WITH YOUR LEGAL COUNSEL.

EXHIBIT F

Form of Letter of Credit Application (Citibank, N.A.)

Application for Standby Letter of Credit

Citibank, N.A., New York, NY

Attn: Standby Letter of Credit Dept.

Advising Bank (Name and Address)	Applicant (Name and Address)

Beneficiary (Name and Address)	Expiry Date and Place:

Amount: (In specific currency):

This Application is for the issuance of a standby letter of credit under and subject to the terms and conditions of (select one):

☐	The Agreement for Standby Letter of Credit attached hereto
☐	The Continuing Agreement for Letters of Credit dated ______________________ *
☐	Other (describe):

Subject to the following terms and conditions, please issue your irrevocable Standby Letter of Credit (hereinafter called the “Credit”) to be available by sight payment with:

☐	Citibank, N.A., New York
or,
☐
(Insert a Nominated Paying Bank)

against presentation of the Beneficiary’s written statement stating that the amount drawn represents funds due and payable because of the following reason(s) (select one or more):
☐	Applicant of the Credit has failed to comply with terms or conditions of a contract described as:

☐	Applicant of the Credit has been awarded a contract under an offer to bid and has failed to become a party to the contract related thereto (describe):

☐

It has become necessary for the Beneficiary, which is a bank or other financial entity that has issued a local guarantee or standby on the basis of the Credit, to make payment under such local guarantee or standby.

* If a Continuing Agreement is already in place, submit only this Application, with customer’s signature and account manager’s approvals on page 2 of this form.

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Please select any of the following that apply:

☐

Attachments hereto impose additional terms and conditions on Applicant and/or Citibank and are incorporated into this Application as if fully set forth herein, (e.g. sample language or form of the Credit).

☐	Provide clear, precise but brief description of the underlying transaction for information purposes only:

☐	Credit to be issued in transferable form.

☐	Credit is to contain an automatic extension clause with (specify all that apply):

(i) a notification period of ( ) days in the event of non-extension;
(ii) [one][multiple] renewal period(s) of ( );
(iii) a final expiration date of ( );
(iv) ☐ insert drawing option: Beneficiary received a notice of non-extension of the expiration date of the Credit and has not received a satisfactory substitute letter of credit.

☐	All banking charges, other than Citibank, N.A.’s charges, are for account of: ☐ Beneficiary ☐ Applicant

Transmit the Credit by: ☐ Telex / SWIFT ☐ Mail ☐ Courier Service

Applicant’s Name	Account Manager’s Signature and Stamp

Authorized Signatory’s Signature	Date

Date

The undersigned hereby agrees to be bound, as a “Co-Applicant”, by the terms and conditions of (and as such term is defined in) the CONTINUING AGREEMENT FOR LETTERS OF CREDIT in place between Citibank, N.A. and the Applicant named above.

Co-Applicant Name (if applicable)	Co-Applicant Address

Authorized Signatory’s Signature	Date

Global Transaction Services

www.transactionservices.citigroup.com

©2007 Citibank, N.A. All rights reserved. Citi and Arc Design is a service mark of Citigroup Inc., used and registered throughout the world.

SWIFT, S.W.I.F.T. and SWIFT-derived products and service names (such as but not limited to S.W.I.F.T.Net) are trademarks of S.W.I.F.T. Scrl.

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EXHIBIT G

Form of Letter of Credit Application (BNP Paribas)

BNP Paribas S.A.
Global Trade Americas - Operations
525 Washington Blvd.
Jersey City, NJ 07310
201-850-6761 e-mail: nytfstandby@americas.bnpparibas.com (1)	Standby no.	(For Bank Use)

APPLICATION FOR IRREVOCABLE STANDBY LETTER OF CREDIT (Page 1 of 2)

If using this form electronically, you should tab between fields or DOUBLE-click them with your mouse. Check boxes can be marked by hitting your space bar. Please see guidelines for completing this application on page 2.

Subject to our Master Letter of Credit Agreement with you, please issue an Irrevocable Standby Letter of Credit (Standby) substantially as set forth below, and:

☐ send the original Standby directly to the Beneficiary
☐ send the Standby to the Advising Bank/Foreign Bank indicated below (for delivery to the beneficiary)
☐ send the original Standby to us or our agent as specified below (for delivery to the beneficiary)(2)

by	☐ cable (SWIFT/telex/cablegram)	☐ courier	☐ other:

☐            (Local Guarantee) Please issue your Standby in your standard/acceptable format(3) (as a counter guarantee) in favor of the Foreign Bank indicated below (or your affiliated office or correspondent bank, if none indicated) and request that they issue a Local Guarantee/Bond/Standby substantially as set forth below and/or in the attached specimen .  We recognize and agree that we will pay all charges imposed by this Foreign Bank for the Local Guarantee/Bond/Standby in addition to your own charges for the Standby that you issue even if such bank is chosen by you and even if such bank is an affiliated office of yours.

Please make the Standby subject to (ISP unless otherwise indicated)(4)
☐ the International Standby Practices (ISP)
☐ the Uniform Customs and Practices for Documentary Credits (UCP) currently in effect.

Advising Bank / Foreign Bank(3)	Applicant (name & address to appear in Standby) (5)

Beneficiary of Standby or Local Guarantee(6)	Amount, in words (U.S. dollars unless otherwise indicated)

Expiry Date of your Standby (month in words, day, year)

Attn:	Expiry date of Local Guarantee/Bond/Standby(7) (applicable only if Local Guarantee is required)

[Per regulatory requirements, please provide below a general description of the underlying transaction to enable proper classification of the Standby. This is for bank use only and will not be part of the Standby text.]

The purpose of this Standby is:

☐	Format of Standby, documents required and other instructions to be per attachment(s), which form an integral part of this application. (Note: All attachments should also be signed by the Applicant.)

Payment to be available to the beneficiary against presentation of:

☐	Beneficiary’s signed and dated statement stating the amount claimed and reading as follows:

Other documents (if any):

☐

(Evergreen / auto-extension clause) Please include language in the Standby which causes the Expiry Date to automatically, without amendment/notification, be extended for additional periods of                                        at a time unless you notify the Beneficiary (or Foreign Bank) at least                 days prior to the then-current Expiry Date of your election not to allow further automatic extensions. Please include an ultimate/final expiry date of                                                                   (optional).

Additional Conditions:

☐	Partial drawings are prohibited (permitted if not marked)
☐	Multiple drawings are prohibited (permitted if not marked)
☐	The Standby should be made transferable (not transferable if not marked)
☐	All bank charges other than those of the Issuing Bank are for the account of the Beneficiary (for Applicant if not marked)
☐	Other:

Original Standby to be delivered to (provide name, address and attention party, if other than beneficiary)(2):

Attn:

We hereby request the Bank to issue and process the Standby subject to the terms and provisions of this Application.  Furthermore, we agree that, if we request that the Standby be made subject to local law in the country or state of the Beneficiary, then, in addition to (and not as a limitation of) our other obligations to the Bank in respect to the Standby, we agree to reimburse you, indemnify you, and hold you harmless from and against any and all liabilities, claims, losses, obligations, costs or expenses  (including attorney’s fees and court costs) (the foregoing amounts are collectively referred to as “Losses”) that arise or that you incur in connection with such choice of law, including all Losses associated with an obligation to make payment after the stated Expiry Date of the Standby and/or the Local Guarantee.  In the event we request that the Standby, or any part thereof, be issued in a foreign language, then we agree to indemnify you from any and all Losses associated with errors in translation of the Standby or any documents presented thereunder.

Applicant’s Name:
(party against whose Master LC Agreement the Standby is to be issued / the obligor)(5)

Authorized Signature		Date

Phone No.:	Fax No.:

Instructions/Notes:

(1)          If the proper arrangements have been made, applications and inquiries may be submitted by fax or e-mail to the addresses listed.

(2)          By law, once issued, a standby letter of credit cannot be cancelled without the agreement of the beneficiary.  Even if the original standby is returned by the applicant without ever having been delivered to the beneficiary, it is established and can be drawn on per UCC, ISP & UCP. Mere return of the original is not sufficient for cancellation.

(3)          When the structure requested involves issuing a standby letter of credit as a counter-guarantee in favor of another bank with a request for that bank to issue their local guarantee/bond/standby, the counter-guarantee standby will be payable solely against the foreign bank’s simple demand stating that they have been drawn upon by the ultimate beneficiary under the Local Guarantee that they issued.

(4)          The International Standby Practices as approved by International Chamber of Commerce has been developed specifically for use with Standby Letters of Credit and therefore more accurately reflects the industry practices for handling and processing Standbys than does the UCP.  While UCP can be applied to Standby Letters of Credit, it was developed for use with commercial letters of credit, where the letter of credit is intended to serve as the vehicle of payment for goods.

(5)          The party referred to as “Applicant” in the Standby does not have to be the party actually applying for the Standby.  The party signing the application for the Standby must be the party who executed the Bank’s Master Letter of Credit Agreement and who is responsible for reimbursing the Bank for payments.  For the Beneficiary’s reference, someone else may be called the “Applicant” in the Standby.

(6)          To avoid delay in delivery to the appropriate party and enable delivery by courier/messenger, please provide the street address of the beneficiary and an attention party.  If you do not wish this information to appear in the Standby or if delivery is to be to a different address from that in the Standby, provide delivery instructions below the Additional Conditions section.

(7)          The expiry date of the Local Guarantee must be at least 15 days earlier than the expiry of the counter-guarantee Standby. Circumstances vary and longer periods may be required in certain countries.

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EXHIBIT H

Form of Letter of Credit Application (The Bank of Nova Scotia)

THE BANK OF NOVA SCOTIA

APPLICATION AND AGREEMENT FOR IRREVOCABLE
STANDBY LETTER OF CREDIT/LETTER OF GUARANTEE

Branch:	Date:	Bank Reference Number

New York Agency	October , 2010

1.	Please	☒ issue	☐ amend

☒	By airmail / Courier

Original to: ☐ Branch ☐ Applicant ☒ Beneficiary

☐	By Teletransmission

For our accounts the following:

☒	Irrevocable Standby Letter of Credit

Subject to: ☒ UCP ☐ ISP
(Place “x” in one box only)

☐	Irrevocable Letter of Guarantee

2.	Applicant (for the account of or on behalf of)

Name:	Constellation Energy Group, Inc.
[on behalf of sub’s name]

Address:	100 Constellation Way, Suite 600C
Baltimore, MD 21202

If more than one Applicant, joint and several:

Name:

Address:

3.	Beneficiary (In Favour Of)

ATTN :

4.	Amount in words (Specify Currency)

5.	Expiry date of L/C

Expiry date of supporting LC (if applicable)

6.	Details including purpose, documentation required and specific conditions, if any:

☒	Suggested Proforma attached duly signed bearing reference to this application.

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For Bank Use Only

Debit drawings to DDA Account

Number:	(CAD/USD)

Commission Rate

Customer Data Maintenance Form

Supplied/Attached (delete one)

Customer SLC/LG ID#

OLL INFORMATION

C.A.B. Transit #	(if applicable)

OLL/BLT Transit #

OLL Account #

OTHER LIABILITY LOAN NUMBERS

Customer Liability under SLC

Currency

Customer Liability under LG

Currency

Authorized Signature Number

Authorized Signature Number

The Undersigned hereby requests The Bank of Nova Scotia (the “Bank”) to issue or amend its Irrevocable Standby Letter of Credit or Irrevocable Letter of Guarantee substantially in compliance with specifications noted above.  If the Bank authorizes the issuance or amendment of its Irrevocable Standby Letter of Credit or Irrevocable Letter of Guarantee, its counter guarantee or supporting letter of credit, the Undersigned agrees to be bound by the terms and conditions set forth in the Credit Agreement, dated as of  October  15, 2010, among Constellation Energy Group, Inc.,  the Lenders named therein, Bank of America, N.A., as Administrative Agency, LC Bank and Swingline Lender, and The Bank of Nova Scotia as one of the Joint Lead Arrangers and Book Runners as well as an LC Issuing Bank therein.

Company Name (where applicable)

Constellation Energy Group, Inc.

[on behalf of sub’s name]

Company Contact to clarify instructions

Telephone Number:

Customer Signature

If more than one Applicant, joint and several:

Company Name

Customer Signature

(IN CASE OF INCORPORATED COMPANIES AND OTHER ORGANIZATIONS THIS FORM MUST BE SIGNED BY PROPERLY AUTHORIZED OFFICIALS)

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EXHIBIT I

Form of Notice of Conversion

Bank of America, N.A., as administrative agent for the lenders parties to the Credit Agreement referred to below

Mail Code: TX1-492-14-11

Bank of America Plaza

901 Main Street

Dallas, Texas 75202-3714

Fax: 214-290-9674

Attention: Mary H. Porter

[Date]

Ladies and Gentlemen:

The undersigned, Constellation Energy Group, Inc., refers to the Credit Agreement, dated as of October 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders parties thereto (together with their successors and assigns, the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as Swingline Lender and as LC Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the “Proposed Conversion”) as required by Section 2.03 of the Credit Agreement:

1.               The Business Day of the Proposed Conversion is                     , 200  .

2.               The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Advances].

3.               The aggregate amount of the Proposed Conversion is $                    .

4.               The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Advances].

(i)    The Interest Period for each Advance made as part of the Proposed Conversion is        month(s).(1)

The undersigned hereby represents and warrants that on the date hereof, and on the date of the Proposed Conversion, the Borrower’s request for the Proposed Conversion is, and will be, made in compliance with Section 2.03 of the Credit Agreement.

Very truly yours,

CONSTELLATION ENERGY GROUP, INC.

By
Name:
Title:

(1)          Delete for Base Rate Advances

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EXHIBIT J-1
Form of Opinion of In-House Counsel to the Borrower

[CEG LETTERHEAD]

October 15, 2010

To Bank of America, N.A.,
as Administrative Agent, LC Bank and Swingline Lender,

and the LC Banks and the Lenders
party to the Credit Agreement referred to below

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(a)(vii) of the Credit Agreement dated as of October 15, 2010 (the “Credit Agreement”) between Constellation Energy Group, Inc., a Maryland corporation (the “Company”), the Lenders named therein (the “Lenders”) and Bank of America, N.A., as Administrative Agent, LC Bank and Swingline Lender.  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

I am Senior Vice President and General Counsel for the Company. I am generally familiar with the Company’s corporate history, properties, operations and charter (including amendments, restatements and supplements thereto). In connection with this opinion, I have considered, among other things: (i) the articles of incorporation of the Company (or equivalent governing instrument), as amended and supplemented prior to the date hereof (the “Charter”); (ii) the by-laws of the Company (to the extent applicable); (iii) the Credit Agreement; (iv) the Notes issued by the Borrower on the date hereof (such Notes, together with the Credit Agreement are hereinafter referred to as the “Opinion Documents”) and (v) such other documents, transactions and matters of law as I deemed necessary in order to render this opinion.

My opinions expressed below are specifically subject to the following limitations, exceptions, qualifications and assumptions:

(a)           In the examination of any and all documents, instruments, certificates and agreements, I have assumed the genuineness of all signatures (other than those of the Company), the authenticity of all documents submitted to me as originals and the conformity to authentic, original documents of all documents submitted to me as certified, conformed or photostatic copies (other than the Charter and the by-laws (to the extent applicable) of the Company). I have also assumed that each natural person executing any document, instrument, certificate or agreement that I have reviewed in connection with this opinion was legally competent to do so.

(b)           As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assumed the accuracy of, certificates of public officials, the representations and warranties contained in the Credit Agreement and other information from responsible officers of the Company.

(c)           I have assumed that the Credit Agreement has been duly executed and delivered by the parties thereto (other than the Company), and that the Credit Agreement constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms.

(d)           I have assumed that there have been no oral or written amendments to the Credit Agreement, the Notes, or any documents, instruments, certificates or agreements entered into in connection therewith, and there has been no waiver of any of the provisions of any such documents, instruments, certificates or agreements, by actions or conduct of the parties or otherwise.

(e)           In basing the opinions and other matters set forth herein on “my knowledge,” the words “my knowledge” signify that, in the course of my representation of the Company, no information has come to my attention that would give me actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the documents, certificates, reports, and information on which I have relied are not accurate and complete.

(f)            The Charter and the Company’s by-laws (to the extent applicable), and all amendments thereto, have been adopted in accordance with all applicable legal requirements.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.             The Company is duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

2.             The Company has the corporate power and authority, and the legal right, to execute and deliver each of the Opinion Documents and to perform its obligations thereunder.  The Company has taken all necessary corporate action to authorize the execution and delivery of each of the Opinion Documents and the performance of its obligations thereunder, and each of the Opinion Documents has been duly executed and delivered by the Company.

3.             The execution and delivery by the Company of each of the Opinion Documents and the performance by the Company of its obligations thereunder will not violate (a) the Charter or by-laws of the Company, or (b) any law, rule or regulation applicable to the Company and covered by this opinion, based on existing facts of which I am aware or (c) any material contractual restriction binding on or affecting the Company, and do not result in or require the creation of any Lien upon or with respect to the Company’s properties.

I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland and the law of the United States of America.  I undertake no responsibility to update or supplement this opinion in response to changes in law or events or circumstances.  The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Maryland and the United States of America as currently in effect.

This opinion has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be relied upon by any other person or used, circulated, quoted, relied upon or otherwise referred to by any other person for the purpose of encouraging any such reliance or for any other purpose without my prior written consent.  Notwithstanding the foregoing, financial institutions which subsequently become Lenders in accordance with the terms of Section 8.04(b) of the Credit Agreement or which are the successors of or become the Administrative Agent, LC Bank or Swingline Lender in accordance with the terms of the Credit Agreement, may rely on this opinion letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

Very truly yours,

Charles A. Berardesco
Senior Vice President and General Counsel

EXHIBIT J-2
Form of Opinion of Special Counsel to the Borrower

[K&E Letterhead]

October 15, 2010

To the Administrative Agent, the Swingline Lender, the LC Banks and the Lenders under the
Credit Agreement (referred to below)
on the date hereof:

Re:                               Credit Agreement, dated as of October 15, 2010, by and between Constellation Energy Group, Inc., a Maryland corporation (the “Borrower”), the lenders party thereto (the “Lenders”) and Bank of America, as administrative agent (in such capacity, the “Administrative Agent”) (such credit agreement as in effect on the date hereof herein referred to as the “Credit Agreement”)

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to the Borrower under the Credit Agreement.

The opinions expressed hereby are being provided pursuant to Section 3.01(a)(vii) of the Credit Agreement.  The Administrative Agent, the Swingline Lender, the LC Banks and the Lenders are herein called “you”.  Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (with references herein to the Credit Agreement and each document defined therein meaning the Credit Agreement and each such document as executed and delivered on the date hereof (or if executed and delivered on an earlier date, as the same is in effect on the date hereof)).

We have reviewed executed counterparts of the Credit Agreement and the Notes, each in the form executed and delivered on the date hereof (collectively, the “Opinion Documents”).  Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion letter and in the schedules attached to this letter, we advise you, and with respect to each legal issue addressed in this opinion letter, it is our opinion, that:

1.             Each Opinion Document is a legal, valid and binding obligation of the Borrower, and is enforceable against the Borrower in accordance with its terms.

2.             The execution and delivery by the Borrower and the performance of its obligations under each Opinion Document will not, based on existing facts of which we are aware, constitute a violation by the Borrower of any applicable provision of existing United

States federal or New York State statutory law or governmental regulation applicable to the Borrower and covered by this opinion letter.

3.             The Borrower is not currently required to obtain any material consent, approval, authorization or order of, or make any filings with any United States federal or State of New York court or governmental body, authority or agency in order to obtain the right (a) to execute and deliver the Opinions Documents, or (b) to perform its obligations under the Opinion Documents except for: (i) actions or filings required in connection with the ordinary course conduct by the Borrower of its business and ownership or operation by the Borrower of its assets and (ii) any actions or filings that might be required by any banking, insurance or other regulatory statute to which you may be subject or by any laws, regulations or governmental requirements set forth on Schedule C hereto (as to each of which we express no opinion).

4.             The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.             Assuming the Borrower complies with the provisions of the Credit Agreement relating to the use of proceeds, neither the execution and delivery by the Borrower of the Credit Agreement, nor the consummation of the lending transactions contemplated therein to occur on or prior to the date hereof in accordance therewith has resulted in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System.

In preparing this letter, we have relied without any independent verification upon the assumptions recited in Schedule B tot his letter and upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Credit Agreement; (iii) factual information provided to us in a support certificate executed by the Borrower; and (iv) factual information we have obtained from such other sources as we have deemed reasonable.  We have examined the originals or copies certified to our satisfaction, of such other corporate records of the Borrower as we deem necessary for or relevant to our opinions, certificates of public officials and the officers of the Borrower, and we have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph, are unwarranted or that any information supplied in this letter is wrong.  The terms “knowledge,” “actual knowledge” and “aware” whenever used in this letter with respect to our firm mean conscious awareness at the time this letter is delivered on the date it bears by the following Kirkland & Ellis LLP lawyers who are the only lawyers at Kirkland & Ellis LLP that have had significant involvement with the negotiation or preparation of the Credit Agreement (herein called our “Designated Transaction Lawyers”):  Ashley S. Gregory, Ipek Seniz Yakut and Jillian Gautier.

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Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York or the Federal law of the United States which, in each case, in our experience is generally applicable both to general business organizations which are not engaged in regulated business activities and to transactions of the type contemplated in the Opinion Documents between the Borrower, on the one hand, and you, on the other hand (but without our having made any special investigation as to any other laws), except that we express no opinion or advice as to any law or legal issue (a) which might be violated by any misrepresentation or omission or a fraudulent act, or (b) to which the Borrower may be subject as a result of your legal or regulatory status, your sale or transfer of the Letters of Credit, the Commitment or Extensions of Credit or interests therein or your involvement in the transactions contemplated by the Opinion Documents.  We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.  Our opinions are subject to all applicable qualifications in Schedule A hereto and do not cover or otherwise address any law or legal issue which is identified in Schedule C hereto or any provision in the Opinion Documents of any type identified in Schedule D hereto.  Provisions in the Opinion Documents which are not excluded by Schedule D or any other part of this letter or its attachments are called the “Relevant Agreement Terms.”

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.  It is possible that some Relevant Agreement Terms of a remedial nature contained in the Opinion Documents may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms of a remedial nature contained in the Opinion Documents.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.  The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

You may rely upon this letter only for the purpose served by the provision in the Credit Agreement cited in the second paragraph of this opinion letter in response to which it has been delivered.  Without our written consent:  (i) no person other than you (or your permitted successors and assigns) may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in

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any other document or communication which might encourage reliance upon this opinion letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance.  Notwithstanding the foregoing, financial institutions which subsequently become Lenders in accordance with the terms of Section 8.04(b) of the Credit Agreement or which are the successors of or become the Administrative Agent, LC Bank or Swingline Lender in accordance with the terms of the Credit Agreement, may rely on this opinion letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

Sincerely,

KIRKLAND & ELLIS LLP

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Schedule A

General Qualifications

All of our opinions (“our opinions”) in the letter to which this Schedule is attached (“our letter”) are subject to each of the qualifications set forth in this Schedule.

1.             Bankruptcy and Insolvency Exception.  Each of our opinions is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors’ rights generally.  This exception includes:

(a)           the federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

(b)           all other federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

(c)           state fraudulent transfer and conveyance laws; and

(d)           judicially developed doctrines in this area, such as substantive consolidation of entities, equitable subordination and the recharacterization of debt.

2.             Equitable Principles Limitation.  Each of our opinions is subject to the effect of general principles of equity, whether applied by a court of law or equity.  This limitation includes principles:

(a)           governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

(b)           affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

(c)           requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

(d)           requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

(e)           requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

(f)            requiring consideration of the commercial impracticability or impossibility of performance at the time of attempted enforcement; and

(g)           affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract.

3.             Other Common Qualifications.  Each of our opinions is subject to the effect of rules of law that:

(a)           limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

(b)           provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(c)           limit the availability of a remedy under certain circumstances where another remedy has been elected;

(d)           provide a time limitation after which a remedy may not be enforced;

(e)           limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy, for strict product liability or for liabilities arising under securities laws or litigation against another party determined adversely to such party;

(f)            may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(g)           govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

(h)           may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

(i)            limit the enforceability requirements in the Opinion Documents that provisions therein may only be waived or amended in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any such provision.

4.             Referenced Provision Qualification.  Our opinions, insofar as they relate to the validity, binding effect or enforceability of any provision (the “First Provision”) in the Opinion Documents requiring the Borrower to perform its obligations under, or to cause any other person to perform its obligations under, any provision (the “Second Provision”) of the Opinion Documents, or stating that any action will be taken as provided in or in accordance with any such Second Provision, are subject to the same qualifications as the corresponding opinion in this letter relating to the validity, binding effect and enforceability of such Second Provision.

5.             Lender’s Regulatory Qualification.  We express no opinion with respect to, and our opinions are subject to, the effect of the compliance or noncompliance of each of you with any state or federal laws or regulations applicable to you because of your legal or regulatory status or the nature of your business or requiring you to qualify to conduct business in any jurisdiction.

6.             Usury Qualification.  We express no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for, other than the internal laws of the State of New York and, without limiting the foregoing, we expressly disclaim any opinions as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of federal preemption or otherwise) which may be applicable to the transactions contemplated by the Opinion Documents.

Schedule B

Assumptions

For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

1.             You are existing and in good standing in your jurisdiction of organization.

2.             The Borrower is existing and in good standing in its jurisdiction of organization.

3.             You have full power and authority (including without limitation under the laws of your jurisdiction of organization) to execute, deliver and to perform your obligations under the Credit Agreement and the Credit Agreement has been duly authorized by all necessary action on your part and has been duly executed and duly delivered by you.

4.             The Borrower has the full power and authority (including, without limitation, under the laws of its jurisdiction of organization) to execute, deliver and to perform its obligations under the Opinion Documents, and the Opinion Documents has been duly authorized by all necessary action on its part and has been duly executed and delivered by the Borrower.

5.             The Credit Agreement constitutes valid and binding obligations of yours and is enforceable against you in accordance with its terms (subject to qualifications, exclusions and other limitations similar to those applicable to our letter).

6.             You have complied with all legal requirements pertaining to your status as such status relates to your rights to enforce the Opinion Documents against the Borrower.

7.             The execution, delivery and performance by the Borrower of the Opinion Documents will not (a) violate any existing provisions of the Charter Documents (as defined below) of the Borrower, (b) constitute a violation by the Borrower of any applicable provision of existing laws or governmental regulation (except that this assumption is limited to existing laws and regulations other than the laws of the State of New York or United States federal statutory law, to the extent covered by our opinion in paragraph 2 or 3) or (c) conflict in any material respect with any agreement to which it or its properties are bound.

8.             You have satisfied those legal requirements that are applicable to you to the extent necessary to make the Credit Agreement enforceable against you.

9.             You have acted in good faith and without notice of any defense against the enforcement of any rights created by the transactions effected under the Opinion Documents (herein called the “Transactions”).

10.           Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

11.           Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic, and all relevant official public records to which each such certificate relates are accurate and complete.

12.           There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

13.           The conduct of the parties to the Opinion Documents has complied with any requirement of good faith, fair dealing and conscionability.

14.           With respect to the opinions set forth in paragraphs 2 and 3 of this letter, all parties to Transactions will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Opinion Documents.

15.           There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course or prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Opinion Documents.

16.           With respect to the opinions set forth in paragraphs 2 and 3 of this letter, the Borrower will not in the future take any discretionary action (including a decision not to act) permitted under the Opinion Documents that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which the Borrower may be subject.

17.           No Lender is subject to Regulation T of the Board of Governors of the Federal Reserve System; and no proceeds of the Letters of Credit or Advances will be used for the purpose of acquiring “margin securities” as such term is defined in Regulation U or for any purpose which would violate or be inconsistent with the Credit Agreement.

18.           The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

19.           All agreements, other than the Opinion Documents with respect to which we have provided advice in our letter or reviewed in connection with our letter, would be enforced as written.

20.           With respect to the opinions set forth in opinion paragraphs 1, 2 and 3, we assume the Borrower will in the future obtain all permits and governmental approvals required, relevant to the consummation of the transactions to be consummated pursuant to the Opinion Documents or performance of the Opinion Documents.

21.           All information required to be disclosed in connection with any consent or approval by the board of directors or stockholders (or equivalent governing group) of the Borrower and all other information required to be disclosed in connection with any issue relevant to our opinions has in fact been fully and fairly disclosed to all persons to whom it is required to be disclosed and no such disclosure contains any relevant error or omission.

22.           The Borrower’s certificate of incorporation (or equivalent governing instrument), all resolutions adopted establishing classes or series of stock or other equity interests under that instrument, and the Borrower’s bylaws (or equivalent governing instrument) (“Charter Documents”), and all amendments to such Charter Documents, have been adopted in accordance with all applicable legal requirements.

23.           Each natural person who is executing any Opinion Document on behalf of the Borrower has sufficient legal capacity to enter into such Opinion Document, and we have no actual knowledge of any such incapacity.

24.           Each person who has taken any action relevant to any of our opinions in the capacity of director or officer was duly elected to that director or officer position and held that position when such action was taken.

25.           The transactions contemplated by the Opinion Documents are directly or indirectly related to the business interests of the Borrower.

Schedule C

Excluded Law and Legal Issues

None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1.             federal securities laws and regulations (including all other laws and regulations administered by the United States Securities and Exchange Commission), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments (except with respect to the Investment Company Act of 1940, as amended, to the extent of our opinion in opinion paragraph 4);

2.             pension and employee benefit laws and regulations (e.g., ERISA);

3.             federal and state antitrust and unfair competition laws and regulations;

4.             compliance with fiduciary duty requirements;

5.             the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing;

6.             fraudulent transfer and fraudulent conveyance laws;

7.             federal patent, trademark and copyright, state trademark, and other federal and state intellectual property laws and regulations;

8.             federal and state environmental, land use and subdivision, tax, racketeering (e.g., RICO), health and safety (e.g., OSHA), and labor laws and regulations;

9.             the Communications Act and the rules, regulations and policies of the Federal Communications Commission promulgated thereunder;

10.           any laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act);

11.           any laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or any related enabling legislation or any other similar executive order (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency

Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time, and the rules, regulations and policies promulgated thereunder and any foreign assets control regulations of the United States Treasury Department or any enabling legislation or orders relating thereto;

12.           the effect of any law, regulation or order which hereafter is enacted, promulgated or issued;

13.           other than the specific opinion set forth in opinion paragraph 5, Federal Reserve Board margin regulations;

14.           other than the specific opinion set forth in opinion paragraph 3, federal and state laws and regulations concerning filing and notice requirements, other than requirements applicable to charter-related documents such as a certificate of merger;

15.           federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;

16.           other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

We note that we are not regulatory counsel to the Borrower or any of its affiliates, and we express no opinion herein regarding, and we expressly exclude from the scope hereof, any matter concerning any law or regulation applicable to the Borrower or any of its affiliates as a result of the nature of the Borrower’s or any of its affiliates’ business activities or the business in which it is engaged, including, without limitation, the Atomic Energy Act of 1954, the Securities and Exchange Commission or the Nuclear Regulatory Commission implementing the foregoing, any other federal, state or local law or regulation related in any manner to public utilities, electric utilities, nuclear assets, the generation, sale, purchase or transmission of energy or similar law or regulation.

Additionally, we note that we are not environmental counsel to the Borrower or any of its affiliates, and we express no opinion herein regarding, and we expressly exclude from the scope hereof, any environmental matter, including without limitation any matter concerning any environmental law or environmental regulation, applicable to the Borrower or any of its affiliates (including, without limitation, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, Liability Act and the Resource Conservation and Recovery Act, any other federal, state, or local environmental law or regulation) relating to any of the Borrower, any of its affiliates, or the business or operations of any of the foregoing.

We have not undertaken any research for purposes of determining whether the Borrower or any of the Transactions which may occur in connection with the Opinion Documents is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable both to general business corporations which are not engaged in regulated business activities and to transactions of the type contemplated by the Opinion Documents to occur on the date hereof, and none of our opinions covers any such law or other requirement unless (i) one of our Designated Transaction Lawyers had actual knowledge of its applicability at the time our letter was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in our letter or in any Schedule to our letter.

Schedule D

Excluded Provisions

None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Opinion Documents:

1.             Choice-of-law provisions, other than the selection of New York law under choice of law rules in New York.

2.             Indemnification for negligence, willful misconduct or other wrongdoing or strict product liability or any indemnification for liabilities arising under securities laws.

3.             Provisions mandating contribution towards judgments or settlements among various parties.

4.             Waivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter claim or set-off, (iv) statutes of limitations, (v) rights to notice, (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vii) broadly or vaguely stated rights, (viii) rights to jury trial, and (ix) other benefits, in each case, to the extent they cannot be waived under applicable law.

5.             Provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, and increased interest rates upon default.

6.             Time-is-of-the-essence clauses.

7.             Provisions which provide a time limitation after which a remedy may not be enforced.

8.             Agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal or subject matter jurisdiction); provisions restricting access to courts; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts.

9.             Provisions appointing one party as an attorney in fact or providing that the decision of any particular person will be conclusive or binding on others.

10.           Provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties.

11.           Provisions which purport to award attorneys’ fees solely to one party.

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12.           Provisions purporting to create a trust or constructive trust without compliance with applicable trust law.

13.           Provisions in the Opinion Documents requiring the Borrower to perform its obligations under, or to cause any other person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any other agreement.

14.           Provisions, if any, which are contrary to the public policy of any jurisdiction.

15.           Confession of judgment provisions.

16.           Provisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like.

17.           Confidentiality agreements.

18.           Provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.

19.           Provisions that provide for the appointment of a receiver.

20.           Provisions relating to the application of insurance proceeds and condemnation awards.

21.           Provisions that authorize you to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by you to or for the account of the Borrower.

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EXHIBIT K

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.03[(b)][(c)] of the Credit Agreement, dated as of October 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders parties thereto (together with their successors and assigns, the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as Swingline Lender and as LC Bank.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.  The undersigned certifies in [his][her] capacity as an officer of the Borrower holding the office specified in item 1 below:

1.             I am the duly elected, qualified and acting [Chief Financial Officer] [Treasurer] of the Borrower.

2.             I have reviewed and am familiar with the contents of this Certificate.

3.             Attached hereto as Attachment 1 (the “Financial Statements”) are the financial statements required to be delivered under Section 5.03[(b)][(c)] which I certify as having been prepared in accordance with generally accepted accounting principles consistently applied [except as set forth below] and subject to changes resulting from year end adjustments.  As of the date of this Certificate I have no knowledge of the existence, of any condition or event which constitutes an Unmatured Default or an Event of Default that has occurred and is continuing[, except as set forth below].

4.             Attached hereto as Attachment 2 are the computations showing compliance with the covenant set forth in Section 5.04 of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this            day of         , 20    .

By
Name:
[Chief Financial Officer][Treasurer]

Attachment 1
to Exhibit K

[Set forth Financial Statements]

Attachment 2
to Exhibit K

The information described herein is as of             , 20  , and pertains to the period from                   , 20   to                   , 20  .

[Set forth Covenant Calculation]

EXHIBIT L

Form of Liquidity Report Certificate

LIQUIDITY REPORT CERTIFICATE

                         , 20

THIS LIQUIDITY REPORT CERTIFICATE (this “Certificate”) is delivered to you pursuant to Section [3.01(a)(vi)][5.03(b)] of the Credit Agreement, dated as of October 15, 2010 (the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders parties thereto (together with their successors and assigns, the “Lenders”) and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The undersigned hereby certifies, in [his][her] capacity as an officer of the Borrower holding the office set forth below [his][her] name below, to the Administrative Agent, the Swingline Lender, each LC Bank and each Lender that:

1.             Attached hereto as Annex I is a Liquidity Report of the Borrower for the period through                   (1).

2.             The Liquidity Report attached hereto was prepared in good faith based upon assumptions believed by the Borrower and its management to be reasonable at the time made in light of the circumstances when made (it being understood that such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

By
Name:
[Chief Financial Officer][Treasurer]

(1)                                  Insert date no earlier than the Termination Date.